Exhibit 2.1

Execution Copy

PURCHASE AGREEMENT

among

ONEBEACON INSURANCE GROUP, LTD.,

ONEBEACON INSURANCE GROUP LLC,

ONEBEACON AMERICA INSURANCE COMPANY,

THE EMPLOYERS’ FIRE INSURANCE COMPANY,

THE CAMDEN FIRE INSURANCE ASSOCIATION,

HOMELAND INSURANCE COMPANY OF NEW YORK,

ONEBEACON INSURANCE COMPANY,

ONEBEACON MIDWEST INSURANCE COMPANY,

PENNSYLVANIA GENERAL INSURANCE COMPANY,

THE NORTHERN ASSURANCE COMPANY OF AMERICA

and

TOWER GROUP, INC.

Dated as of February 2, 2010

i

SCHEDULES

Schedule	Description
Schedule 1.1A	Associated Assets
Schedule 1.1B	Specialty Lines Programs
Schedule 1.1C	Knowledge (Seller Parent)
Schedule 1.1D	Knowledge (Buyer)
Schedule 1.1E	Pro Forma Adjustments
Schedule 4.3	Consents and Approvals (Seller Parent)
Schedule 4.4(a)	Shares; Units; Surplus Notes
Schedule 4.7(a)	Legal Proceedings
Schedule 4.8(b)	Guaranty Fund Assessments
Schedule 4.8(c)	Company Defaults
Schedule 4.9(a)	Absence of Certain Changes
Schedule 4.9(a)(ii)(F)	Entry into Material Affiliate Agreements
Schedule 4.9(b)	Business of Renewal Rights Sellers
Schedule 4.9(c)	No Material Adverse Effect
Schedule 4.10(a)	Compliance with Law
Schedule 4.10(b)	Licensed Jurisdictions; State of Domicile
Schedule 4.10(f)	Insurance Companies’ Premium Rates
Schedule 4.11	Filings
Schedule 4.12(a)(i)	Agents of Insurance Companies and Renewal Rights Sellers
Schedule 4.12(a)(ii)	Binding Authority
Schedule 4.12(b)	Agent Compensation
Schedule 4.14	Market Conduct
Schedule 4.15(a)	Insurance Issued by the Companies; Subject Policies
Schedule 4.15(b)	Tiered Claims
Schedule 4.16(a)	Reinsurance and Retrocession Treaties and Agreements
Schedule 4.16(a)(i)	Consents under Ceded Reinsurance Agreements
Schedule 4.17(a)	Material Contracts
Schedule 4.17(b)	Certain Seller and Company Contracts
Schedule 4.17(c)	Commercial Lines Agreement Covenants
Schedule 4.18(a)(i)	Owned Exclusively Used Intellectual Property
Schedule 4.18(a)(ii)	Licensed Exclusively Used Intellectual Property
Schedule 4.18(b)(i)	Owned Generally Used Intellectual Property
Schedule 4.18(b)(ii)	Licensed Generally Used Intellectual Property
Schedule 4.18(c)	Excluded Intellectual Property
Schedule 4.18(d)	Intellectual Property Encumbrances
Schedule 4.18(f)	Material Agreements or Arrangements
Schedule 4.18(i)	Employee Confidentiality Agreements
Schedule 4.19(a)	Real Estate Leases
Schedule 4.19(b)	Right to Quiet Enjoyment
Schedule 4.19(d)	Third-Party Right to Occupancy
Schedule 4.20	Title to Assets
Schedule 4.21	Sufficiency of Assets and Contractual Rights
Schedule 4.22(i)	In-Force Policies
Schedule 4.22(ii)	Business Written on a Reinsurance Basis
Schedule 4.24(b)	Affiliated Group Companies
Schedule 4.24(c)	Tax Returns
Schedule 4.24(e)	Audits
Schedule 4.24(f)	Tax Return Extensions

Schedule	Description
Schedule 4.24(g)	Power of Attorney
Schedule 4.24(h)	Tax Sharing and Allocation Agreement Parties
Schedule 4.24(t)	Surplus Notes
Schedule 4.24(x)	Internal Revenue Code Section 846(e) Elections
Schedule 4.25(a)	Benefit Plans
Schedule 4.26(b)	Labor Disputes
Schedule 4.27(b)	Governmental Authority
Schedule 4.28	Agreements of Related Party Transactions
Schedule 4.30	Environmental Matters
Schedule 4.32	Bank Accounts
Schedule 5.3	Consents and Approvals (Buyer)
Schedule 6.1(A)	Conduct of Business
Schedule 6.1(B)	Continuation of Current Plans
Schedule 6.6(a)	Costs of Obtaining Certain Consents
Schedule 6.6(b)	Cost of Services
Schedule 6.10(i)	Severance
Schedule 6.12(b)	Related Party Transactions
Schedule 6.17(c)	Carried Loss and Loss Expense Reserves as of December 31, 2009
Schedule 6.17(c-1)	Description of Process
Schedule 6.17(c-2)	Unreported Patterns and Loss Ratios
Schedule 6.17(c-3)	Costs Per Claim
Schedule 6.17(c-4)	Recording of IBNR for ULAE
Schedule 6.18(d)	Restricted Policyholders
Schedule 6.20(b)	Management Companies Surviving Contracts
Schedule 6.27	Lease Agreement Terms

EXHIBITS

Exhibit	Description
Exhibit A	Form of Acquired Business Administrative Services Agreements
Exhibit B	Form of Acquired Business Reinsurance Agreements
Exhibit C	Form of Purchase Notes
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Commutation Agreements
Exhibit F	Form of Excluded Business Administrative Services Agreements
Exhibit G	Form of Excluded Business Reinsurance Agreements
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of Trust Agreements

v

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 2, 2010, by and among OneBeacon Insurance Group, Ltd., an exempted limited liability company organized under the laws of Bermuda (“Seller Parent”), OneBeacon Insurance Group LLC, a limited liability company organized under the laws of the State of Delaware (“OneBeacon LLC”), OneBeacon America Insurance Company, an insurance company organized under the laws of the Commonwealth of Massachusetts (“OneBeacon America”), The Employers’ Fire Insurance Company, an insurance company organized under the laws of the Commonwealth of Massachusetts (“Employers Fire”), The Camden Fire Insurance Association, an insurance company organized under the laws of the State of New Jersey (“Camden Fire”), Homeland Insurance Company of New York, an insurance company organized under the laws of the State of New York (“Homeland New York”), OneBeacon Insurance Company, an insurance company organized under the laws of the Commonwealth of Pennsylvania (“OneBeacon Insurance”), OneBeacon Midwest Insurance Company, an insurance company organized under the laws of the State of Wisconsin (“OneBeacon Midwest”), Pennsylvania General Insurance Company, an insurance company organized under the laws of the Commonwealth of Pennsylvania (“Pennsylvania General”), The Northern Assurance Company of America, an insurance company organized under the laws of the Commonwealth of Massachusetts (“Northern Assurance,” and, together with OneBeacon Insurance, OneBeacon Midwest, Pennsylvania General, OneBeacon America, Employers Fire and Camden Fire, collectively, the “Renewal Rights Sellers,” and together with Seller Parent, OneBeacon LLC and Homeland New York, collectively, “Sellers”), and Tower Group, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, OneBeacon LLC is a wholly owned indirect Subsidiary of Seller Parent and directly or indirectly owns (i) all of the issued and outstanding capital stock of each of OneBeacon America, Employers Fire, Camden Fire and Homeland New York, (ii) 100 membership units of Adirondack AIF, LLC, a limited liability company organized under the laws of the State of New York (“Adirondack Management”), which membership units constitute all of the issued and outstanding equity interests of Adirondack Management, and (iii) one membership unit of New Jersey Skylands Management LLC, a limited liability company organized under the laws of the State of Delaware (“Skylands Management”), which membership unit constitutes all of the issued and outstanding equity interests of Skylands Management (the membership units described by clauses (ii) and (iii), collectively, the “Units”);

WHEREAS, (i) OneBeacon America owns 31,250 shares of common stock, par value $100.00 per share, of York Insurance Company of Maine, an insurance company organized under the laws of the State of Maine (“York”), which shares constitute all of the issued and outstanding capital stock of York, and (ii) Employers Fire owns 20,000 shares of common stock, par value $100.00 per share, of Massachusetts Homeland Insurance Company, an insurance company organized under the laws of the Commonwealth of Massachusetts (“Homeland”), which shares constitute all of the issued and outstanding capital stock of Homeland (the shares described in clauses (i) and (ii), collectively, the “Shares”);

WHEREAS, (i) Adirondack Management manages Adirondack Insurance Exchange, a reciprocal insurance exchange organized and existing under the laws of the State of New York (“Adirondack Exchange”), and (ii) Skylands Management manages New Jersey Skylands Insurance Association, a reciprocal insurance exchange organized and existing under the laws of the State of New Jersey (“Skylands Association” and, together with Adirondack Exchange, the “Reciprocals”);

WHEREAS, (i) Homeland New York is the holder of a surplus note issued by Adirondack Exchange (the “Adirondack Surplus Note”) in the aggregate principal amount of $70,700,000 and (ii) Camden Fire is the holder of a surplus note issued by Skylands Association in the aggregate principal amount of $31,450,000 comprised of a $31,250,000 surplus loan and a $200,000 security deposit loan (the “Skylands Surplus Note” and, together with the Adirondack Surplus Note, the “Surplus Notes”);

WHEREAS, York, Homeland, Adirondack Management, Skylands Management, the Reciprocals and the Reciprocal Subsidiary (collectively, the “Companies”) and the Renewal Rights Sellers are engaged in the Business (as hereinafter defined); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares, the Units, the Surplus Notes, the Renewal Rights and certain of the assets and rights associated with the Business.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.            Definitions.  For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“2009 HO Quota Share Reinsurance Agreement” has the meaning set forth in Section 4.16(c).

“2010 HO Quota Share Reinsurance Agreement” has the meaning set forth in Section 4.16(c).

“Accommodation Policies” means Subject Policies that are landlord protector Insurance Policies, and any renewals thereof, written by a Tower Reinsurer on behalf of the Renewal Rights Sellers pursuant to the Acquired Business Administrative Services Agreements

in jurisdictions in which the Renewal Rights Sellers are currently writing such Subject Policies but with respect to which an Impediment exists.

“Accounting Firm” has the meaning set forth in Section 7.2(b).

“Acquired Business Administrative Services Agreements” means the separate Acquired Business Administrative Services Agreements to be dated as of the Closing Date between a Tower Reinsurer and each of the Renewal Rights Sellers, in the form of Exhibit A, pursuant to which a Tower Reinsurer will issue and administer, as applicable, the Reinsured Policies.

“Acquired Business Reinsurance Agreements” means the separate Acquired Business Reinsurance Agreements to be dated as of the Closing Date between a Tower Reinsurer and each of the Renewal Rights Sellers in the form of Exhibit B, pursuant to which a Tower Reinsurer will reinsure the Reinsured Policies written by or on behalf of such Renewal Rights Seller.

“Acquired Companies” means Homeland, York and the Management Companies.

“Acquired Companies Statutory Capital” means the combined surplus as regards policyholders of Homeland and York determined in accordance with SAP (as required to be reflected on line 35 of the “Liabilities, Surplus and Other Funds” page of the 2009 NAIC Annual Statement Blank).

“Action” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, whether civil, criminal, regulatory or otherwise, in law or in equity.

“Actual Costs” has the meaning set forth in Section 6.6(b).

“Adirondack Exchange” has the meaning set forth in the Recitals.

“Adirondack Exchange Advisory Committee Rules” means the Rules of the Advisory Committee of Adirondack Exchange.

“Adirondack Exchange Declaration” means the Adirondack Insurance Exchange Declaration of Initial Subscribers and Attorney-In-Fact.

“Adirondack Exchange Subscriber’s Agreement” means the Adirondack Insurance Exchange Subscriber’s Agreement, which is appended to Insurance Policies issued by Adirondack Exchange.

“Adirondack Management” has the meaning set forth in the Recitals.

“Adirondack Management Agreement” means the 2004 Insurance Management Services Agreement between Adirondack Management and Adirondack Exchange, along with any subscriber agreements, powers of attorney, and other documents and ancillary agreements entered into in connection therewith.

“Adirondack Surplus Note” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person; provided, however, that, other than for purposes of Sections 4.28 and 6.12, neither White Mountains Insurance Group, Ltd. nor any Affiliate of White Mountains Insurance Group, Ltd. shall be deemed to be an Affiliate of Seller Parent or any Person controlled by Seller Parent other than Seller Parent and any Person controlled by Seller Parent. The term “control,” for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

“Affiliated Group” has the meaning set forth in Section 1504(a) of the Code.

“Agreement” has the meaning set forth in the Preamble.

“Allocable Amount” has the meaning set forth in Section 2.3(c).

“Ancillary Agreements” means the Acquired Business Reinsurance Agreements, the Excluded Business Reinsurance Agreements, the Acquired Business Administrative Services Agreements, the Excluded Business Administrative Services Agreements, the Transition Services Agreement, the Trust Agreements, the Commutation Agreements, the Purchase Notes (if required to be issued pursuant to Article II), the Bill of Sale and the Lease Agreements.

“Applicable Law” means any federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree, directive, principle of common law or written interpretation of any of the foregoing by a Governmental Authority applicable to a Person or any such Person’s Subsidiaries, properties, assets, officers, directors, employees or agents.

“Associated Assets” means (i) the Transferred Owned Intellectual Property not owned by any Acquired Company as of the Closing Date (excluding Records), (ii) the Records, (iii) the Renewal Rights, (iv) all tangible personal property and other physical assets of any Seller used exclusively in the Business and (v) the assets listed on Schedule 1.1A.  For the avoidance of doubt, the Associated Assets do not include any Intellectual Property other than the Transferred Owned Intellectual Property.

“Audit” has the meaning set forth in Section 4.24(e).

“Audited Balance Sheet” has the meaning set forth in Section 6.17(b).

“Audited Financial Statements” has the meaning set forth in Section 6.17(a).

“Benefit Plans” has the meaning set forth in Section 4.25(a).

“Bill of Sale” means a bill of sale in the form of Exhibit D to be delivered by Sellers to Buyer on the Closing Date to effect the transfer of the Associated Assets.

“Business” means the development, marketing, underwriting, issuance, sale, administration, renewal, reinsurance or servicing of voluntary and involuntary property and casualty Insurance Policies to individuals and households in their private capacity, including automobile, homeowners’, fire, tenant-occupied dwellings, personal umbrella, personal inland marine, watercraft supported by homeowners or package, package, mobile home, landlord protector and fire Insurance Policies, in each case other than personal lines Insurance Policies constituting surplus lines policies for high-value property coverages or a part of Sellers’ specialty personal lines programs described on Schedule 1.1B, including the specialty collector car and boat program, or any business currently conducted by Essentia Insurance Company, AutoOne Insurance Agency, Inc., AutoOne Insurance Company, AutoOne Management Company, Inc., AutoOne Select Insurance Company, Houston General Insurance Company, Houston General Insurance Exchange and Houston General Insurance Management Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are required to be closed for regular banking business.

“Business Employees” has the meaning set forth in Section 4.25(e).

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.10(d).

“Buyer Indemnitee” has the meaning set forth in Section 9.2(a).

“Buyer Tax Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Buyer TSA Consent Cost Cap” has the meaning set forth in Schedule 6.6(a).

“Camden Fire” has the meaning set forth in the Preamble.

“Cash Equivalents” shall mean cash, checks, money orders, short-term instruments issued by the U.S. treasury having a term to maturity of no longer than 90 days and other cash equivalents, funds in time and demand deposits or similar accounts.

“Ceded Reinsurance Agreements” has the meaning set forth in Section 4.16(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means the actual date and time at which the Closing occurs.

“COBRA” means Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Commercial Lines Agreement” has the meaning set forth in Section 4.17(c).

“Commercial Lines Agreement Covenants” has the meaning set forth in Section 4.17(c).

“Commercial Lines Business” means competing for or engaging in the marketing, sale or distribution of any commercial property, general liability, automobile, workers compensation, umbrella and associated liability insurance coverages designed for and purchased by businesses to cover business risks and properties.

“Commutation Agreements” means the Commutation Agreements to be dated as of the Closing Date (and to be effective immediately prior to the effective time of the Excluded Business Reinsurance Agreement) between each of Homeland and York and OneBeacon Insurance, in the form of Exhibit E, pursuant to which the Insurance Policies written by Homeland and York will be commuted to Homeland or York, as applicable.

“Companies” has the meaning set forth in the Recitals.

“Company Confidential Information” has the meaning set forth in Section 4.18(i).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(i).

“Consents” has the meaning set forth in Section 6.6(a).

“Consumer Privacy Information” means personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients.

“Continuing Business Employees” has the meaning set forth in Section 6.10(a).

“Contract” means any agreement, contract, option, license, instrument, mortgage, obligation, note, franchise commitment, arrangement, lease, promise, treaty, appointment, authorization, endorsement, rider, binder, policy, certificate, slip, cover or undertaking or understanding (in each case whether written or oral and whether express or implied) that is legally binding.

“Data” has the meaning set forth in Section 4.18(h).

“Domiciliary Regulators” means the Governmental Authorities responsible for regulating insurance companies in the Insurance Companies’ respective states of domicile.

“Eligible Insurance Proceeds” has the meaning set forth in Section 9.4(f).

“Employee Confidentiality Agreements” has the meaning set forth in Section 4.18(i).

“Employers Fire” has the meaning set forth in the Preamble.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, Contract, commitment, warrant, demand, encumbrance, equitable interest, lien, mortgage, charge, option, purchase right, pledge, security interest, right of first refusal, or other rights of third parties or restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Applicable Law that relates to or otherwise imposes liability or standards of conduct concerning environmental protection, health and safety of persons, discharges, emissions, releases or threatened releases of any noises, odors or Hazardous Materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Federal Water Pollution Control Act, as amended, the Clean Water Act, as amended, any so-called “Superlien” law, and any other similar federal, state or local law.

“Environmental Permits” means all Permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Estimated Adjusted Book Value” means (a) the Estimated Book Value less (b) the amount, if any, by which the Estimated Statutory Capital Amount exceeds the Maximum Statutory Capital Amount.

“Estimated Book Value” means an amount equal to (a) the combined total assets of the Acquired Companies less (b) the combined total liabilities of the Acquired Companies, in each case as reflected on the Estimated GAAP Balance Sheet.

“Estimated GAAP Balance Sheet” means the unaudited pro forma estimated combined balance sheet of the Acquired Companies as of the end of the last day of the month immediately preceding the month in which the Closing Date occurs (or, if the Closing Date occurs on or before the 15th day of a month, as of the end of the last day of the month that is the second month immediately preceding the month in which the Closing Date occurs), in each case after giving effect to the Pro Forma Adjustments, which pro forma estimated combined balance sheet will be prepared by Sellers in good faith in accordance with GAAP and delivered to Buyer in accordance with Section 2.3(b).

“Estimated Purchase Price” has the meaning set forth in Section 2.2(a).

“Estimated Reciprocals Balance Sheet” means the combined balance sheet of Adirondack Exchange and Skylands Consolidated as of the end of the last day of the month immediately preceding the month in which the Closing Date occurs (or, if the Closing Date occurs on or before the 15th day of a month, as of the end of the last day of the month that is the second month immediately preceding the month in which the Closing Date occurs), which balance sheet will be prepared by Sellers in good faith in accordance with SAP and delivered to Buyer in accordance with Section 2.3(b).

“Estimated Statutory Balance Sheet” means the unaudited pro forma estimated combined balance sheet of Homeland and York as of the end of the last day of the month immediately preceding the month in which the Closing Date occurs (or, if the Closing Date occurs on or before the 15th day of a month, as of the end of the last day of the month that is the second month immediately preceding the month in which the Closing Date occurs), in each case after giving effect to Pro Forma Adjustments, which pro forma estimated combined balance sheet will be prepared by Sellers in good faith in accordance with SAP and delivered to Buyer in accordance with Section 2.3(b).

“Estimated Statutory Capital Amount” means the calculation of Acquired Companies Statutory Capital based on the Estimated Statutory Balance Sheet.

“Evaluation Date” has the meaning set forth in Section 4.27(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Business Administrative Services Agreements” means the separate Excluded Business Administrative Services Agreements to be dated as of the Closing Date between each of Homeland and York and OneBeacon Insurance, in the form of Exhibit F, pursuant to which OneBeacon Insurance will administer the Excluded Policies.

“Excluded Business Reinsurance Agreements” means the separate Excluded Business Reinsurance Agreements to be dated as of the Closing Date among each of Homeland and York and OneBeacon Insurance, in the form of Exhibit G, pursuant to which OneBeacon Insurance will reinsure all of the Excluded Policies.

“Excluded Intellectual Property” has the meaning set forth in Section 4.18(c).

“Excluded Liabilities” means (a) all Liabilities and obligations of the Renewal Rights Sellers not expressly assumed by Buyer or a Tower Reinsurer pursuant to the Ancillary Agreements, (b) any Liability of York arising out of actions or omissions, or the operation of its business, at any time prior to the Closing, except for (i) those Liabilities that are reflected or reserved against on the Financial Statements as of September 30, 2009, and (ii) Liabilities incurred by York since September 30, 2009 in the ordinary course of business consistent with past practice; provided that this clause (b) shall not be deemed to be an express or implied guarantee that the reserves held by York as of the Closing Date or the assets supporting such reserves will be adequate or sufficient for the purposes for which they were established, (c) any Liabilities arising from any Contract (or interference with any Contract) between any Seller or any Affiliate thereof (including any of the Companies) and any third party for or in connection with the sale of any other business or group of assets of Seller Parent or any of its Affiliates, including the Commercial Lines Agreement, but other than Liabilities arising from a breach by a Company after the Closing Date of its obligations set forth in Section 6.18(d), (d) Seller Extra Contractual Obligations, (e) with respect to costs that are subject to the Buyer TSA Consent Cost Cap (as provided in and subject to the terms and conditions of Schedule 6.6(a)), Liabilities for such costs in excess of the Buyer TSA Consent Cost Cap, (f) any Liabilities arising with respect to the matters described under the heading “Other Matters” on Schedule 4.10(f), (g) any Liabilities arising out of any profit sharing, contingent commission, commission override and similar agreements or arrangements of the Sellers with respect to the Business or of the Companies, in each case with respect to insurance products written or placed prior to the Closing and (h) any Liabilities arising out of or relating to the Specified Litigation.

“Excluded Policies” means all Insurance Policies, other than Subject Policies, written by the Insurance Companies prior to the Closing Date, and all mandatory renewals thereof.

“Existing Cat Program” has the meaning set forth in Section 6.9(a).

“Expenses” means all expenses paid or payable by an Insurance Company to third parties in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of claims or judgments arising from each and every loss for which an Insurance Company is or may be found liable under a Post-Closing ECO Claim or a Tier 1 Pre-Closing Claim, including all paid or payable loss adjustment expenses, defense costs, court costs, supersedeas and appeal bond costs, post-judgment or prejudgment interest or delayed damages, attorneys’ fees and expenses, claim-specific declaratory judgment expenses and expenses of outside adjusters or outside third party administrators.

“Expired Policies” means Subject Policies written by the Renewal Rights Sellers prior to the Closing Date that are no longer in-force as of the Closing Date.

“Extra Contractual Obligations” means all liabilities in excess of policy limits for compensatory, consequential, exemplary, punitive or other special or similar damages that relate to any alleged or actual act, error, omission or other event in connection with any settlement, defense, investigation or handling of any claims under any Subject Policy issued by or on behalf of an Insurance Company.

“Final Adjusted Book Value” means (a) the Final Book Value less (b) the amount, if any, by which the Final Statutory Capital Amount exceeds the Maximum Statutory Capital Amount.

“Final Book Value” means an amount equal to (a) the combined total assets of the Acquired Companies less (b) the combined total liabilities of the Acquired Companies, in each case as reflected on the Final GAAP Balance Sheet.

“Final GAAP Balance Sheet” has the meaning set forth in Section 2.3(b)(vii).

“Final Purchase Price” has the meaning set forth in Section 2.3(a).

“Final Reciprocals Balance Sheet” has the meaning set forth in Section 2.3(b)(vii).

“Final Statutory Balance Sheet” has the meaning set forth in Section 2.3(b)(vii).

“Final Statutory Capital Amount” means the calculation of Acquired Companies Statutory Capital based on the Final Statutory Balance Sheet.

“Financial Statements” has the meaning set forth in Section 4.6(b).

“FTE” has the meaning set forth in Section 6.6(b).

“GAAP” means United States generally accepted accounting principles.

“GAAP Financial Statements” has the meaning set forth in Section 4.6(b).

“Governmental Authority” means any federal, state, local or foreign governmental authority, regulatory body or stock exchange or listing authority, including any applicable department of insurance, agency, court or commission or other governmental authority or instrumentality, arbitral tribunal or industry self-regulatory organization.

“Hazardous Material” means any (i) hazardous substance, toxic substance, hazardous waste or pollutant (as such terms are defined by or within the meaning of any Environmental Law), (ii) material or substance that is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law, (iii) petroleum, crude oil or fraction thereof, (iv) asbestos-containing material, (v) polychlorinated biphenyls, (vi) lead-based paint or (vii) radioactive material.

“Historical Reciprocals Financial Statements” has the meaning set forth in Section 4.6(d).

“Homeland” has the meaning set forth in the Recitals.

“Homeland New York” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Impediment” means the lack of a Permit or other authorization or operational assets or capability, agency or producer appointments or relationships, form or rate filings or other impediment (including contractual obligations) to the ability of, as applicable, (i) the Permitted Designees to write or renew some or all of the Subject Policies or (ii) the Renewal Rights Sellers and other insurance company Affiliates of Seller Parent to write or renew some or all of the Excluded Policies.

“In-Force Policies” means Subject Policies written by the Renewal Rights Sellers on or prior to the Closing Date that are in-force on the Closing Date or that have policy inception dates after the Closing Date, and any renewals thereof.

“Indemnification Basket” has the meaning set forth in Section 9.2(b).

“Indemnification Cap” has the meaning set forth in Section 9.2(b).

“Indemnified Person” has the meaning set forth in Section 9.3(a).

“Indemnifying Person” has the meaning set forth in Section 9.3(a).

“Independent Accountant” has the meaning set forth in Section 2.3(b)(vi).

“Independent Actuary” has the meaning set forth in Section 6.17(c).

“Information Return” means, with respect to any corporation or group of corporations, any and all reports, returns, declarations or other filings (other than Tax Returns), including, but not limited to, federal and state wage reporting, employment, and unemployment reports (e.g., IRS Forms 940, 941, W-2, W-3, and their state and local equivalents) as well as reports of payments made (e.g., IRS Forms 1099 and 1042), that are required under Applicable Law to be supplied to any Taxing Authority.

“Insurance Company” means each of Homeland, York, the Reciprocals and the Reciprocal Subsidiary.

“Insurance Policy” means any policy or Contract of insurance or reinsurance.

“Intellectual Property” means any and all United States and foreign rights in:  (a) Registered Intellectual Property; and (b) the following, to the extent not Registered Intellectual Property: (i) business and product names and slogans, unregistered trademarks (including common law trademarks), service marks, trade names, trade dress, logos, business and product names and slogans and other similar designations of source or origin, any common law rights therein, and any goodwill associated therewith; (ii) unregistered copyrights and any common law rights therein; (iii) inventions, processes, methods, algorithms, models, discoveries, techniques, designs, formulae, trade secrets and know-how, and any confidential information related thereto; (iv) computer software (including in the form of source code, object code, executables and utilities); (v) datasets, databases and related documentation; and (vi) all similar intellectual property rights and tangible embodiments of any of the foregoing in any media, including electronic media, now known or later developed.

“Interim GAAP Financial Statements” has the meaning set forth in Section 6.16(a).

“Interim Statutory Statements” has the meaning set forth in Section 6.16(a).

“Investment Management Agreements” means the Investment Management Agreements between White Mountains Advisors, LLC, on one hand, and each of Homeland, York, the Reciprocal Subsidiary and the Reciprocals, on the other hand.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (i) as to Seller Parent, the actual knowledge of any of the individuals listed on Schedule 1.1C, and (ii) as to Buyer, the actual knowledge of any of the individuals listed on Schedule 1.1D.

“Lease” means any lease, leasehold interest, sublease or license, including any amendment with respect thereto, pursuant to which any Company or, in connection with the Business, any Seller, uses or holds any Leased Real Property.

“Lease Agreements” means the leases to be dated as of the Closing Date between Sellers and Buyer, pursuant to which Sellers will lease or sublease to Buyer the premises listed on Schedule 6.27.

“Leased Real Property” means the real property leased by any Company or, in connection with the Business, any Seller, as tenant, together with, to the extent leased by any Company or, in connection with the Business, any Seller, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

“Liability” means any indebtedness, liability, claim, Loss, damage, deficiency or obligation of any kind, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, known or unknown, asserted or unasserted, secured or unsecured, accrued, absolute, contingent or otherwise.

“Licensed Exclusively Used Intellectual Property” has the meaning set forth in Section 4.18(a).

“Licensed Generally Used Intellectual Property” has the meaning set forth in Section 4.18(b).

“Licensed Intellectual Property” means the Licensed Generally Used Intellectual Property and the Licensed Exclusively Used Intellectual Property, collectively.

“Listed Employees” has the meaning set forth in Section 6.10(a).

“Losses” means any and all liabilities, obligations, losses, claims, costs, expenses (including reasonable attorneys’ and accountants’ fees and expenses), judgments, settlements, deficiencies, damages, fines and demands, including interest, taxes and additions and penalties with respect thereto, any punitive damages, lost profits and incidental, indirect, consequential and similar damages, but excluding (i) any of the foregoing to the extent arising from special circumstances of the Indemnified Person that the Indemnifying Person did not know and would not reasonably be expected to have known, (ii) any of the foregoing to the extent not the probable and reasonably foreseeable result of any breach by the Indemnifying Person of a representation, warranty or covenant contained in this Agreement, (iii) punitive damages other than punitive damages recovered by third parties in connection with a third party claim, (iv) any damages based on diminution in value and (v) any damage solely attributable to lost profits to the extent constituting damages in excess of the difference between the value of what the Indemnified Person received in the transaction contemplated by this Agreement and the value of what the Indemnified Person should have received in the transaction contemplated by the Agreement if there had been no related breach.

“Management Companies” means Adirondack Management and Skylands Management, collectively.

“Material Adverse Effect” means any event, change or effect, individually or in the aggregate with any other event, change or effect, that (a) prevents or materially impedes or would reasonably be expected to prevent or materially impede, the ability of Sellers or any of their Affiliates to perform fully their respective obligations under this Agreement or any Ancillary Agreement or to effect the transactions contemplated hereby or thereby or (b) is, or would reasonably be expected to be, materially adverse to the business, results of operations or financial condition of the Companies or the Business conducted by the Renewal Rights Sellers, taken as a whole, excluding, in the case of this clause (b) only, any such event, change or effect arising out of or resulting from (i) changes in general economic or political conditions in the United States of America after the date hereof, (ii) changes in financial or capital markets generally in the United States of America, including changes in interest or exchange rates after the date hereof, (iii) changes occurring after the date hereof that are the result of factors generally affecting any of the industries in which the Companies or the Business operate or in which products or services of the Companies or the Business are used or distributed, (iv) changes in GAAP, SAP or Applicable Law that are publicly proposed or become effective after the date hereof, (v) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (vi) the announcement of the transactions contemplated thereby, (vii) the identity of, or the effects of any facts or circumstances relating to, Buyer or its Affiliates, (viii) any action taken by Buyer or any of its Affiliates, (ix) any action taken by Seller Parent or any of its Affiliates at the written request of Buyer, (x) any failure by the Companies or the Business to achieve any specific financial projections or forecasts (provided that the underlying causes and effects of such failure shall not be excluded pursuant to this clause) and (xi) any effect that is cured, to the reasonable satisfaction of Buyer, by Seller Parent or any of its Affiliates prior to the Closing; except, in the case of clauses (i), (ii), (iii), (iv) and (v) above, to the extent disproportionately affecting the Companies and the Business conducted by the Renewal Rights Sellers, taken as a whole, relative to other participants in the industries in which the Companies and the Business operate; provided, however, that, notwithstanding the foregoing, no change or development in the business, financial condition, results of operations or credit, financial strength or other ratings of Seller Parent or any of its Affiliates (including the Companies; any such change or development, a “Seller Parent Event”), shall be deemed, in and of itself, to constitute a Material Adverse Effect, except to the extent that such Seller Parent Event (or the underlying cause of such Seller Parent Event) adversely affects or would reasonably be expected to adversely affect the business, results of operations or financial condition of the Companies and the Business conducted by the Renewal Rights Sellers, taken as a whole, and, in such case, only to the extent such Seller Parent Event is not otherwise excluded pursuant to any of clauses (i) — (xi).

“Material Contracts” has the meaning set forth in Section 4.17(a).

“Maximum Statutory Capital Amount” means $29,000,000.

“Non-Compete Term” has the meaning set forth in Section 6.18(a).

“Northern Assurance” has the meaning set forth in the Preamble.

“Notice of Insurance” has the meaning set forth in Section 9.4(f).

“OneBeacon America” has the meaning set forth in the Preamble.

“OneBeacon Insurance” has the meaning set forth in the Preamble.

“OneBeacon LLC” has the meaning set forth in the Preamble.

“OneBeacon Midwest” has the meaning set forth in the Preamble.

“Owned Exclusively Used Intellectual Property” means all Intellectual Property that is owned by, and used by, the Acquired Companies or any Seller exclusively in the conduct of the Business and that is reasonably necessary for the conduct of the Business as it is currently conducted.

“Owned Generally Used Intellectual Property” means all Intellectual Property that is owned by any Acquired Company, Seller Parent or any of its Affiliates and used or held for use both in the conduct of the Business in the conduct of any of the other businesses of Seller Parent or its Affiliates, and that is reasonably necessary for the conduct of the Business as it is currently conducted.

“Owned Intellectual Property” means the Owned Generally Used Intellectual Property and the Owned Exclusively Used Intellectual Property, collectively.

“Pennsylvania General” has the meaning set forth in the Preamble.

“Permits” means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with or by any Governmental Authority (including Environmental Permits and insurance licenses).

“Permitted Designees” means Homeland, York and any other insurance company Affiliate of Buyer designated by Buyer as a Permitted Designee hereunder.

“Permitted Encumbrance” means (a) Encumbrances for current Taxes and assessments not yet due and payable arising other than by reason of any default on the part of Sellers or any of the Companies that are being contested in good faith and for which adequate reserves have been established, (b) such Encumbrances, minor imperfections of title or easements on real property, leasehold estates or tangible personal property as do not in any material respect detract from the value thereof and do not in any material respect interfere with the present use of the property subject thereto, (c) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, carriers’, warehousemen’s and other like liens on real property, leasehold estates or tangible personal property arising in the ordinary course of business if payment is not yet due on the underlying obligation and (d) any Encumbrance that will be released upon or prior to the Closing.

“Person” means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust, government or any department or agency thereof, or any other entity.

“Policyholders” means the holders of the Subject Policies.

“Post-Closing Covenants” has the meaning set forth in Section 9.1.

“Post-Closing ECO Claim” means a claim under a Subject Policy issued by or on behalf of an Insurance Company that is reported after the Closing Date but prior to the end of the 90-day period immediately following the Closing Date that involves an actual or alleged act, error, omission or other event occurring prior to the Closing that Buyer reasonably believes could give rise to Extra Contractual Obligations.

“Post-Closing Tax Period” has the meaning set forth in Section 7.1(b).

“Pre-Closing Covenants” has the meaning set forth in Section 9.1.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.1(a).

“Pro Forma Adjustments” means, with respect to any financial statements of any Acquired Company as of any specified date, the adjustments set forth on Schedule 1.1E, which, together with any adjustments required by PricewaterhouseCoopers LLP arising out of its review of the Audited Financial Statements for the year ended December 31, 2009, will represent the adjustments required to be made to such financial statements as of such date to give effect to the transactions contemplated by this Agreement (including, for the avoidance of doubt, the actions contemplated by Sections 6.11 and 6.12) and the Ancillary Agreements (including, for the avoidance of doubt, the transactions contemplated by the Excluded Business Reinsurance Agreements, the Acquired Business Reinsurance Agreements, the Commutation Agreements and the Bill of Sale, assuming, for this purpose, that York is or will be the reinsurer under the Acquired Business Reinsurance Agreements and a party to the Bill of Sale).  For the avoidance of doubt, after application of the Pro Forma Adjustments to any financial statements of any Acquired Company as of a specified date, the only insurance reserves of such Acquired Company appearing on such financial statements will be the insurance reserves relating exclusively to the Business.

“Pro Forma Balance Sheets” has the meaning set forth in Section 4.6(c).

“Proposed Final Balance Sheets” has the meaning set forth in Section 2.3(b)(ii).

“Purchase Note” means a promissory note, in the form of Exhibit C, dated as of the Closing Date and issued by Buyer to the applicable holder of a Surplus Note pursuant to Section 2.2(b) with a principal amount determined pursuant to Section 2.2(b) and subject to adjustment pursuant to Section 2.3.

“Quarterly Period” has the meaning set forth in Section 6.16(a).

“Reciprocal Subsidiary” means New Jersey Skylands Insurance Company, an insurance company organized under the laws of the State of New Jersey.

“Reciprocal Subsidiary Shares” has the meaning set forth in Section 4.5(b).

“Reciprocals” has the meaning set forth in the Recitals.

“Reciprocals Statutory Capital” means, as of any applicable date, the sum of (i) the combined surplus as regards policyholders of Adirondack Exchange and Skylands

Consolidated as of such date determined in accordance with SAP (as required to be reflected on line 35 of the “Liabilities, Surplus and Other Funds” page of the 2009 NAIC Annual Statement Blank) plus (ii) the remaining amount of the security deposit loan held as of such date by Skylands Association.

“Records” means all accounts, ledgers and records (including computer generated, recorded or stored records) pertaining exclusively to the Companies or the Business conducted by the Renewal Rights Sellers or reasonably necessary to the conduct of the Business by Buyer and its Affiliates from and after the Closing, including customer lists, contract forms, applications forms, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting and other records (including the books of account and other records), Tax records, disclosure and other documents and filings required under Applicable Law, financial records, and compliance records pertaining exclusively to the Companies or the Business conducted by the Renewal Rights Sellers, including any database, magnetic or optical media and any other form of recorded, computer-generated or stored information or process pertaining exclusively to the operations of the Companies and (with respect to the Associated Assets and their conduct of the Business) Sellers, in all cases in the format maintained by the Companies or the Sellers as of the date hereof.  For the avoidance of doubt, “Records” includes only the foregoing and does not include other data, information, materials or other items owned or licensed by any Seller that is commingled therewith.

“Reference GAAP Balance Sheet” has the meaning set forth in Section 6.17(a).

“Reference Reciprocals Balance Sheet” has the meaning set forth in Section 6.17(a).

“Reference SAP Balance Sheet” has the meaning set forth in Section 6.17(a).

“Registered Intellectual Property” means any and all United States and foreign:  (a) patents (including design patents, industrial designs and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), and patent disclosures awaiting filing determination; (b) registered trademarks, service marks and any goodwill associated therewith; (c) registered copyrights; (d) Internet domain names including those registered with an Internet domain name registrar, and (e) any other intellectual property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority.

“Regulatory Agreement” has the meaning set forth in Section 4.10(d).

“Reinsured Policies” means the Accommodation Policies, the In-Force Policies and the Expired Policies.

“Related Party Transactions” has the meaning set forth in Section 4.28.

“Renewal Rights” means all of the Renewal Rights Sellers’ rights to offer, quote and solicit the renewals of the In-Force Policies, including the rights to solicit replacement insurance coverage upon expiration of the terms of such In-Force Policies.

“Renewal Rights Sellers” has the meaning set forth in the Preamble.

“Restricted Area” means the United States of America.

“Restricted Business” means the development, marketing, underwriting, issuance, sale, administration, renewal or servicing of Insurance Policies that constitute a part of the Business.

“Restrictive Conditions” means limitations, requirements or conditions that would, individually or in the aggregate, reasonably be expected to (i) impair or interfere with the ability of Buyer and its Affiliates (including the Companies) to conduct their respective businesses, taken as a whole, or the Business after the Closing Date substantially in the manner as conducted by Buyer and such Affiliates, or the Companies and the Sellers, as of the date hereof, (ii) result in the sale, lease, license, disposal or holding separate (x) by Buyer of the Shares, the Units, the Surplus Notes or the Associated Assets or (y) by Buyer or any of its Affiliates (including the Companies) of any of their material assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein, (iii) materially and adversely affect the benefits, taken as a whole, that either party would otherwise receive from the transactions contemplated by this Agreement and the Ancillary Agreements (it being agreed that a requirement to redomesticate Homeland to New York shall not be deemed to materially and adversely affect the benefits, taken as a whole, that Buyer would otherwise receive from the transactions contemplated by this Agreement and the Ancillary Agreements) or (iv) with respect to Sellers, require Sellers to cause the Acquired Companies Statutory Capital as of the Closing Date, after giving effect to the Pro Forma Adjustments, to be greater than the Maximum Statutory Capital Amount, unless Buyer determines, in its sole discretion, to adjust the Estimated Adjusted Book Value and the Final Adjusted Book Value to account for such excess.

“SAP” means statutory accounting principles prescribed by applicable Domiciliary Regulators.

“SEC” means the United States Securities and Exchange Commission.

“Seller 401(k) Plan” has the meaning set forth in Section 6.10(d).

“Seller Indemnitee” has the meaning set forth in Section 9.2(e).

“Seller Parent” has the meaning set forth in the Preamble.

“Seller Parent Event” has the meaning set forth in the definition of “Material Adverse Effect.”

“Seller Representative” has the meaning set forth in Section 11.8(a).

“Seller Schedules” means the Schedules referred to in Article IV and Schedule 6.1(A) and 6.1(B).

“Seller Extra Contractual Obligations” means (i) with respect to a Post-Closing ECO Claim, (a) all Extra Contractual Obligations in excess of the product of two multiplied by the applicable policy limits of the underlying Subject Policy that gave rise to such claim and (b) Sellers’ Pro Rata Share of Expenses in respect of such Post-Closing ECO Claim; and (ii) with respect to a Tier 1 Pre-Closing Claim, (a) all Extra Contractual Obligations in excess of the applicable policy limits of the underlying Subject Policy that gave rise to such claim and (b) Sellers’ Pro Rata Share of Expenses in respect of such Tier 1 Pre-Closing Claim.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Pro Rata Share of Expenses” means, with respect to Tier 1 Pre-Closing Claims and Post-Closing ECO Claims, the product of (i) the aggregate amount of Expenses incurred in respect of such claim and (ii) a fraction, the denominator of which is the aggregate payment made in respect of such claim and the numerator of which is the portion of such payment that constitutes Seller Extra Contractual Obligations.

“Shares” has the meaning set forth in the Recitals.

“Skylands Association” has the meaning set forth in the Recitals.

“Skylands Consolidated” means Skylands Association and the Reciprocal Subsidiary, collectively and on a consolidated basis.

“Skylands Management” has the meaning set forth in the Recitals.

“Skylands Management Agreement” means, collectively, (i) the Insurance Management Services Agreement dated as of July 15, 2002, between Skylands Management and the Reciprocal Subsidiary, and (ii) the Authorizations of Skylands Management and Member Authorization Certificates executed from time to time by parties in connection with such parties’ becoming members of Skylands Association.

“Skylands Surplus Note” has the meaning set forth in the Recitals.

“Specified Litigation” means the Actions listed as items 1 through 4 on Schedule 4.7(a).

“Statutory Statements” has the meaning set forth in Section 4.6(a).

“Straddle Period” has the meaning set forth in Section 7.1(c).

“Subject Policies” means all Insurance Policies written by Homeland, York, Adirondack Exchange, Skylands Association or any Renewal Rights Sellers that constitute a part of the Business.

“Subsidiary” of any Person means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is owned directly or indirectly by such first Person or with respect to which any Person has the direct or indirect power to direct or cause the direction of the management and policies of such entity, whether by Contract or otherwise.

“Surplus Notes” has the meaning set forth in the Recitals.

“Tax” means: (i) all federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, production, customs, sales, use, transfer, service, state guarantee fund assessment, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, workers compensation, unemployment, disability, environmental (including all taxes under section 59A of the Code), alternative minimum, add-on, value-added, capital taxes, withholding and other taxes, assessments, deficiencies, charges, duties, fees, levies, imposts, adjustments for inflation or other similar charges of any kind whatsoever (whether payable directly, by withholding or pursuant to a closing agreement with the IRS and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax and penalties (civil or criminal), additional amounts imposed by any Governmental Authority and interest on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and (ii) any transferee liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Tax Benefit” means the actual reduction in the Tax liability of a party (or of an Affiliated Group of which it is a member) resulting from any deductions, credits, or offsets against Taxes attributable to Losses for which an indemnity payment is received pursuant to the terms of this Agreement.  For purposes of the preceding sentence, “Tax Benefit” shall include any refund in Taxes relating to either a carryforward or a carryback of such losses or the utilization of a Tax credit; other similar item; or depreciation, amortization, or other deduction resulting from an increase in the Tax basis of an asset that the Indemnified Person would not otherwise have been entitled to but for the payment of such losses.

“Tax Claim” has the meaning set forth in Section 7.3(a).

“Tax Claim Notice” has the meaning set forth in Section 7.3(a).

“Tax Losses” has the meaning set forth in Section 7.1(a).

“Tax Return” means any federal, state, local or foreign (including any other governmental subdivision or Taxing Authority) return, report, form, or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any Information Return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Company and including any records or documents that are required to be kept or maintained by Applicable Law.

“Taxing Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

“Termination Fee” has the meaning set forth in Section 10.3(a).

“Tier 1 Claims” has the meaning set forth in Schedule 4.15(b).

“Tier 1 Pre-Closing Claims” has the meaning set forth in Section 6.28.

“Tier 2 Claims” has the meaning set forth in Schedule 4.15(b).

“Tier 3 Claims” has the meaning set forth in Schedule 4.15(b).

“Tiered Claims” has the meaning set forth in Section 4.15(b).

“Tower Reinsurer” means an insurance company Affiliate of Buyer designated by Buyer prior to the Closing Date and reasonably acceptable to the Seller Representative.

“Transfer Taxes” has the meaning set forth in Section 7.5.

“Transferred Owned Intellectual Property” has the meaning set forth in Section 4.18(c).

“Transition Services Agreement” means the Transition Services Agreement to be dated as of the Closing Date between OneBeacon LLC and Buyer in the form of Exhibit H.

“Trust Agreements” means (i) the separate Trust Agreements to be dated as of the Closing Date among OneBeacon Insurance, the trustee thereunder and each of Homeland and York pursuant to which OneBeacon Insurance’s obligations under the Excluded Business Reinsurance Agreements will be secured and (ii) the separate Trust Agreements to be dated as of the Closing Date among a Tower Reinsurer, the trustee thereunder and each of the Renewal Rights Sellers pursuant to which the Tower Reinsurer’s obligations under the Excluded Business Reinsurance Agreements will be secured, in each case in the form of Exhibit I.

“Unaudited Financial Statements” has the meaning set forth in Section 6.17(a).

“Units” has the meaning set forth in the Recitals.

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.

“York” has the meaning set forth in the Recitals.

ARTICLE II

PURCHASE AND SALE OF SECURITIES AND ASSETS; RENEWAL RIGHTS

Section 2.1.           Purchase and Sale of Securities and Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of their respective interest in and title to the Shares, the Units, the Surplus Notes and the Associated Assets, free and clear of all Encumbrances, for the Final Purchase Price specified in Section 2.3.

Section 2.2.           Estimated Purchase Price.

(a)           At the Closing, Buyer shall pay to Sellers, in accordance with Section 3.2, an aggregate amount (the “Estimated Purchase Price”) equal to (i) $32,500,000, plus (ii) an amount equal to the Reciprocals Statutory Capital as of the Closing Date reflected on the Estimated Reciprocals Balance Sheet, but in no event exceeding the aggregate principal amount of the Surplus Notes as of the Closing Date plus (iii) the Estimated Adjusted Book Value.

(b)           In the event that the Reciprocals Statutory Capital as of the Closing Date reflected on the Estimated Reciprocals Balance Sheet exceeds the aggregate outstanding principal amount of the Surplus Notes as of the Closing Date (including the amount of the security deposit loan related thereto), then Buyer shall, at the Closing, issue to one or both of the holders of a Surplus Note, as applicable, Purchase Notes having an aggregate principal amount equal to the lesser of (i) such excess and (ii) the amount of accrued and unpaid interest on the Surplus Notes as of the Closing Date.  The aggregate principal amount of the Purchase Notes will be subject to adjustment pursuant to Section 2.3.

Section 2.3.           Post-Closing Adjustment.

(a)           The Estimated Purchase Price will be adjusted in accordance with Section 2.3(b).  As used in this Agreement, “Final Purchase Price” means the Estimated Purchase Price, (x) as adjusted to reflect the determination of the amount described in clause (ii) of Section 2.2(a) from the Final Reciprocals Balance Sheet and (y) calculated assuming that clause (iii) of Section 2.2(a) refers to the Final Adjusted Book Value.

(b)           The Final Purchase Price shall be determined and a final payment shall be made by Buyer to Sellers or by Sellers to Buyer, as the case may be, as provided in this Section 2.3(b).

(i)            At least three Business Days prior to the Closing Date, the Seller Representative shall cause to be delivered to Buyer (A) the Estimated GAAP Balance Sheet, which will be prepared from the Records in accordance with GAAP applied on a basis consistent with the preparation of the Reference GAAP Balance Sheet (to the extent the Reference GAAP Balance Sheet is prepared using methodologies consistent with the methodologies used to prepare the Audited Financial Statements) after giving effect to the Pro Forma Adjustments, (B) the Estimated Statutory Balance Sheet, which will be prepared from the Records in accordance with SAP applied on a basis consistent with the preparation of the Reference SAP Balance Sheet (to the extent the Reference SAP Balance Sheet is prepared using methodologies consistent with the methodologies used to prepare the Audited Financial Statements) after giving effect to the Pro Forma Adjustments, (C) the Estimated Reciprocals Balance Sheet, which will be prepared from the Records of the Reciprocals and the Reciprocal Subsidiary in accordance with SAP applied on a basis consistent with the preparation of the Reference Reciprocals Balance

Sheet (to the extent the Reference Reciprocals Balance Sheet is prepared using methodologies consistent with the methodologies used to prepare the Audited Financial Statements) and (D) a certificate duly executed by an authorized executive officer of Seller Parent setting forth the calculation of the Estimated Adjusted Book Value and the Estimated Purchase Price and certifying on behalf of Sellers that such calculations have been determined in good faith in accordance with the terms set forth in this Section 2.3(b).

(ii)           Not later than 120 days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to the Seller Representative (A) a combined GAAP balance sheet of the Acquired Companies, which will be prepared from the Records in accordance with GAAP applied on a basis consistent with the preparation of the Reference GAAP Balance Sheet (to the extent the Reference GAAP Balance Sheet is prepared using methodologies consistent with the methodologies used to prepare the Audited Financial Statements) after giving effect to the Pro Forma Adjustments, (B) a combined statutory balance sheet of Homeland and York as of the Closing Date, which will be prepared from the Records in accordance with SAP applied on a basis consistent with the Reference SAP Balance Sheet (to the extent the Reference SAP Balance Sheet is prepared using methodologies consistent with the methodologies used to prepare the Audited Financial Statements) after giving effect to the Pro Forma Adjustments, (C) a combined SAP balance sheet of Adirondack Exchange and Skylands Consolidated, which will be prepared from the books and records of the Reciprocals and the Reciprocal Subsidiary in accordance with SAP applied on a basis consistent with the Reference Reciprocals Balance Sheet (to the extent the Reference Reciprocals Balance Sheet is prepared using methodologies consistent with the methodologies used to prepare the Audited Financial Statements) (the balance sheets to be delivered pursuant to (A), (B) and (C) above, collectively, the “Proposed Final Balance Sheets”) and (D) a certificate duly executed by an authorized officer of Buyer setting forth the calculation of the Final Adjusted Book Value and the Final Purchase Price from the Proposed Final Balance Sheets (assuming, for purposes of such certificate, that the Final GAAP Balance Sheet, the Final Statutory Balance Sheet and the Final Reciprocals Balance Sheet will be in the form of the Proposed Final Balance Sheets) and certifying on behalf of Buyer that such calculation has been determined in good faith in accordance with the terms set forth in this Section 2.3(b).  If Buyer shall fail to deliver the Proposed Final Balance Sheets pursuant to this Section 2.3(b)(ii) within 120 days after the Closing Date, the Estimated GAAP Balance Sheet, the Estimated Statutory Balance Sheet and the Estimated Reciprocals Balance Sheet shall be deemed to be final, binding and conclusive on the parties.

(iii)          After delivery of the Proposed Final Balance Sheets and the related officer’s certificate to the Seller Representative, Sellers and a firm of independent public accountants and independent actuaries designated by Sellers will be entitled to reasonable access during normal business hours to the relevant records and working papers of Buyer and its accountants and actuaries to aid in their review of the Proposed Final Balance Sheets.

(iv)          The Proposed Final Balance Sheets will be deemed to be accepted by and will be final, binding and conclusive on the parties except to the extent, if any, that the Seller Representative has delivered to Buyer within 45 days after the date on which the Proposed Final Balance Sheets and the related officer’s certificate are delivered to the Seller Representative, a written notice stating that Sellers believe that any of the Proposed Final Balance Sheets contains mathematical errors or was not prepared in accordance with, in the case of the Proposed Final Balance Sheet required to be prepared in accordance with GAAP, GAAP applied in a manner consistent with its application in the preparation of the Reference GAAP Balance Sheet and the Audited Financial Statements (including its application with respect to loss and loss adjustment expenses and the valuation of assets) after giving effect to the Pro Forma Adjustments and, in the case of the Proposed Final Balance Sheet required to be prepared in accordance with SAP, SAP applied in a manner consistent with its application in the preparation of the Reference SAP Balance Sheet or Reference Reciprocals Balance Sheet, as applicable (in each case, including its application with respect to loss and loss adjustment expenses and the valuation of assets, after giving effect to the Pro Forma Adjustments and to the extent consistent with the Audited Financial Statements).  Sellers may not challenge or object to the Proposed Final Balance Sheets on any other basis.  The written notice of objection must specify in reasonable detail (A) each and every item in the Proposed Final Balance Sheets to which Sellers object, (B) the nature of any such objection, (C) the amount in question, (D) Sellers’ proposed change with respect to such items, and (E) the reasons supporting Sellers’ positions.

(v)           If a proposed change by the Seller Representative is disputed by Buyer, the Seller Representative and Buyer shall negotiate in good faith to resolve such dispute.  If Buyer and the Seller Representative reach agreement with respect to any disputed item, Buyer shall revise the Proposed Final Balance Sheets to reflect such agreement, and such revised and agreed Proposed Final Balance Sheets will be final, binding and conclusive on the parties.

(vi)          If any such proposed change remains disputed after a period of 30 days following the date on which the Seller Representative gives Buyer the written notice of objection, then Buyer shall engage KPMG LLP, or, if KPMG LLP has a conflict of interest with respect to such engagement that is not waived by the parties or is otherwise unable or unwilling to accept such engagement, another nationally recognized “Big Four” independent registered public accounting firm having substantial insurance and reinsurance arbitration expertise that (A) does not have a conflict of interest with respect to such engagement that is not waived by the parties and (B) is mutually acceptable to Buyer and the Seller Representative (KPMG LLP or such other firm, the “Independent Accountant”) to resolve any remaining disputes or, if such dispute involves a matter contemplated by Section 6.17(c), the parties shall engage the Independent Actuary to resolve such dispute in accordance with the terms of such Section 6.17(c).  When acting under this Agreement, the Independent Accountant and the Independent Actuary shall be entitled to the privileges and immunities of an arbitrator.  Each of the Independent Accountant and the Independent Actuary will act as an arbitrator to determine only those issues as to which the Seller Representative has disagreed in the notice of objection duly delivered pursuant to Section 2.3(b)(iv) that are disputed by Buyer.  Buyer and the Seller

Representative shall deliver written briefs in support of their positions to the Independent Accountant or the Independent Actuary, as applicable, and to one another within 20 Business Days after the matter is submitted to the Independent Accountant or Independent Actuary, as applicable.  Reasonable discovery will be permitted in any such arbitration proceeding, including the right to depose or obtain interrogatories from officers, employees or other representatives of the other party to the extent such Persons are knowledgeable about, or possess information regarding, matters relevant to any disputed item.  In addition, during the review by the Independent Accountant or the Independent Actuary, as applicable, Buyer and Sellers shall each make available to the Independent Accountant or Independent Actuary, as applicable, such individuals and such information, books, records and work papers, as may be required by the Independent Accountant or Independent Actuary to fulfill its obligations under this Section 2.3(b)(vi); provided, however, that the independent accountants and independent actuaries of Sellers, the Seller Representative or Buyer shall not be obligated to make any working papers available to the Independent Accountant or Independent Actuary unless and until the Independent Accountant or Independent Actuary, as applicable, has signed a confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants or independent actuaries.  Buyer and the Seller Representative shall use their commercially reasonable efforts to cause the Independent Accountant and the Independent Actuary, as applicable, to issue its written determination regarding all disputed items within 30 days (and in any event such determination will be issued not later than 60 days) after such items are submitted for review.  In no event may the Independent Accountant’s or Independent Actuary’s determination of disputed items be for an amount that is outside the range of Buyer’s and Sellers’ disagreement.  The determination of the Independent Accountant or, with respect to the matters contemplated by Section 6.17(c), the Independent Actuary will be final, binding and conclusive on Buyer and Sellers, and Buyer shall revise the Proposed Final Balance Sheets to reflect such determination.  The fees, costs and expenses of the Independent Accountant and the Independent Actuary will be borne by Buyer and Sellers in a proportion equal to the aggregate amount unsuccessfully disputed by such party over the total amount in dispute and submitted to the Independent Accountant or Independent Actuary, as applicable, as calculated by the Independent Accountant or Independent Actuary, as applicable.

(vii)         The Proposed Final Balance Sheets that become final, binding and conclusive on the parties pursuant to any of clauses (ii), (iv), (v) and (vi) of this Section 2.3(b) are respectively referred to herein as the “Final GAAP Balance Sheet,” the “Final Statutory Balance Sheet” and the “Final Reciprocals Balance Sheet.”  Upon the date that the Final Reciprocals Balance Sheet becomes final, binding and conclusive on the parties, the principal amount of each Purchase Note will automatically be adjusted so that the aggregate principal amount of all Purchase Notes will equal (A) the lesser of (1) the amount, if any, by which the Reciprocals Statutory Capital as of the Closing Date reflected on the Final Reciprocals Balance Sheet exceeds the aggregate principal amount of the Surplus Notes as of the Closing Date (including the amount of the security deposit loan related thereto) and (2) the aggregate amount of accrued and unpaid interest on the Surplus Notes as of the Closing Date less (B) the aggregate amount of principal paid with respect to the Purchase Notes from the Closing Date to the date the Final Reciprocals

Balance Sheet becomes final, binding and conclusive on the parties.  If the principal amount of any Purchase Note is increased or decreased pursuant to the previous sentence, then Seller Parent shall deliver or cause to be delivered such Purchase Note to Buyer, and Buyer will cancel such original Purchase Note and issue a new Purchase Note having terms identical to such original Purchase Note but reflecting the adjustment to the aggregate principal amount thereof as set forth in this Section 2.3.  Within five Business Days following the date on which all of the Proposed Final Balance Sheets are finalized in accordance with any of clauses (ii), (iv), (v) and (vi) of this Section 2.3(b):

(A)          if the Final Purchase Price is less than the Estimated Purchase Price, Sellers shall pay to Buyer by Wire Transfer an amount equal to such shortfall; and

(B)          if the Final Purchase Price is more than the Estimated Purchase Price, Buyer shall pay to Sellers by Wire Transfer, in the proportions consistent with those described in Section 3.2(a), an amount equal to such excess.

(viii)        Any payment required to be made pursuant to this Section 2.3(b) will be made by Wire Transfer together with interest thereon from the Closing Date to the date of payment at the rate of interest per annum equal to the prime rate in effect on the Closing Date as reported in The Wall Street Journal and will be treated as an adjustment to the Final Purchase Price for Tax reporting purposes.

(ix)          Buyer’s and Sellers’ rights to indemnification pursuant to Article IX will not be deemed to limit, supersede or otherwise affect, or be limited, superseded or otherwise affected by, Buyer’s and Sellers’ respective rights under this Section 2.3(b), except to the extent any Loss is reflected, reserved for or accrued on the Final GAAP Balance Sheet or the Final Statutory Balance Sheet.

(c)           Sellers and Buyer shall allocate the aggregate purchase price payable under this Agreement (the “Allocable Amount”) in accordance with the requirements of Section 1060 of the Code for all Tax purposes.  As soon as practicable after the Closing Date, Buyer shall prepare a schedule reflecting the allocation of the Allocable Amount and shall submit it to Sellers.  Buyer and Sellers shall use commercially reasonable efforts to agree on the amount and proper allocation of the Allocable Amount in accordance with Section 1060 of the Code; however, if Buyer and Sellers cannot agree on such an allocation, each of Buyer and Sellers shall be free to allocate the Allocable Amount in the manner that such party reasonably believes is most consistent with the requirements of Section 1060 of the Code.  No election shall be made by Buyer or Sellers pursuant to Section 338(g) or (h)(10) of the Code with respect to the Shares.

Section 2.4.           Renewal Rights.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at any time following the Closing Date, Buyer shall be entitled to and may, in connection with the first expiration, renewal, or anniversary date of each In-Force Policy (and, with respect to In-Force Policies with renewal rate quotes outstanding on the Closing Date or that are otherwise renewed by a Renewal Rights Seller after the Closing Date, the next expiration, renewal or anniversary date of each In-Force Policy), solicit, quote, bind, write and/or issue, or cause to be solicited, quoted, bound, written and/or issued to any policyholder prior to or upon the expiration, cancellation or non-renewal of such In-Force Policy, policies or other evidences of insurance coverage on the policy forms of the applicable Permitted Designee, subject in each case to Applicable Law and the rights of policyholders.

(b)           Effective from and after the Closing Date, the Renewal Rights Sellers shall (i) cease renewing the In-Force Policies and (ii) not write or renew any Insurance Policy in connection with the Business that would have been a Subject Policy if in force on the Closing Date, except (A) pursuant to a renewal offer required under Applicable Law, (B) to honor a quote outstanding on the Closing Date or (C) Accommodation Policies, in each case written by a Tower Reinsurer in accordance with the terms of the Acquired Business Administrative Services Agreements.

(c)           Sellers shall provide to Buyer at the Closing a complete and correct list of all of the In-Force Policies as of the last day of the month immediately preceding the month in which the Closing occurs and all In-Force Policies that have been written on or before such date but with policy inception dates thereafter, along with details identifying such In-Force Policies in a form reasonably acceptable to Buyer (including a listing of the producer, the named insured, the policy number, the effective date, the type of policy and the premium).

(d)           With respect to each In-Force Policy, Buyer may, in connection with the first policy anniversary date occurring after the Closing Date, in compliance with all Applicable Laws and in accordance with the terms of Acquired Business Administrative Services Agreements, cause the appropriate Renewal Rights Seller to send to each Policyholder of an In-Force Policy that is selected by Buyer a written notice in the form agreed by the parties notifying such Policyholder of the non-renewal of such In-Force Policy by the applicable Renewal Rights Seller.  The Renewal Rights Sellers shall send a copy of such non-renewal notice to the insurance agent appointed by such Policyholder and, as directed by Buyer, shall send a notice to such agent in a form mutually agreeable to the parties informing such agent of the availability of replacement insurance from a Permitted Designee and encouraging such agent to place such insurance with a Permitted Designee.  Buyer shall also, in connection with the first policy anniversary date occurring after the Closing Date, in compliance with all Applicable Law and in accordance with the terms of the Acquired Business Administrative Services Agreements, cause the appropriate Renewal Rights Seller to send to each Policyholder of an In-Force Policy that was not selected by Buyer pursuant to the first sentence of this Section 2.4(d) a written notice in the form agreed by the parties notifying such Policyholder of the non-renewal of such In-Force Policy by the Renewal Rights Seller.  In the event that any notice of non-renewal with respect to an In-Force Policy cannot be sent due to requirements of Applicable Law and such In-Force Policy is renewed by a Renewal Rights Seller pursuant to Section 2.4(b), such renewal Insurance Policy will be reinsured pursuant to the Acquired Business Reinsurance Agreements, administered pursuant to the Acquired Business Administrative Services Agreements and subject to the provisions of this Section 2.4 with respect to the first policy anniversary after the date of issuance of such Insurance Policy.  The applicable Renewal Rights Sellers shall otherwise cooperate with Buyer as reasonably requested by Buyer to facilitate Buyer’s exercise of its Renewal Rights hereunder.

(e)           It is acknowledged and agreed that neither Buyer, any Permitted Designee nor any other Affiliate of Buyer is required to offer insurance coverage to all Policyholders of In-Force Policies, any particular Policyholder of an In-Force Policy or any minimum percentage of Policyholders of In-Force Policies.  Buyer and the Permitted Designees will apply their own underwriting judgment and premium rates to the replacement of In-Force Policies as they determine are appropriate in their sole discretion.

(f)            From and after the Closing Date, in accordance with Applicable Law and the terms of the relevant agency agreements, the Renewal Rights Sellers shall modify the agency contracts to terminate and cause their Affiliates (other than the Companies) to modify the agency contracts to terminate their agency appointments, with respect only to insurance products constituting a part of the Business, with the agents that have placed In-Force Policies, and to assist Buyer in contracting directly with such agents as Buyer may select.

Section 2.5.            Accommodation Policies.  Commencing on the Closing Date and through the 15-month anniversary of the Closing Date, the Tower Reinsurer will have the right to issue, on behalf of the Renewal Rights Sellers, Accommodation Policies in accordance with the terms of the applicable Acquired Business Administrative Services Agreement.  Each of the Accommodation Policies will be reinsured by a Tower Reinsurer pursuant to the applicable Acquired Business Reinsurance Agreement.

ARTICLE III

THE CLOSING

Section 3.1.            Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Shares, the Units, the Surplus Notes and the Associated Assets (the “Closing”) will be at 10:00 a.m. local time at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, on the tenth Business Day following the date on which all of the conditions set forth in Article VIII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived, or such other location, date and time as Buyer and Sellers shall agree upon in writing.

Section 3.2.            Payment of Purchase Price; Delivery of Securities.  At the Closing:

(a)           Buyer shall deliver to Sellers by Wire Transfer an aggregate amount equal to the Estimated Purchase Price in such proportions and to such accounts as specified in writing by a duly authorized officer of Seller Parent to Buyer no later than three (3) days prior to the Closing;

(b)           Sellers shall (i) deliver to Buyer certificates representing all of the Shares, which shall in each case be free and clear of all Encumbrances, duly endorsed in blank or accompanied by duly executed instruments of transfer acceptable to Buyer and accompanied by all requisite stock transfer tax stamps, (ii) deliver to Buyer certificates duly executed by Sellers acknowledging the transfer of all of the Units to Buyer, which shall in each case be free and clear of all Encumbrances and all requisite transfer taxes shall have been paid by the applicable Seller, and (iii) deliver to Buyer the Surplus Notes duly endorsed in blank or accompanied by duly executed instruments of transfer acceptable to Buyer, and in each case the Surplus Notes shall be free and clear of all Encumbrances and all requisite transfer taxes shall have been paid by the applicable Seller.

Section 3.3.            Other Closing Deliveries.

(a)           Closing Deliveries by Sellers.  At the Closing, Sellers shall deliver to Buyer the following:

(i)            the Associated Assets (including the Records) transferred in a form reasonably acceptable to Buyer;

(ii)           a receipt or receipts signed by Sellers evidencing receipt by Sellers, and payment by Buyer, of the Estimated Purchase Price (provided that such receipt or receipts shall become effective only upon full satisfaction of Buyer’s obligations set forth in Section 3.2(a));

(iii)          a good standing certificate and a certificate of compliance (or their equivalents) for each of the Companies issued by the Secretary of State of the state in which each such Company is organized, dated as of a date within five Business Days prior to the Closing Date or reasonably current date (other than states in which a good standing certificate (or its equivalent) is not issued for an insurance company);

(iv)          a good standing certificate (or its equivalent) for each of the Insurance Companies, certified by the applicable Domiciliary Regulators, in each case, dated as of a reasonably current date;

(v)           certificates or articles of incorporation, organization or formation of each of the Companies, together with all amendments thereto or restatements thereof, certified by the applicable Domiciliary Regulators, Secretaries of State or other appropriate Governmental Authority, dated as of a date within five Business Days prior to the Closing Date or a reasonably current date;

(vi)          copies of the bylaws of Homeland and York, together with all amendments thereto or restatements thereof, certified by the Secretary or Assistant Secretary of Homeland and York as of the Closing Date;

(vii)         a copy of the limited liability company operating agreement of each Management Company, together with copies of all amendments thereto or restatements thereof, certified by an authorized signatory of each Management Company as of the Closing Date;

(viii)        copies of resolutions of the board of directors or board of managers, as applicable, of Sellers and any Affiliates of Sellers that will be parties to any Ancillary Agreement, certified by an authorized signatory of such Sellers or Affiliates, approving and authorizing the execution, delivery and performance of this Agreement and any Ancillary Agreements to which Sellers or such Affiliates are parties and the consummation of the transactions contemplated hereby and thereby, which certificate will also certify the incumbency and signatures of the officers of Sellers and such Affiliates of Sellers, as applicable, executing this Agreement and any Ancillary Agreement;

(ix)           all Ancillary Agreements to which any Seller, any Company or any Affiliate of any Seller is or is to be a party, duly executed by Sellers, such Companies or such Affiliates, as the case may be;

(x)            the resignations, effective as of the Closing, of each director, officer and manager of each of the Companies, other than those directors, officers and managers (if any) whom Buyers shall have specified in writing at least five Business Days prior to the Closing;

(xi)           a certificate executed by Seller Parent certifying that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied;

(xii)          the original stock transfer and corporate minute books (or their equivalent) of each of the Acquired Companies that are in the possession of Sellers or the Acquired Companies, with physical delivery thereof subject to any requirements of Applicable Law;

(xiii)         a non-foreign person affidavit from each Seller (other than Seller Parent) certifying that such Seller (or its sole owner, if such Seller is disregarded as separate from such owner for United States federal tax purposes) is not a foreign person, in a form that satisfies the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

(xiv)        such other documents, instruments or certificates as may be reasonably necessary to effectuate the Closing of the transaction.

(b)           Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver to Sellers the following:

(i)            a receipt or receipts signed by Buyer evidencing receipt by Buyer of the Shares, Units and Surplus Notes (provided that such receipt or receipts shall become effective only upon full satisfaction of Sellers’ obligations set forth in Section 3.2(b));

(ii)           resolutions of the board of directors of Buyer and any Affiliates of Buyer that will be parties to any Ancillary Agreement, certified by the Secretary or Assistant Secretary of Buyer or such Affiliates, approving and authorizing the execution, delivery and performance of this Agreement and any Ancillary Agreement to which Buyer or any Affiliate of Buyer is a party and the consummation of the transactions contemplated hereby and thereby, which certificate will also certify the incumbency and signatures of the officers of Buyer and such Affiliates of Buyer, as applicable, executing this Agreement and any Ancillary Agreement;

(iii)          all Ancillary Agreements to which Buyer or any Affiliate of Buyer is or is to be a party, duly executed by Buyer or such Affiliate of Buyer, as the case may be;

(iv)          a certificate executed by a duly authorized officer of Buyer certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied; and

(v)           such other documents, instruments or certificates as may be reasonably necessary to effectuate the Closing of the transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Seller Parent hereby represents and warrants to Buyer, as of the date hereof and, upon the occurrence of the Closing, as of the Closing Date, as follows:

Section 4.1.            Organization and Related Matters.

(a)           Each Seller and each Affiliate of any Seller that is a party to any Ancillary Agreement is a corporation or limited liability company (as the case may be) duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.  Each Seller and each Affiliate of any Seller that is a party to any Ancillary Agreement has full corporate or limited liability company (as the case may be) power and authority to carry on its business, including the Business, as it is now being conducted and to own, lease and operate all of its properties and assets, including the Shares, the Units, the Surplus Notes and the Associated Assets owned by such Person.

(b)           Homeland is a Massachusetts stock property and casualty insurance company duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and York is a Maine stock property and casualty insurance company duly incorporated, validly existing and in good standing under the laws of the State of Maine.  Each of Homeland and York has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Sellers have previously delivered to Buyer a true and complete copy of the certificate or articles of incorporation and the bylaws of each of Homeland and York, in each case as amended to the date of this Agreement.  Neither Homeland nor York is in default under or in violation of any provision of its certificate or articles of incorporation or bylaws.

(c)           Each of Skylands Management and Adirondack Management is a limited liability company duly organized, validly existing and in good standing under the laws of the

State of Delaware and the State of New York, respectively.  Each of the Management Companies has full limited liability company power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Sellers have previously delivered to Buyer a true and complete copy of the certificate or articles of organization or formation and the limited liability company operating agreement of each Management Company, in each case as amended to the date of this Agreement.  Neither of the Management Companies is in default under or in violation of any provision of its certificate or articles or organization or formation or limited liability company operating agreement.

(d)           The Reciprocal Subsidiary is a stock property and casualty insurance company duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.  The Reciprocal Subsidiary has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Sellers have delivered to Buyer a true and complete copy of the certificate or articles of incorporation and bylaws of the Reciprocal Subsidiary, in each case as amended to the date of this Agreement.  The Reciprocal Subsidiary is not in default under or in violation of any provision of its certificate or articles of incorporation or bylaws.

(e)           Each of Adirondack Exchange and Skylands Association is a reciprocal insurance exchange duly organized, validly existing and in good standing under the laws of the States of New York and New Jersey, respectively.  Each Reciprocal has full power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Sellers have previously delivered to Buyer true and complete copies of the Adirondack Exchange Declaration, the Adirondack Exchange Subscriber’s Agreement, the Adirondack Exchange Advisory Committee Rules and the Skylands Management Agreement, in each case as amended to the date of this Agreement.  Adirondack Exchange is not in default under or in violation of any provision of the Adirondack Exchange Declaration, the Adirondack Exchange Subscriber’s Agreement or the Adirondack Exchange Advisory Committee Rules.  Skylands Association is not in default under or in violation of any provision of the Skylands Management Agreement.

Section 4.2.            Authority; No Violation.

(a)           Each Seller and each Affiliate of any Seller that will be a party to any Ancillary Agreement has full corporate or limited liability company (as the case may be) power and authority to execute and deliver this Agreement and each Ancillary Agreement to which any Seller or any Affiliate of a Seller will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Ancillary Agreement to which each Seller and any Affiliate of any Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and authorized by all requisite corporate or limited liability company (as the case may be) action on the part of each Seller and each such Affiliate, and no other corporate, limited liability company or other entity proceedings on the part of such Seller and each such Affiliate are necessary to approve this Agreement or the Ancillary Agreements to which any Seller or any Affiliate of a Seller will be a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery of this Agreement by Buyer) constitutes a valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights and remedies generally.  As of the Closing Date, each Ancillary Agreement to which any Seller or any Affiliate of any Seller will be a party will have been duly and validly executed and delivered by such Seller or such Affiliate (as the case may be) and (assuming the due authorization, execution and delivery of such Ancillary Agreement by the other parties thereto) will constitute a valid and binding obligation of such Seller or such Affiliate, enforceable against such Seller or such Affiliate in accordance with its terms, except as such enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights and remedies generally.

(b)           The execution and delivery by each Seller of this Agreement do not, the execution and delivery by each Seller and each Affiliate of any Seller of the Ancillary Agreements to which such Seller or such Affiliate will be a party will not, and the performance by each Seller and each such Affiliate of a Seller of its obligations hereunder and thereunder and the consummation by each Seller and each such Affiliate of any Seller of the transactions contemplated hereby and thereby and compliance with any of the terms or provisions hereof or thereof will not (i) violate any provision of the certificate or articles of incorporation, organization or formation, the bylaws, limited liability company operating agreement or other organizational documents of such Seller, such Affiliate of any Seller or any Company or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (A) violate in any respect any Applicable Law with respect to such Seller, such Affiliate of any Seller or any Company, or any of their respective properties or assets, (B) result in the creation of any Encumbrance (other than Permitted Encumbrances) (1) upon any of the Shares, the Units, the Surplus Notes, the Associated Assets or the Reciprocal Subsidiary Shares or (2) upon any of the assets or properties of any Company, or (C) violate, conflict with, result in a breach of any provision of, constitute a default under, or give rise to any rights of termination, amendment, acceleration, modification, re-pricing right, suspension, approval, revocation or cancellation of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument, Contract or obligation to which such Seller, such Affiliate of any Seller or any Company is a party, or by which any of them or any of their respective properties or assets, may be bound or affected including, for the avoidance of doubt, any Contract between any Seller or any Affiliate thereof and a third party for the sale of any other business or assets of Seller Parent or any of its Affiliates, except in the case of clauses (A) and (C) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the execution and delivery of this Agreement by Sellers or any Ancillary Agreement by each Seller and each Affiliate of any Seller party thereto, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in a breach of any provision of, constitute a default under, or give rise to any rights of termination, amendment, acceleration, modification, re-pricing right, suspension, approval, revocation or cancellation of, any Contracts involving the advisory board or other governing body of either of the Reciprocals or any member or members of such advisory board or other governing body, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.3.            Consents and Approvals.  Except for (i) any filings required under the HSR Act and the approvals or consents of Governmental Authorities under the insurance holding company laws of New York, New Jersey, Maine and Massachusetts, (ii) the consents and approvals set forth on Schedule 4.3, and (iii) such other filings, authorizations, consents or approvals the failure to make or obtain which would not, individually or in the aggregate, have a Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Authority or third party are necessary in connection with the execution and delivery by each Seller or any of its Affiliates of this Agreement or any Ancillary Agreement to which such Seller or Affiliate is a party, the performance by such Seller or such Affiliate of its obligations hereunder or thereunder or the consummation by such Seller or Affiliate of the transactions contemplated hereby or thereby.

Section 4.4.            Securities Ownership.

(a)           The authorized capital stock of Homeland consists of 60,000 shares of common stock, par value $100.00 per share, of which 20,000 shares are issued and outstanding, and the authorized capital stock of York consists of 60,000 shares of common stock, par value $100.00 per share, of which 31,250 shares are issued and outstanding.  There is no limit on the authorized membership interests of Skylands Management, of which one membership unit is issued and outstanding, the authorized membership interests of Adirondack Management consist of 1,000 membership units, of which 100 membership units are issued and outstanding.  Each Seller owns beneficially and of record the number of Shares, the number of Units and the principal amount of Surplus Notes listed next to its name on Schedule 4.4(a), free and clear of any Encumbrances (other than Permitted Encumbrances).  Each Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares, Units and Surplus Notes owned by it to Buyer upon the terms and subject to the conditions of this Agreement, free and clear of any Encumbrances other than Permitted Encumbrances.  Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire record and beneficial ownership of the Shares, the Units and the Surplus Notes owned by each Seller, free and clear of any Encumbrances (other than Permitted Encumbrances).

(b)           All of the Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of, and were not issued in violation of, any preemptive or similar rights.  All of the Units have been validly issued and are not subject to, and were not issued in violation of, any preemptive or similar rights, and each Seller that is an owner of Units has been duly admitted as a member of the limited liability company to which such Units relate and has no obligation to make any additional contributions to such limited liability company with respect to such Units or otherwise as a member of such limited liability company.  There are no (i) outstanding options, warrants, subscriptions, calls, puts, unsatisfied preemptive rights, securities convertible or exchangeable or redeemable for shares of capital stock, units, membership interests or other securities of, or other rights, agreements, arrangements or commitments of any kind relating to any Company, (ii) obligations (whether or not contingent) of such Seller, any Company or any of their Affiliates to offer, issue, sell, transfer, vote or otherwise dispose of any capital stock, units, membership interest or other securities of any Company convertible into or exchangeable or redeemable for shares of capital stock, units, membership interests or any other securities of any Company, (iii) obligations (whether or not contingent) of such Seller, any Company or any of their respective Affiliates to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any shares of capital stock of Homeland or York or any units or membership interests in Skylands Management or Adirondack Management, (iv) bonds, debentures, notes or other indebtedness of any Company having voting rights (or convertible into securities having voting rights) or (v) shares of capital stock, units, membership interests or other equity interests or securities of any Company reserved for issuance.

(c)           The Adirondack Surplus Note and the Skylands Surplus Note have been duly authorized by Adirondack Exchange and Skylands Association, respectively, and when sold and delivered in accordance with this Agreement, will constitute valid and binding obligations of Adirondack Exchange and Skylands Association, respectively, enforceable by Buyer against Adirondack Exchange and Skylands Association, respectively, in accordance with their terms, except as such enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights and remedies generally.  No payments of interest, dividends or other distributions have been made by either of the Reciprocals with respect to the Surplus Notes or otherwise since December 31, 2008 and through the date of this Agreement, other than payments required in accordance with the terms of the Insurance Policies.

(d)           None of the Companies has any outstanding indebtedness for money borrowed other than, in the case of Adirondack Exchange, the Adirondack Surplus Note and accrued interest thereon, in the case of Skylands Association, the Skylands Surplus Note (including a $200,000 loan from Camden Fire Insurance Company in connection with security deposit paid to the New Jersey Department of Banking and Insurance) and accrued interest thereon and none of the Companies has guaranteed, or otherwise agreed to become responsible for the payment of principal, interest or other amounts with respect to or the performance of obligations under, indebtedness for money borrowed of any other Person.

Section 4.5.            Subsidiaries.

(a)           Except for the Reciprocal Subsidiary, which is a direct, wholly owned Subsidiary of Skylands Association, none of the Companies has any Subsidiaries and, except for portfolio investments made in the ordinary course of business, there are no corporations, partnerships or other Persons in which any Company owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same.

(b)           The authorized capital stock of the Reciprocal Subsidiary consists of 1,200,000 shares of common stock, par value $1.00 per share, of which 1,200,000 shares are issued and outstanding.  All of the outstanding shares and other ownership interests of the Reciprocal Subsidiary (the “Reciprocal Subsidiary Shares”) are beneficially and legally owned directly by Skylands Association, free and clear of all Encumbrances (other than Permitted Encumbrances), preemptive or other similar rights and have not been issued in violation of any Applicable Laws or other respective organization documents or any Contract to which the Reciprocal Subsidiary is a party or by which its properties or assets are bound.

Section 4.6.            Financial Statements.

(a)           Sellers have previously delivered to Buyer the following statements (collectively, the “Statutory Statements”): (i) the unaudited annual statements of each of Homeland and York as of and for each of the years ended December 31, 2008, 2007 and 2006, as filed with the Domiciliary Regulators of Homeland and York, respectively, and (ii) the quarterly statement of each of the Insurance Companies as of and for the period ended September 30, 2009, as filed with the Domiciliary Regulators of the Insurance Companies, together in each case with any exhibits, schedules, amendments, supplements or notes thereto.  The Statutory Statements were prepared from and are consistent with the Records of each applicable Insurance Company and were filed with the applicable Domiciliary Regulators on forms prescribed or permitted by such Domiciliary Regulators and were prepared in conformity with SAP consistently applied.  Each of the balance sheets included in the Statutory Statements presents fairly in all material respects the financial position of the applicable Insurance Company, including the admitted assets, liabilities, capital and surplus of such Insurance Company, as of its date and each of the statements of operations included in the Statutory Statements presents fairly in all material respects the results of operations of the applicable Insurance Company for the period therein set forth, in each case in accordance with SAP.  There are no permitted practices utilized in the preparation of the Statutory Statements.

(b)           Sellers have previously delivered to Buyer copies of the unaudited quarterly combining GAAP balance sheet and insurance operations income statement through underwriting income of the Companies as of and for the period ended September 30, 2009 (the “GAAP Financial Statements” and, together with the Statutory Statements, the “Financial Statements”).  The GAAP Financial Statements: (x) were prepared from and are consistent with the Records, (y) present fairly in all material respects the combined financial position and the combined results of operations of the Acquired Companies, as of their respective dates and for the period then ended, and (z) were prepared in conformity with GAAP applied on a basis consistent with its application in connection with the preparation of, and the GAAP Financial Statements are otherwise consistent with, the consolidated financial statements of Seller Parent and its Subsidiaries of the same dates or periods that were included in the reports of Seller Parent filed with the SEC in accordance with the Exchange Act.

(c)           Sellers have previously delivered to Buyer an unaudited combined pro forma balance sheet of the Acquired Companies as of December 31, 2009 prepared in accordance with GAAP after giving effect to the Pro Forma Adjustments and such other adjustments that would be required to cause such balance sheets to comply with the requirements applicable to pro forma balance sheets under Regulation S-X promulgated by the SEC pursuant to the Exchange Act (the “Pro Forma Balance Sheet”).  The Pro Forma Balance Sheet was prepared from and is consistent with the Records and the Financial Statements, presents fairly in all material respects the consolidated pro forma financial position of the Acquired Companies as of December 31, 2009, and was prepared in conformity with GAAP applied on a basis consistent with its application in connection with the preparation of the Financial Statements.

(d)           Sellers have also previously delivered to Buyer copies of the unaudited quarterly SAP balance sheets and income statements of the Reciprocals as of and for the period ended September 30, 2009, and the audited annual SAP balance sheets and income statements of each of Adirondack Exchange and Skylands Consolidated as of and for the years ended December 31, 2008, 2007 and 2006 (the “Historical Reciprocals Financial Statements”).  The Historical Reciprocals Financial Statements: (i) were prepared from and are consistent with the Records of the Reciprocals and Reciprocal Subsidiary, (ii) present fairly in all material respects the financial position, results of operations and the cash flows of the Adirondack Exchange and Skylands Consolidated as of their respective dates and for the period then ended, and (iii) were prepared in conformity with SAP (except as may be stated in the notes thereto) consistently applied.

Section 4.7.            Legal Proceedings.

(a)           Other than (i) as set forth on Schedule 4.7(a) and (ii) Actions constituting claims under Insurance Policies arising in the ordinary course of business, there are no pending or, to the Knowledge of Seller Parent, threatened, Actions arising against, relating to or affecting any Seller in connection with the Business, any Company or any of their respective properties, assets or businesses, or any Action challenging the validity or propriety of, or that would have the effect of preventing, materially delaying or making illegal any of, the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)           There is no injunction, order, judgment, decree, award or regulatory restriction imposed upon any Seller, any Company or any Affiliate of Seller that will be a party to any Ancillary Agreement or any of their respective properties or assets that (i) restricts the ability of any Seller, any Company or any Affiliate of Seller that will be a party to any Ancillary Agreement to conduct its business in the ordinary course of business consistent with past practices and (ii) has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.8.            Undisclosed Liabilities.

(a)           The Companies have no Liabilities except for (i) those Liabilities that are reflected or reserved against on the Financial Statements as of September 30, 2009, (ii) Liabilities incurred since September 30, 2009 in the ordinary course of business consistent with past practice (including all claims under Insurance Policies), and (iii) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The Insurance Companies have paid in full or established reserves for all guaranty or other similar state governmental fund assessments required by any Governmental Authority to be paid by them.  As of the date of this Agreement, except as set forth in Schedule

4.8(b) and except as and to the extent paid prior to December 31, 2008 or reserved against in the Statutory Statements, the Insurance Companies have not received any guaranty fund assessments.

(c)           Except as set forth on Schedule 4.8(c), none of the Companies is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any indebtedness of the Companies, including the Surplus Notes, and no event or condition exists with respect to any indebtedness of the Companies that would permit (or that with notice or lapse of time, or both, would permit) one or more Persons to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.  None of the Companies has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise), themselves or any of their equity interests, assets or properties, whether now owned or hereafter acquired, to be subject to an Encumbrance other than a Permitted Encumbrance.

Section 4.9.            Absence of Certain Changes; No Material Adverse Effect.

(a)           Except as set forth on Schedule 4.9(a), as reflected on the Financial Statements as of and for the period ended September 30, 2009, or as otherwise expressly contemplated by this Agreement, since December 31, 2008, the Companies (i) have conducted the Business in the ordinary course of business consistent with past practice, and (ii) have not:

(A)          made any material change in the underwriting, reinsurance, pricing, claim processing and payment, reserving, financial or accounting practices or policies of any Company, except as required by changes in Applicable Law, GAAP or SAP;

(B)           entered into or modified any reinsurance or retrocession agreement other than in the ordinary course of business consistent with past practice;

(C)           issued, sold, pledged or encumbered any capital stock, notes, bonds or other securities of any Company, or any option, warrant or other right to acquire the same;

(D)          merged with, entered into a consolidation with or acquired an interest of 10% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets (other than fixed maturity securities, equity securities, cash and short-term investments) with an aggregate value in excess of $350,000;

(E)           sold, abandoned or made any other disposition of any of its material investments or other material assets, properties or business other than in the ordinary course of business consistent with past practice; or amended any Contract pursuant to which it agrees to indemnify any Person (other than insurance policies or similar instruments written by any Company in the ordinary course of business consistent with past practice) or to refrain from competing with any Person;

(F)           engaged in any transaction with, or entered into any Contract with any Affiliate that involves the transfer of consideration and that (i) has terms materially less favorable, in the aggregate, to the Companies than the Companies would reasonably be expected to receive from a non-Affiliate or (ii) has or would have a material adverse financial impact on the Companies, other than, in each case, pursuant to the Contracts with Affiliates existing on the date of this Agreement (without giving effect to any amendments or restatements), each of which has been identified on Schedule 4.9(a)(ii)(F) and have been previously provided to Buyer;

(G)           made any capital expenditure or commitment for any capital expenditure in excess of $350,000 in the aggregate;

(H)          incurred indebtedness for borrowed money, guaranteed, assumed or endorsed any indebtedness for borrowed money of, or otherwise became responsible or liable (whether directly, contingently or otherwise) for indebtedness on behalf of, any Person, made any loan, advance or capital contribution to any other Person or granted or permitted to exist any security interest or other Encumbrance with respect to the Shares, the Units or the Associated Assets;

(I)            (i) changed any financial or Tax accounting methods or practices other than as required by a change in applicable GAAP, SAP or Applicable Law, (ii) made, revoked, changed, or amended any Tax election, (iii) filed any amended Tax Return or claim for refund, (iv) paid, settled or compromised any claim, proceeding, audit, examination, adjudication or controversy relating to a Tax liability or refund, (v) rescinded any claim for refund, or (vi) entered into any agreement with a Taxing Authority that could continue to be binding after the Closing Date or terminated, revoked or amended any agreement with a Governmental Entity with respect to Taxes that has been executed and is in effect as of the date hereof, in each case of clauses (i) — (vi), to the extent such action could affect the Taxes of any Company following the Closing Date;

(J)            except as required by Applicable Law, or involving ordinary increases consistent with past practice, (i) granted any increase, or announced or promised any increase, in the wages, salaries, compensation, bonuses, incentives, severance, pension or other direct or indirect compensation or benefits payable to any of the Business Employees or any other employee, director, consultant or agent to the extent any Company has any Liability for such compensation or benefits, including any increase or change pursuant to any Benefit Plan, or (ii) established, increased, accelerated or promised to establish, increase or accelerate any compensation or benefits under any Benefit Plan;

(K)          increased or decreased its reserves for losses (including incurred but not reported losses) and loss adjustment expense other than in the ordinary course of business in a manner consistent with past practice;

(L)           amended or restated its certificate or articles of incorporation, organization or formation or bylaws or limited liability company operating agreement (or other organizational documents);

(M)         terminated, canceled or amended any insurance coverage maintained by any Company with respect to any material assets of any Company that was not replaced by substitute insurance coverage; or

(N)          agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.9(a), except as expressly contemplated by this Agreement.

(b)           Except as set forth on Schedule 4.9(b), since December 31, 2008, the Renewal Rights Sellers have conducted the Business conducted by them in the ordinary course of business consistent with past practice and have not undertaken any action specified in Section 4.9(a)(ii)(A), (B), (H), (K) or (N) with respect to or otherwise affecting the Subject Policies or the Associated Assets.

(c)           Except as set forth on Schedule 4.9(c), since December 31, 2008, there has been no event or occurrence which has had or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.10.          Compliance with Law; Permits; Regulatory Matters.

(a)           Except as set forth on Schedule 4.10(a) or, with respect to clause (i) only, as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2008, (i) the Companies and (with respect to the Associated Assets and their conduct of the Business) Sellers have been and are in compliance in all respects with all Applicable Laws and (ii) none of the Companies or (with respect to the Associated Assets and their conduct of the Business) any Seller has received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any Applicable Law.

(b)           Schedule 4.10(b) lists (i) the jurisdictions in which each of the Insurance Companies is licensed to write and the types of insurance and other products that the Insurance Companies are licensed to write in each such jurisdiction and (ii) each jurisdiction in which each Renewal Rights Seller is licensed to write Subject Policies.  Other than as set forth in Schedule 4.10(b) and other than in the ordinary course of regularly scheduled financial and market conduct examinations, none of the Insurance Companies is the subject of any material pending or, to the Knowledge of Seller Parent, threatened regulatory proceedings.  Schedule 4.10(b) lists the state of domicile of each Insurance Company.  None of the Insurance Companies is a “commercially domiciled insurer” under the laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

(c)           (i) The Companies hold all material Permits necessary for the ownership and conduct of their business in each of the jurisdictions in which the Companies conduct or operate their business in the manner now conducted, and all such Permits are in full force and effect, (ii) the Renewal Rights Sellers hold all material Permits necessary for the ownership and conduct of the Business in each of the jurisdictions in which the Business is conducted or operated by them in the manner now conducted, and all such Permits are in full force and effect,

(iii) each Seller, any Affiliate of such Seller that is a party to this Agreement or any Ancillary Agreement and the Companies are, and at all times have been, in compliance in all material respects with the terms of the Permits and all Applicable Laws, (iv) none of such Sellers, any Affiliate of such Seller or any Company has received, at any time since January 1,  2008, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (1) any material actual, alleged, possible, or potential violation of, or failure on the part of such Seller, any Affiliate of such Seller or any Company to comply with, any term or requirement of any Permit or (2) any material actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, (v) no event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) (x) constitutes or would result in, directly or indirectly, a material violation of, or a failure to comply with, any Applicable Law or any term or requirement of any material  Permit, or (y) has resulted or would result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Permit, and (vi) all applications required to have been filed for the renewal of each material Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Authority.  Subject to the receipt of each of the consents and approvals listed on Schedules 4.3 and 5.3 (assuming Schedule 5.3 is correct and complete) and compliance by Sellers and Buyer with the HSR Act and the applicable change of control insurance laws, regulations and other requirements of the states of Maine, New Jersey and New York and the Commonwealth of Massachusetts, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in any revocation, cancellation, suspension or nonrenewal of any such Permit of the Insurance Companies or the Renewal Rights Sellers.  As of the Closing, Homeland and York collectively will not be subject to Impediments that would prohibit them from replacing or renewing any of the In-Force Policies upon the expiration of its then current term.

(d)           None of Sellers, any Affiliate of such Sellers that is a party to any Ancillary Agreement, the Companies or any of their properties or assets is subject to any outstanding order or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Authority that by its terms restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its management or its business, including the Business (each, a “Regulatory Agreement”), nor has any Seller or any Affiliates of any Seller that are a party to any Ancillary Agreement or any Company been advised since January 1, 2008 by any Governmental Authority that it is considering issuing or requesting any such Regulatory Agreement.

(e)           All Subject Policies are in compliance, and at their respective dates of issuance were in compliance, in all material respects with all Applicable Laws and, to the extent required under Applicable Law, are on forms approved where required by the applicable Governmental Authorities or have been filed where required and not objected to (or such objection has been withdrawn or resolved) by such Governmental Authorities within the period provided for objection.

(f)            Except as set forth on Schedule 4.10(f), all premium rates established by the Insurance Companies and (with respect to the Subject Policies written by the Renewal Rights Sellers) the Renewal Rights Sellers that are required to be filed with or approved by any Governmental Authorities have been so filed or approved, the premiums charged conform in all material respects to the premiums so filed or approved and comply (or complied at the relevant time) in all material respects with the insurance laws applicable thereto.

(g)           Other than with respect to the Reciprocals, there are no Subject Policies of any Insurance Company or any Renewal Rights Seller under which the holders or owners of such Subject Policies have any rights with respect to dividends, surplus, profits, participation or voting rights.

(h)           Except as would not have a Material Adverse Effect, all necessary filings in connection with the Adirondack Management Agreement and the Skylands Management Agreement and the fees payable to Adirondack Management and Skylands Management thereunder have been made and all necessary approvals by applicable Governmental Authorities have been received.  None of Sellers and any Company has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person claiming that the fees paid or payable to Adirondack Management or Skylands Management thereunder are excessive or should be disallowed or reduced for any reason.

Section 4.11.          Filings.  Except as set forth on Schedule 4.11, (i) the Companies and (with respect to their conduct of the Business) Sellers have filed all material reports, statements, documents, registrations, filings and submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, filings and submissions complied in all material respects with Applicable Law in effect when filed and (ii) no material deficiencies have been asserted by, nor any material penalties imposed by, any such Governmental Authorities with respect to such reports, statements, documents, registrations, filings or submissions.

Section 4.12.          Agents.

(a)           Schedule 4.12(a)(i) sets forth a list of each insurance agent that has placed any Subject Policy from January 1, 2009 through December 31, 2009.  Except as set forth in Schedule 4.12(a)(ii), no Person has binding authority on behalf of any Insurance Company or (with respect to their conduct of the Business) on behalf of any of the Renewal Rights Sellers.

(b)           To the Knowledge of Seller Parent, other than as set forth on Schedule 4.12(b) (i) each insurance agent, at the time such agent wrote, sold, produced or managed business for any Insurance Company was duly licensed (for the type of business written, sold, produced or managed by such agent) in the particular jurisdiction in which such agent wrote, sold, produced or managed such business for such Insurance Company; (ii) all compensation paid or payable to each such agent was paid or is payable in accordance with Applicable Laws and Permits and did not and does not consist of any contingent commissions; and (iii) no such agent violated (or with or without notice or lapse of time or both would have violated) any term or provision of any Applicable Law or order applicable to the Business or any aspect (including the marketing, writing, sale, production or management) of the business of any Insurance Company or the Business of the Renewal Rights Sellers.

Section 4.13.          Underwriting.  Sellers have provided Buyer with copies of all current underwriting guidelines and manuals related to the Business currently utilized by the  Companies.  Except as would not have a Material Adverse Effect, each Renewal Rights Seller with respect to the Subject Policies and each Company has followed such guidelines in all respects in the ordinary course of business since January 1,  2008.

Section 4.14.          Market Conduct.  Since January 1, 2008, except as set forth in Schedule 4.14: (i) the Companies, the Renewal Rights Sellers and, to the Knowledge of Seller Parent, the agents and representatives of the Insurance Companies and the Renewal Rights Sellers, have marketed, sold and issued the Subject Policies written by, and other products of, the Insurance Companies and the Subject Policies of the Renewal Rights Sellers, in compliance, in all material respects, with all Applicable Laws in the respective jurisdictions in which the Subject Policies and such products have been marketed, sold or issued; (ii) all advertising, promotional and sales materials and other marketing practices used by the Companies or (with respect to their conduct of the Business) the Renewal Rights Sellers or, to the Knowledge of Seller Parent, any agents and representatives thereof, have complied and are currently in compliance, in each case, in all material respects, with all Applicable Laws; and (iii) neither the manner in which the Companies and the Renewal Rights Sellers compensate any Person involved in the sale or servicing of personal lines property and casualty insurance that is not an insurance agent, nor, to the Knowledge of Seller Parent, the conduct of any such Person, renders such Person an insurance agent under any Applicable Laws, and the manner in which the Companies and the Renewal Rights Sellers compensate each Person involved in the sale or servicing of Insurance Policies on behalf of the Insurance Companies and Subject Policies on behalf of the Renewal Rights Sellers is in compliance in all material respects with all Applicable Laws.

Section 4.15.          Insurance Issued by the Companies; Subject Policies.

(a)           The Renewal Rights Sellers, Adirondack Management, Skylands Management, Homeland, York, the Reciprocals and the Reciprocal Subsidiary are the only Subsidiaries of Seller Parent that engage or have engaged since January 1, 2007 in the Business.  Except as required by Applicable Law or set forth in Schedule 4.15(a), since January 1, 2009 (a) all insurance claims made by any Person under any Insurance Policy issued by any Insurance Company or any Subject Policy have been paid or appropriate provisions therefor have been made and (b) all such insurance claims paid by any Company or any Renewal Rights Seller have in all material respects been paid in accordance with the terms of the Subject Policies or Insurance Policies under which they arose, except in the case of clauses (a) and (b) for such claims for which the applicable Renewal Rights Seller or Company has a reasonable basis to contest payment.

(b)           Set forth on Schedule 4.15(b) is a description of the Insurance Companies’ and the Renewal Rights Sellers’ characterization of “Tier 1 Claims,” “Tier 2 Claims” and “Tier 3 Claims.”  Schedule 4.15(b) also identifies, for each such characterization, each claim under a Subject Policy that is pending as of the date hereof and is characterized as such by an Insurance

Company or a Renewal Rights Seller (such claims, together with any additional claims that are characterized as a Tier 1 Claim, a Tier 2 Claim or a Tier 3 Claims between the date hereof and Closing Date in accordance with Section 6.28, the “Tiered Claims”).

Section 4.16.          Reinsurance and Retrocessions.

(a)           Schedule 4.16(a) sets forth a correct and complete list of (i) all reinsurance and retrocession treaties and agreements in force as of the date of this Agreement to which any Insurance Company or (with respect to their conduct of the Business) any Renewal Rights Seller is a ceding party, including the 2010 HO Quota Share Reinsurance Agreement, (ii) any terminated or expired reinsurance or retrocession treaty or agreement of any Insurance Company or (with respect to their conduct of the Business) any Renewal Rights Seller under which there remains any material outstanding reserves and (iii) any reinsurance or retrocession treaty or agreement between any Insurance Company or (with respect to their conduct of the Business) any Renewal Rights Seller, on one hand, and any Affiliate of any Company, on the other hand, and for each such treaty or agreement described in (i), (ii) or (iii), the effective date of such treaty or agreement and the termination date of any such treaty or agreement which has a definite termination date (collectively, the “Ceded Reinsurance Agreements”).  The Sellers have delivered or made available to Buyer true and complete copies of each Ceded Reinsurance Agreement.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Ceded Reinsurance Agreements required to be set forth on Schedule 4.16(a) are in full force and effect to the respective dates noted on the Schedule, no Company or Renewal Rights Seller is in default in any respect as to any provision of any Ceded Reinsurance Agreement and there is no pending or, to the Knowledge of Seller Parent, threatened dispute between any Company or Renewal Rights Seller, on one hand, and any reinsurer under any such treaty or agreement, on the other hand. Except as set forth in Schedule 4.16(a)(i) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no consent is required from any party to an existing reinsurance or retrocession treaty or agreement in connection with the transactions provided for in this Agreement or the Ancillary Agreements.  Each of the Insurance Companies and the Renewal Rights Sellers is entitled to take full credit in its statutory financial statements pursuant to Applicable Laws for all reinsurance and retrocession ceded pursuant to any reinsurance or retrocession treaty or agreement to which such Insurance Company or (with respect to their conduct of the Business) such Renewal Rights Seller is party, and all such amounts have been properly recorded in all material respects in the Records of such Insurance Company or Renewal Rights Seller and are properly reflected in the Statutory Statements.

(b)           With respect to any reinsurance or retrocession Contract pursuant to which any Insurance Company or (with respect to their conduct of the Business) such Renewal Rights Seller has ceded or assumed any risk for which the ceding insurer party thereto is taking credit on its most recent statutory statements, (i) there has been no separate written or oral agreement between such ceding insurer and the assuming reinsurer that is intended to, and would in fact, reduce, limit or mitigate any loss to the parties under any such Contract and (ii) such Contract satisfies the requisite risk transfer criteria necessary to obtain reinsurance accounting treatment under accounting standards applicable to the Insurance Company or Renewal Rights Seller that is a party thereto.

(c)           The Personal Lines Homeowners Quota Share Reinsurance Contract effective January 1, 2009, between OneBeacon Insurance Company and All Other Direct and Indirect Insurance Company Subsidiaries of OneBeacon LLC including subsequently acquired Subsidiaries of OneBeacon Insurance Group LLC, Adirondack Exchange, Skylands Association and its Subsidiaries and Affiliates and Various Third Party Reinsurers (the “2009 HO Quota Share Reinsurance Agreement”) has been terminated on a run-off basis for business written from and after January 1, 2010.  Prior to the date hereof, the Insurance Companies have entered into a quota share reinsurance agreement covering homeowners business written by them during the 2010 calendar year (the “2010 HO Quota Share Reinsurance Agreement”).

Section 4.17.          Material Contracts.

(a)           Schedule 4.17(a) sets forth a correct and complete list, as of the date hereof, of all Contracts to which any Company or (with respect to their conduct of the Business) any Seller is a party (excluding Insurance Policies or similar instruments written, by any Company or any Renewal Rights Seller in the ordinary course of business in a manner consistent with past practice) or by which any of their assets are bound which contain financial obligations of any Company or any Seller in excess of $350,000 or are otherwise material to any Company, the Business conducted by Sellers or the Associated Assets, but excluding in each case Contracts related to Intellectual Property that is not being transferred, licensed, sublicensed or assigned to Buyer under this Agreement or any Ancillary Agreement (collectively, the “Material Contracts”).  Each of the Material Contracts is a legal, valid and binding obligation of the applicable Company or the applicable Renewal Rights Seller, as the case may be, enforceable against such Company or such Renewal Rights Seller and, to the Knowledge of Seller Parent, against the other parties thereto, in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally and by general principles of equity.  Except as set forth in Schedule 4.17(a), Sellers have provided Buyer with true and complete copies of all written Material Contracts and with a reasonably detailed written description of all oral Material Contracts.  None of any Company or any Seller has received written notice of a cancellation of or an intent to cancel any Material Contract.  There exists no breach or event of default related to any Material Contract on the part of any Company or any Seller or, to the Knowledge of Seller Parent, on the part of any other party to any Material Contract that would reasonably be expected to have a Material Adverse Effect.

(b)           Except for the Contracts listed in Schedule 4.17(b), none of any Seller, any Company or any of their respective Affiliates is a party to any Contract:  (i) containing covenants limiting the freedom of any Company to engage in any line of business in any geographic area or to compete with any Person; (ii) containing provisions providing for the indemnification by any Company of any Person (excluding Insurance Policies written by any Company in the ordinary course of business in a manner consistent with past practice and excluding Contracts relating to software licenses or information technology); (iii) relating to the employment of employees of any Company (excluding employee offer letters and Benefit Plans); (iv) forming joint ventures or partnerships; (v) under which any Company has guaranteed the obligations of any Person (excluding Insurance Policies by any Company in the ordinary course of business in a manner consistent with past practice); (vi) with any Governmental Authority affecting the business of any Company and not made in the ordinary course of business; (vii)

pursuant to which any Company has incurred indebtedness for borrowed money; or (viii) under which the consequences of a default or termination would result in a Material Adverse Effect.

(c)           Schedule 4.17(c) contains the text of certain provisions (the “Commercial Lines Agreement Covenants”) of the Renewal Rights and Asset Purchase Agreement (the “Commercial Lines Agreement”) dated as of December 3, 2009 among Seller Parent, certain of its insurance company subsidiaries, OneBeacon LLC (solely in its capacity as the seller representative thereunder), The Hanover Insurance Company and The Hanover Insurance Group, Inc. (for limited purposes thereunder).  The Commercial Lines Agreement Covenants set forth the text of certain legal, valid and binding obligations of Seller Parent and certain of its Affiliates pursuant to the Commercial Lines Agreement (assuming the valid authorization, execution and delivery of the Commercial Lines Agreement by The Hanover Insurance Company) and such obligations are enforceable against Seller Parent and such Affiliates in accordance with their terms, except (i) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws in effect relating to the enforcement of creditors’ rights generally, (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought, and (iii) as to matters which may be deemed to be in contravention of public policy.  York is the only Company that is a “Seller” as defined in the Commercial Lines Agreement and the only Company that is subject to the obligations of the “Sellers” (as therein defined) set forth in the Commercial Lines Agreement.  The Commercial Lines Agreement does not restrict Buyer or any of its Affiliates (other than, from and after the Closing, the Companies) from engaging in any business, including the marketing, sale and distribution of Commercial Lines Business (as defined in the Commercial Lines Agreement), at any time or to any Person.  The section number references contained in the Commercial Lines Agreement Covenants correspond to the section number references in the Commercial Lines Agreement.

Section 4.18.          Technology and Intellectual Property.

(a)           Set forth on Schedule 4.18(a)(i) hereto is a correct and complete listing of all Registered Intellectual Property that is Owned Exclusively Used Intellectual Property, including the registration or application numbers, if applicable, in each applicable jurisdiction. Schedule 4.18(a)(ii) hereto is a correct and complete listing of all material Intellectual Property (other than commercially available software and any customizations thereto) licensed by the Companies or any Seller from a third party and used or held for use by any Company or any Seller exclusively in and reasonable necessary for the conduct of the Business as it is currently conducted (all such Intellectual Property, whether or not material, the “Licensed Exclusively Used Intellectual Property”).  Schedule 4.18(a)(ii) also sets forth whether consent from the applicable third party licensor to assign the license in such Licensed Exclusively Used Intellectual Property to Buyer is required under the applicable license agreement.

(b)           Set forth on Schedule 4.18(b)(i) hereto is a correct and complete listing of all Registered Intellectual Property that is Owned Generally Used Intellectual Property, including the registration or application numbers, if applicable, in each applicable jurisdiction.  Schedule 4.18(b)(ii) hereto is a correct and complete listing of all material Intellectual Property (other than commercially available software and any customizations thereto) licensed by or on behalf of the

Companies or Sellers from a third party and used or held for use by any Company or any Seller in both the conduct of the Business and also in the conduct of any of the other businesses of Seller Parent or its Affiliates, and that is reasonably necessary for the conduct of the Business as it is currently conducted (all such Intellectual Property, whether or not material, is the “Licensed Generally Used Intellectual Property”).

(c)           Set forth on Schedule 4.18(c) are all items of Owned Exclusively Used Intellectual Property that are being transferred to Buyer (the “Transferred Owned Intellectual Property”).  Except for the Transferred Owned Intellectual Property, no Owned Intellectual Property or Licensed Intellectual Property or other Intellectual Property is being licensed, sublicensed, assigned or otherwise transferred to Buyer  (such Intellectual Property, collectively, the “Excluded Intellectual Property”) except pursuant to the Transition Services Agreement.  On the Closing Date, except with respect to the Excluded Intellectual Property and subject to Section  4.3 and subject to obtaining all applicable consents and Applicable Laws, Buyer will have exclusive ownership of all of Sellers’ respective rights whatsoever in the Transferred Owned Intellectual Property.

(d)           To the Knowledge of Seller Parent, (i) the conduct of the Business of the Companies, in whole or in part, does not infringe on the intellectual property rights of any other Person, including rights of copyright, trademark, patent, trade secret or any other proprietary right; (ii) since January 1, 2007, none of the Companies or Sellers has received any written notice of any claim that the conduct of the Business of the Companies, in whole or in part, infringes the Intellectual Property rights of any third party; (iii) the software and databases that are part of the Transferred Owned Intellectual Property, whether through license or assignment, do not, to the Knowledge of Seller Parent, contain any “viruses,” trojan horses, or other  software routines designed to permit unauthorized access to or disabling or erasure of data without the consent of the user (it being understood that the foregoing does not include routines or mechanisms related to security or that limit the number or locations of users or modifications); and (iv) except as set forth on Schedule 4.18(d), to the Knowledge of Seller Parent, no such Owned Intellectual Property that is material software is subject to any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License that (a) requires or could require, or condition or could condition, the use or distribution of such software on the disclosure, licensing or distribution of any source code for any portion of such software or (b) otherwise imposes or could impose any limitation, restriction or condition on the right or ability of the Companies or Sellers to use or distribute such software.  Except as set forth on Schedule 4.18(d) and except for the Excluded Intellectual Property, (A) to the Knowledge of Seller Parent, the Companies or Sellers have full right, title and interest in and to all Owned Intellectual Property free and clear of any Encumbrances, and (B) to the Knowledge of Seller Parent, the Companies or Sellers own or have valid and enforceable licenses, agreements or rights (through non-assertion, settlement or similar agreements or otherwise), which are in full force and effect, to use all Licensed Intellectual Property.

(e)           The Companies and Sellers have taken reasonable steps to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including through appropriate security protocols and techniques and (ii) the security, confidentiality and integrity of all confidential or proprietary Data and Consumer Privacy Information in the possession or under the control of the Companies.  To the Knowledge of

Seller Parent, each Seller and each Company is in compliance in all material respects with Applicable Laws.  Since January 1, 2006, neither the Companies nor (with respect to the Business) any Seller has had a material security breach that resulted in or, to the Knowledge of Seller Parent, required the notification of their customers or the employees that the information of such customers or employees had been or may have been compromised or otherwise accessed by an unauthorized Person.

(f)            Other than as set forth on Schedule 4.18(f), there are no material agreements or arrangements pursuant to which (i) the Acquired Companies or the Sellers have licensed to any other Person or otherwise permitted any other Person to use (through non-assertion, settlement or similar agreements or otherwise) any of the Transferred Owned Intellectual Property or (ii) the Companies have licensed any material Licensed Intellectual Property to any Person (other than in the ordinary course of business) or (iii) any of the Companies or any of the Sellers has entered into an agreement to indemnify any Person against a charge of infringement arising out of the authorized use of the Transferred Owned Intellectual Property.

(g)           To the Knowledge of Seller Parent, all Owned Intellectual Property used in the conduct of the Business by any Company or any Seller that has been licensed by the Companies or any Seller to another Person, or that the Companies or Sellers permit another Person to use (through non-assertion, settlement or similar agreements or otherwise), and all Licensed Intellectual Property that is licensed from or to another Person by the Acquired Companies, is being used substantially in accordance with the applicable license, agreement or arrangement.

(h)           To the Knowledge of Seller Parent, collectively, the Sellers and the Acquired Companies own or have the right to use all of the material data contained in Records used and necessary to carry on the Business (collectively, the “Data”) free and clear of any Encumbrances (other than restrictions on use or disclosure imposed by Applicable Law) in the manner as used by them in the conduct of the Business.

(i)            Each of the Companies and each Seller has used commercially reasonable efforts to protect and preserve the confidentiality of trade secrets or other material confidential information and proprietary know-how, ideas and information used or necessary for any business of any of the Companies (“Company Confidential Information”).  Except as set forth on Schedule 4.18(i), all current employees of the Companies and Sellers have been required to agree to adhere to a Company’s or a Seller’s respective policies regarding disclosure of confidential or proprietary information relating to the business of any of the Companies or the Business conducted by the Renewal Rights Sellers  (collectively, the “Employee Confidentiality Agreements”).  To the Knowledge of Seller Parent, (i) no such current or former employee of any of the Acquired Companies or Sellers has breached or violated any of the Employee Confidentiality Agreements in any material respect and (ii) there has been no material infringement or breach of any Company Confidential Information by any other Person.  Each of the Companies and (with respect to their conduct of the Business) each Seller has a policy in effect requiring each contractor to execute a proprietary information/confidentiality agreement and all current contractors of the Companies and (with respect to their conduct of the Business) Sellers have executed such an agreement providing for the Companies or Sellers to obtain written assignments or acknowledgements of assignments from such contractors who contributed to the creation or development of any Transferred Owned Intellectual Property of such contractors’ rights to such contributions that the Companies do not already own by operation of law.  To the Knowledge of Seller Parent, all material use, disclosure to a third party or appropriation by a third party, other than attorneys and other advisors subject to rules of professional conduct, of Company Confidential Information has been pursuant to the terms of a written agreement between the Companies or a Seller, on the one hand, and such third party, on the other hand.  To the Knowledge of Seller Parent, all use, disclosure or appropriation of confidential information of a third party by the Companies or a Seller has been in compliance in all material respects with the applicable confidentiality obligations or is otherwise lawful.

Section 4.19.          Real Property.

(a)           None of the Companies owns, and, to the Knowledge of Seller Parent, none of the Companies has ever owned, any direct, indirect or beneficial interest in real property.  Schedule 4.19(a) sets forth a correct and complete listing, as of the date hereof, of all real estate Leases currently in force and setting forth the address, the name of landlord, the name of the tenant, the rent, the term, the entity in possession of any sublease, the amount of security deposit, if any, whether the real property is used exclusively by the applicable Company or Seller or is shared with other businesses operated by any Seller or any Affiliates of any Seller for each Lease.  Sellers have delivered to Buyer true and complete copies of each Lease (as amended or supplemented).  Each Lease is legal, valid, binding, in full force and effect, has not been modified or amended, and enforceable in accordance with its respective terms against any Company or their Affiliates party thereto and, to the Knowledge of Seller Parent, against the other parties thereto.

(b)           Each Lease grants the tenant under such Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder.  The tenant in each such Lease has good and valid title to the leasehold estate under such Lease free and clear of any Encumbrances, other than obligations under such Lease and Permitted Encumbrances.  Except as set forth in Schedule 4.19(b), the Companies and Sellers have the right to quiet enjoyment of all material property leased by any of them for the full term of each such Lease (or any renewal option) relating thereto and have full right, power and authority to enter into and to consummate the transactions contemplated by each of the Lease Agreements covering any of the facilities or real property that is also subject to a Lease.

(c)           Since January 1, 2008, none of Sellers or any Company has given or received any notification that disputes the computation of rents or charges payable pursuant to the Leases and there are no pending unresolved material disputes with any landlord under such Leases.  None of the Companies or, to the Knowledge of Seller Parent, any other Person is in default under any Lease, and no event has occurred or condition exists which, with the giving of notice or the lapse of time or both, would constitute a default on the part of any Company or would entitle the landlord thereunder to terminate the Lease.

(d)           Other than as disclosed in Schedule 4.19(d), there are no subtenants occupying any portion of the Leased Real Properties, and except for any Company, no other person or entity has any right to occupy or possess any portion of the Leased Real Properties.

None of  Sellers’ or any Company’s interest in any of the Leased Real Properties has been pledged, assigned, hypothecated, mortgaged, or otherwise subject to any Encumbrance other than Permitted Encumbrances.

(e)           No written waiver, indulgence or postponement of the applicable landlord’s obligations under any Lease has been granted by Sellers or any Company.  No Company is entitled to any free rent or similar concession and no rent has been prepaid for more than one month in advance and no Company is entitled to any refund of any rent or other sums heretofore paid to any landlord.

(f)            No construction, alteration, decoration or other work due to be performed by any Company or any landlord pursuant to any Lease remains to be performed thereunder and all construction allowances to be paid to any Company or any other sums to be paid to outside contractors or other third parties for work performed at any of the Leased Real Properties has been paid in full.

(g)           No Company has vacated or abandoned any of the Leased Real Properties, or given notice of its intent to do the same.  No Company has the right or option to purchase or otherwise acquire any of the Leased Real Properties.  No Company has given notice to any landlord indicating that it will or will not exercise any extension or renewal option, or any right or option to purchase any of the Leased Real Properties or any portion thereof.

Section 4.20.          Title to Assets.  The Acquired Companies have good title to, or valid and subsisting leasehold interests in, all personal property and other assets on their books and reflected on the Acquired Companies’ consolidated balance sheet included in the September 30, 2009 GAAP Financial Statements or acquired in the ordinary course of business since September 30, 2009 which would have been required to be reflected on such balance sheet if acquired on or prior to September 30, 2009, other than assets which have been disposed of in the ordinary course of business.  Sellers have good title to all of the Associated Assets.  None of such assets is subject to any Encumbrance, except for Permitted Encumbrances and Encumbrances set forth on Schedule 4.20 or reflected in the Financial Statements as of and for the period ended September 30, 2009.  As of the Closing, Buyer will have good title to all of the Associated Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 4.21.          Sufficiency of Assets and Contractual Rights.  Except as set forth on Schedule 4.21 and except for functions and services performed by the Business Employees, subject to obtaining all applicable consents, immediately following the Closing, the assets owned or leased by the Companies, together with the Associated Assets, the services to be provided to Buyer and the Companies under the Transition Services Agreement and any other Ancillary Agreement, are sufficient in all material respects for the operation of the Business in all material respects as currently conducted.

Section 4.22.          In-Force Policies.  Schedule 4.22(i) sets forth a correct and complete list of all Subject Policies written by the Renewal Rights Sellers that were in-force as of December 31, 2009.  As of December 31, 2009, other than the Subject Policies listed on Schedule 4.22(i), no Renewal Rights Seller had outstanding or otherwise insured, marketed or administered any Insurance Policy with respect to the Business.  Other than the Subject Policies set forth on Schedule 4.22(i), any mandatory renewals thereof that become effective after the date thereof and prior to the Closing Date and any Subject Policies issued after the date thereof that are landlord protector Insurance Policies, as of the Closing Date, no Renewal Rights Seller will have outstanding or will otherwise have insured, marketed or administered any Insurance Policy with respect to the Business.  Each of the Subject Policies set forth on Schedule 4.22(i) is a direct policy obligation of the respective Renewal Rights Sellers, and, except as set forth on Schedule 4.22(ii), no portion of the Business has been written by any Renewal Rights Seller on a reinsurance basis.

Section 4.23.          Reserves.  The loss (including incurred but not reported loss) and loss adjustment expense reserves of the Insurance Companies reflected on the balance sheets as of and for the periods ended December 31, 2008 and September 30, 2009 included in the Financial Statements, and those loss and loss adjustment expense reserves of the Renewal Rights Sellers reflected on the Pro Forma Statements were determined using generally accepted actuarial standards consistently applied and actuarial assumptions that were in accordance with or more conservative than those called for in the relevant Insurance Policy.  Sellers have provided to Buyer all material actuarial reports and analyses relating to the Business (whether prepared internally or by any external actuary) prepared since January 1, 2008 and all information furnished to actuaries in connection with the preparation of such reports and analyses was accurate in all material respects.  Sellers make no express or implied representation or warranty hereby or otherwise under this Agreement or any Ancillary Agreement that the reserves held by or on behalf any Insurance Company or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established.

Section 4.24.          Taxes.

(a)           All (i) Tax Returns required to have been filed by or with respect to any of the Companies have been filed on a timely basis in the manner prescribed by Law and (ii) Taxes shown to be due on such Tax Returns or otherwise due have been paid.  All such Tax Returns were and continue to be true, correct, and complete, except where the failure of such Tax Returns to be true, correct, and complete is not material.  With respect to Taxes for any taxable period for which Taxes are not yet due or owing, the Companies have made due and sufficient current accruals on the Financial Statements in accordance with GAAP.

(b)           Except as set forth on Schedule 4.24(b), none of the Companies has been a member of an Affiliated Group or any other group filing Tax Returns on a combined, consolidated, unitary, or other similar basis other than an Affiliated Group that includes OneBeacon U.S. Financial Services, Inc., as a common parent.

(c)           (i) The Tax Returns set forth on Schedule 4.24(c) constitute (A) all federal and state income Tax Returns and (B) all non-income Tax Returns for which there has been reported an amount of Tax paid (or to be paid) in excess of $500,000, in each case filed by or with respect to any of the Companies (and any Affiliated Group of which any of the Companies is a member) for all taxable periods commencing after December 31, 2003, (ii) no material claim has ever been made by a Governmental Authority in a jurisdiction where Tax Returns are not filed by or with respect to any of the Companies that any of the Companies is or may be subject to taxation by or should have filed a Tax Return in that jurisdiction and there is no reasonable basis for any such claim, and (iii) none of the Companies has been or is subject to any material Tax in a jurisdiction other than (A) the United States or (B) any state or local Tax jurisdiction where a Tax Return is currently filed.

(d)           There are no Encumbrances relating to Taxes on the Shares, Units, or Surplus Notes or on any of the assets of the Companies or the Associated Assets, except for Permitted Encumbrances.

(e)           Except as set forth on Schedule 4.24(e), no written notice has been received by any of the Companies with respect to any (i) federal, state, local, or foreign audit, action, suit, examination, investigation, or other administrative proceeding or court proceeding (each an “Audit”) with respect to Taxes or Tax Returns of or with respect to any of the Companies or any of the Associated Assets; (ii) Audit that is pending or threatened with respect to any Taxes or Tax Returns of or with respect to any of the Companies or any of the Associated Assets; (iii) reassessments of any property owned by the Companies or any of the Associated Assets that could increase the amount of any Tax to which any of the Companies could be subject after the Closing Date; and (iv) material deficiencies for Taxes claimed, proposed, or assessed by any Governmental Authority.

(f)            Except as set forth on Schedule 4.24(f), no request has been made for an extension of time within which to file any Tax Return of or with respect to any of the Companies in respect of any taxable year which has subsequently not been filed and no outstanding agreements, waivers, or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of or with respect to any of the Companies has been given by or on behalf of any of the Companies.

(g)           Except as set forth on Schedule 4.24(g), no power of attorney has been granted by or with respect to any of the Companies with respect to any matter relating to Taxes.

(h)           Except as set forth on Schedule 4.24(h), none of the Companies is a party to, is bound by, or has any obligation under any Tax sharing or allocation agreement, or any other agreement which provides an indemnification for Taxes or similar contract or arrangement, and none of the Companies is liable for any Taxes of another person as a successor, transferee, by indemnity, by contract, by operation of Applicable Law, or otherwise.

(i)            Tax basis, loss and loss adjustment expense reserves, and unearned premium reserves for each of the Companies have been computed and maintained in the manner required under Sections 807, 832, and 846 of the Code and any other applicable tax provision; and deductions and gross income for each Reciprocal have been computed in the manner required under Section 832(f) of the Code and any other applicable tax provision and each Reciprocal has satisfied all related notification requirements.

(j)            None of the assets or liabilities of the Companies are and neither Surplus Note is a debt obligation that has been treated by the relevant Company as (i) “corporate acquisition indebtedness” within the meaning of Code Section 279(b), (ii) a “registration-required obligation” as defined in Section 163(f)(2) of the Code; (iii) having original issue discount for purposes of Section 1272 of the Code; (iv) providing for contingent payments for purposes of Treasury Regulations Section 1.1275-4; or (v) a “disqualified debt instrument” as defined in Section 163(l)(2) of the Code.

(k)           None of the Companies (nor any Seller with respect to any of the Companies, the Associated Assets or the Subject Policies) has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are or have been defined in Sections 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) in (i) any “reportable transaction” within the meaning of Sections 6011, 6662A, and 6707A of the Code and the Treasury Regulations thereunder; (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.

(l)            None of the Companies has (i) entered into any transaction that resulted in a “deferred intercompany gain” (within the meaning of Treasury Regulation Section 1.1502-13) equal to or greater than $50,000 that, in whole or in part, continues to be deferred pursuant to the provisions of Treasury Regulation Section 1.1502-13 as of the date hereof; (ii) an “excess loss account,” as defined in Treasury Regulation Section 1502-19; or (iii) any liability that will be subject to the rules of Treasury Regulation Section 1.1502-13(g) after the Closing Date.

(m)          Within the meaning of Section 355 of the Code, none of the Companies was a “distributing corporation” in a transaction intended to be governed by Section 355 of the Code in the two years prior to the date of this Agreement.

(n)           None of the Insurance Policies of the Companies or that are part of the Subject Policies is a “specified insurance contract” under Code Section 848.

(o)           None of (i) the Companies has been or is a life insurance company as defined in Section 7702 of the Code or (ii) the Insurance Policies of the Companies or that are part of the Subject Policies is subject to or otherwise intended to qualify under Section 72, 101, 130, 401, 403, 408, 457, 817, 817A, 7702, or 7702A of the Code.

(p)           No asset sold by Seller Parent or any entity disregarded as separate from Seller Parent for United States federal tax purposes is a United States real property interest within the meaning of Section 897 of the Code and none of the Sellers other than Seller Parent or any entity disregarded as separate from Seller Parent for United States federal tax purposes is a “foreign person” within the meaning of Section 1445 of the Code.

(q)           No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local, or foreign law) has been entered into and no Tax ruling has been received or requested by or with respect to any of the Companies or any of the Associated Assets that could have an adverse effect on Buyer after the Closing Date.

(r)            All Applicable Law relating to the payment and withholding of Taxes with respect to the Companies and the Associated Assets has been complied with and all withholding and payment of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign person, or other third party has occurred.

(s)           For United States federal tax purposes, Adirondack Management has been treated as a disregarded entity since its formation and Skylands Management has been treated as a disregarded entity since May 1, 2003.

(t)            Except as set forth on Schedule 4.24(t), since issuance, the Surplus Notes have been treated as debt for income Tax purposes and interest thereon has been treated by the Reciprocals as deductible without any limitation for income Tax purposes.

(u)           No reduction in Tax basis has been elected or required with respect to any of the Companies pursuant to Section 358 of the Code.

(v)           With respect to any policy or Contract of reinsurance to which any of the Companies is a party, no facts, circumstances, or basis exists under which the IRS is reasonably likely to successfully make any (i) reallocation, recharacterization, or other adjustment under Section 845(a) of the Code or (ii) adjustment arising from a determination that any such Insurance Contract had or has a significant Tax avoidance effect under Section 845(b) of the Code.

(w)          None of the Companies maintains a “special loss discount account” or makes “special estimated tax payments” within the meaning of Section 847 of the Code.

(x)            Except as set forth on Schedule 4.24(x), no election has been made with respect to any Insurance Contract of the Companies or that is part of the Subject Policies under Section 846(e) of the Code.

(y)           None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii)  installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(z)            Either (i) no election has been made with respect to either Reciprocal under Section 835(a) of the Code or (ii) with respect to any Reciprocal with respect to which an election has been made under Section 835(a) of the Code, such Reciprocal was qualified to make such election, complied with the provisions of Section 835, and was entitled to any credit claimed under Section 835(d) of the Code.

Section 4.25.          Employee Matters.

(a)           Schedule 4.25(a) contains a correct and complete list of each material “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, and each bonus, incentive, commission, deferred compensation, employment, severance, termination, retention, change of control, equity-based performance or other compensation or benefit plan, agreement or arrangement, written or unwritten, in each case (i) in which any Business Employee participates, (ii) with respect to which any Business Employee receives or may receive compensation or benefits, (iii) that is contributed to (or for which there is an obligation to contribute to) by any

Company, or (iv) with respect to which any Company has or could reasonably be expected to have any Liability (collectively, “Benefit Plans”).

(b)           None of the Companies sponsors or maintains or has sponsored or maintained any Benefit Plans.  None of the Companies, Buyer or any Affiliate of Buyer will have any Liability at or after the Closing with respect to any Benefit Plan or any other compensation or benefit plan, program, agreement or arrangement that was sponsored, maintained or contributed to by any of the Companies, Seller Parent or any of its Affiliates on or prior to the Closing Date.

(c)           Sellers have made available to Buyer an accurate description of the material provisions of the Benefit Plans.

(d)           Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code and all other Applicable Laws.  All contributions required to  have been made by any Company under any Benefit Plan have been made by the due date therefor (including any extensions).

(e)           Sellers have provided to Buyer a list of all persons employed by Seller Parent or its Affiliates primarily in the Business as of the date hereof (the “Business Employees”) and his or her title and current salary.

(f)            The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to, or in respect of, or accrued on behalf of any current or former Business Employee or entitle any Business Employee or any other person to any severance or similar compensation or benefits under any Benefit Plan or any other compensation or benefit plan, program, agreement or arrangement that was sponsored, maintained or contributed to by any of the Companies, Seller Parent or any of its Affiliates on or prior to the Closing Date and with respect to which the Companies, Buyer, or any Affiliate of Buyer will have any Liability at or after Closing.

(g)           No “payment” (as defined in Treasury Regulation Section 1.280G-1) that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement or upon a termination of employment or other event that is deemed to be related to the transactions contemplated by this Agreement could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no Business Employee is entitled to receive any tax gross-up payment in the event that the excise tax required by Section 4999(a) of the Code is imposed under any Benefit Plan or any other compensation or benefit plan, program, agreement or arrangement that was sponsored, maintained or contributed to by any of the Companies, Seller Parent or any of its Affiliates on or prior to the Closing Date and with respect to which the Companies, Buyer, or any Affiliate of Buyer will have any Liability at or after Closing.

Section 4.26.          Collective Bargaining; Labor Disputes; Compliance.

(a)           No general work stoppage or other significant labor dispute with respect to any Company is pending or, to the Knowledge of Seller Parent, threatened, and no application for certification of a collective bargaining agent is pending or, to the Knowledge of Seller Parent, threatened with respect to the business of any Company.  No employees of any Company are covered by a collective bargaining agreement.  Each Company has complied in all material respects with all Applicable Laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and all Applicable Laws regarding occupational safety and health with respect to employees employed by it.

(b)           Except as set forth in Schedule 4.26(b), since January 1, 2008, with respect to the Business Employees, no Company, has received (i) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (ii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iii) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment, or classes of the foregoing alleging breach of any express or implied contract of employment, violation of any applicable law governing employment or the termination thereof, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)           Each Company is and has been in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar state or local law relating to plant closings and layoffs.

(d)           To the Knowledge of Seller Parent, no employee of any Company is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to the right of any such employee to be employed by any Company.

(e)           To the Knowledge of Seller Parent, no current employee with the title of Vice President or higher who is employed by any Company intends to terminate his or her employment.

(f)            Sellers have provided or made available to Buyer true and complete copies of any retention agreements with any Business Employees and all such retention agreements are in full force and effect as of the date hereof.

Section 4.27.          Internal Controls and Procedures.

(a)           Sellers maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Seller Parent has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Companies and designed such disclosure controls and procedures to ensure that material information relating to the Companies is made known to the certifying officers by others within those entities.  Sellers have evaluated the effectiveness of the Companies’ controls and procedures as of the date prior to the filing date of Seller Parent’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”) and determined that such controls were effective to provide reasonable assurance that material information required to be included in Seller Parent’s periodic SEC reports is recorded, processed, summarized and reported within the time period specified under Applicable Law.  Since the Evaluation Date, there have been no significant changes in Seller Parent’s or the Companies’ internal control over financial reporting or, to the Knowledge of Seller Parent, in other factors that could significantly affect Seller Parent’s or the Companies’ internal control over financial reporting.

(b)           Except as set forth in Schedule 4.27(b), neither any of the Companies nor any director, officer, manager, member or employee, auditor, accountant or representative of the Companies, Sellers or any of their Affiliates has received or been under a duty to report (including any self-reporting obligation) to any Governmental Authority or the board of directors of Seller Parent or the audit committee thereof any non-frivolous material written complaint, allegation, assertion or claim, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Companies or their respective internal control over financial reporting, including any material complaint, allegation, assertion or claim that any of the Companies has engaged in questionable accounting, reserving or auditing practices.

Section 4.28.          Transactions with Certain Persons.  Schedule 4.28 contains a correct and complete list of all Contracts, courses of dealing, transfers of assets or liabilities, provision of goods or services or other commitments or transactions (whether or not reduced to writing and whether or not entered into in the ordinary course of business consistent with past practice and custom) between any Company or (with respect to the Associated Assets or their conduct of the Business) any Seller and any of the following Persons: (i) Sellers or any of their Affiliates and (ii) any director, officer, member, manager, employee, consultant or senior executive of any Seller or Subsidiary of a Seller (including the Companies), or any Person related by blood or marriage to such natural Person, other than, in all cases, the payment of director fees to directors of any Seller or Company (such transactions, “Related Party Transactions”).

Section 4.29.          Investment Company.  None of Sellers, the Affiliates of Sellers that will be parties to any Ancillary Agreement or the Companies is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 4.30.          Environmental Laws.  Except as set forth on Schedule 4.30, (i) each Company is in material compliance with all applicable Environmental Laws, and possesses and is in compliance with all material Environmental Permits required under such laws for the conduct of its business and operations, (ii) no Company has received any claims or notices alleging any material Liability relating to any Environmental Laws, and (iii) there are and have been no conditions at any property operated or used by any Company since January 1, 2005 that would give rise to any material Liability of any Company under any Environmental Law.

Section 4.31.          Insurance Coverage.  Insurance policies and binders of insurance are maintained by or on behalf of the Companies and such policies and binders are in full force and effect pursuant to the terms and conditions thereof.  All coverage under any insurance policy or binder of insurance maintained by or on behalf of any Company will be terminated, effective as of the Closing, other than any insurance policy maintained by either Reciprocal or the Reciprocal Subsidiary.

Section 4.32.          Bank Accounts.  Schedule 4.32 sets forth, as of the date hereof, a correct and complete list of bank accounts and investment accounts maintained by the Companies, including the name of each bank or other institution, account numbers and a list of signatories to such account.

Section 4.33.          No Broker.  No broker, finder or similar intermediary has acted for or on behalf of any Seller, any Company or any of their Affiliates, or is entitled to any broker’s, finder’s or similar fee or other commission based on arrangements made by any Seller, any Company or their Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 4.34.          Disclaimer.  Except for the representations and warranties contained in this Agreement and, as of the Closing Date, the Ancillary Agreements, none of Sellers or any of their respective Affiliates (including the Companies) or their respective representatives makes or has made any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Sellers, their respective Affiliates, the Companies, the Associated Assets, the Surplus Notes, the Shares, the Units, the Reciprocal Subsidiary Shares or the Business, or the transactions contemplated by this Agreement or any Ancillary Agreements, including any relating to the financial condition, results of operations, prospects (including as may be set forth in any projections or forecasts), assets or liabilities of any of the foregoing entities or operations.  Except for the representations and warranties contained in this Agreement or, as of the Closing Date, any Ancillary Agreement, Seller Parent disclaims, on behalf of itself, Sellers, their respective Affiliates (including the Companies) and their respective representatives, any other representations or warranties, whether made by Seller Parent, any Seller, any of their respective Affiliates (including the Companies) or their respective representatives or any other Person in connection with the transactions contemplated by this Agreement or any Ancillary Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the date hereof and, upon the occurrence of the Closing, as of the Closing Date, as follows:

Section 5.1.            Organization and Related Matters.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

Section 5.2.            Authority; No Violation.

(a)           Buyer and each Affiliate of Buyer that is a party to any Ancillary Agreement has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer or any of its Affiliates is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action on the part of Buyer and each such Affiliate, and no other proceedings on the part of Buyer or any of its Affiliates are necessary to approve this Agreement or the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery of this Agreement by Sellers) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights and remedies generally.  As of the Closing Date, each Ancillary Agreement to which Buyer or any Affiliate of Buyer is a party will have been duly and validly executed and delivered by Buyer or such Affiliate (as the case may be) and (assuming the due authorization, execution and delivery of such Ancillary Agreement by the other parties thereto) will constitute a valid and binding obligation of Buyer or such Affiliate, enforceable against Buyer or such Affiliate in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights and remedies generally.

(b)           Neither the execution and delivery of this Agreement by Buyer, nor the execution and delivery by Buyer and each Affiliate of Buyer of any Ancillary Agreements to which it is a party, the performance by Buyer or any such Affiliate of its respective obligations hereunder and thereunder and the consummation by Buyer or such Affiliate of the transactions contemplated hereby and thereby to be performed by it, nor compliance by Buyer with any of the terms or provisions hereof or by Buyer or such Affiliates of the terms or provisions of any Ancillary Agreements to which it is a party, will (i) violate any provision of the certificate or articles of incorporation, organization or formation or bylaws or limited liability company operating agreement of Buyer or any Affiliate of Buyer that is a party to any Ancillary

Agreement, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (A) violate in any respect any Applicable Law with respect to Buyer or any Affiliate of Buyer that is a party to any Ancillary Agreement, or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any Affiliate of Buyer that is a party to any Ancillary Agreement is a party, or by which Buyer or any Affiliate of Buyer that is a party to any Ancillary Agreement or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay the performance by Buyer of any of its obligations hereunder or by Buyer or any Affiliate of Buyer that is a party to any Ancillary Agreement under any Ancillary Agreement.

Section 5.3.            Consents and Approvals.  Except for (i) any filings required under the HSR Act and the approvals or consents of Governmental Authorities under the insurance holding company laws of, New York, New Jersey, Maine and Massachusetts, (ii) the consents and approvals set forth on Schedule 5.3, and (iii) such other filings, authorizations, consents or approvals the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Buyer or any of its Affiliates of any of their respective obligations pursuant to this Agreement or any Ancillary Agreement to which any of them is party, no consents or approvals of or filings or registrations with any Governmental Authority or any third party are necessary in connection with the execution and delivery by Buyer or any of its Affiliates of this Agreement or any Ancillary Agreement to which Buyer or any such Affiliate is party, the performance by Buyer or such Affiliate of its obligations hereunder or thereunder or the consummation by Buyer or such Affiliates of the transactions contemplated hereby and thereby.

Section 5.4.            Legal Proceedings.

(a)           Neither Buyer nor any of its Affiliates that is a party to any Ancillary Agreement is a party to any, and there are no pending or, to the Knowledge of Buyer, threatened, Actions arising against, relating to or affecting Buyer, any such Affiliate or their respective properties or assets or challenging the validity or propriety of, or that have the effect of preventing, materially delaying or making illegal any of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)           There is no injunction, order, judgment, decree, award or regulatory restriction imposed upon Buyer, any such Affiliate or any their respective properties or assets which has prevented or delayed or could reasonably be expected to prevent or materially delay the performance by Buyer of any of its obligations pursuant to this Agreement or any Ancillary Agreement to which Buyer or any Affiliate of Buyer will be a party.

Section 5.5.            Investment Intent of Buyer.  The Shares, Units and Surplus Notes will be acquired by Buyer for its own account and not for the purpose of a distribution.  Buyer will refrain from transferring or otherwise disposing of any of the Shares, Units or Surplus Notes acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended.  Buyer agrees that the certificates representing the

Shares, Units or Surplus Notes may bear legends to the effect that the Shares, Units and Surplus Notes have not been registered under the Securities Act of 1933, as amended, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

Section 5.6.            Investment Company.  Neither Buyer nor any Affiliate of Buyer that will be party to any Ancillary Agreement is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 5.7.            No Broker.  No broker, finder or similar intermediary has acted for or on behalf of Buyer or any Affiliate of Buyer, or is entitled to any broker’s, finder’s or similar fee or other commission based on arrangements made by Buyer or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 5.8.            Financing.  Buyer has, and will have, as of the Closing, sufficient funds to pay the Estimated Purchase Price.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1.            Conduct of Business.  Except as set forth on Schedule 6.1(A) as otherwise expressly permitted by this Agreement, as required by Applicable Law or as consented to in writing by Buyer (which consent, with respect to clause (m) below, shall not be unreasonably withheld), during the period from the date of this Agreement through the Closing Date, Sellers shall, and shall cause the Companies to, conduct the Business in the ordinary course of business in a manner consistent with past practice, including the continuation in the ordinary course of business of the actions set forth on Schedule 6.1(B), and shall cause the Companies to (a) use commercially reasonable efforts to preserve intact their present business organization, (b) use commercially reasonable efforts to preserve the rights, franchises, goodwill and relations of their customers and others with whom business relationships exist, (c) use commercially reasonable efforts to keep available the services of their present officers, employees, consultants and agents, (d) maintain their Records in the usual manner consistent with past practice, (e) not make, revoke, change or amend any election or method of accounting concerning any Taxes, (f) not file any Tax Return in a manner that is inconsistent with past practices with respect to such Tax Return (as established on a separate Tax Return basis by the most recently filed of each such Tax Return of which a copy has been provided to Buyer prior to the date hereof) or file any amended Tax Return or claim for refund; provided, that a copy of any such Tax Return shall first be provided to Buyer at least 20 days prior to filing for Buyer’s comments and approval, (g) not pay, settle or compromise any Tax Claim or any claim, proceeding, audit, examination adjudication, controversy or assessment that involves a liability or refund for Taxes in excess of $100,000, (h) not to surrender or rescind any right to claim a refund of any Taxes in excess of $100,000, (i) not request any rulings or legal determinations with respect to any matter relating to Taxes from a Governmental Authority or submit a request to supplement, amend, or revise a ruling or other legal determination that was issued prior to the date hereof, (j) not enter into any agreements relating to Taxes with a Governmental Authority, or terminate, revoke or amend any agreement with a Governmental Entity with respect to Taxes that has been executed and is in effect as of the date hereof or consent to extend the period of limitations for the payment or assessment of any Tax, (k) not make any capital contribution to, and not permit any third party to make any capital contribution to, any Acquired Company, (l) not permit or cause either Reciprocal or the Reciprocal Subsidiary to make (i) any dividends or distributions to policyholders other than in the ordinary course of business in a manner consistent with past practice or (ii) any payments of accrued interest or other payments with respect to the Surplus Notes to the extent such payments would cause the Reciprocals Statutory Capital as of the Closing Date to be less than the aggregate principal amount of the Surplus Notes as of the Closing Date (including the amount of the security deposit loan related thereto) and (m) not take any of the actions referred to in Section 4.9(a)(ii) or, in the case of the Renewal Rights Sellers, any of the actions referred to in Section 4.9(b).  During the period from the date of this Agreement through the Closing Date, Sellers shall, to the extent permitted under Applicable Law, cause the Companies to, consult in good faith with members of Buyer’s management with respect to significant developments, transactions and decisions involving the operations or affairs of the Companies and (with respect to the Associated Assets or their conduct of the Business) Sellers not prohibited under this Agreement.

Section 6.2.            Announcements.  Prior to the Closing, subject to Section 6.3, Buyer and Sellers shall consult each other as to the form and substance, and agree as to the timing, of any public disclosures that they or their respective Affiliates shall make related to the announcement of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, provided, however, that nothing contained  herein shall prohibit any party from making any disclosure that its counsel determines to be required by any Applicable Law or the applicable rules of any stock exchange (provided that prior to making any such disclosure, if practicable, such party shall have notified the other party hereto and such other party shall have had an opportunity to review and comment on the form and substance of such disclosure).

Section 6.3.            Confidentiality.

(a)           Each party acknowledges that the success of the transactions contemplated hereby and by the Ancillary Agreements and of the continuing business of each such party and its Affiliates from and after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by the other parties and their respective Affiliates and that the preservation of the confidentiality of certain information by the other parties and their respective Affiliates is an essential premise of the bargain among the parties.  Each of the parties acknowledges that each of the other parties would be unwilling to enter into this Agreement or any of the Ancillary Agreements in the absence of this Section 6.3 and the protections established hereby.

(b)           Except for communications between Sellers and White Mountains Insurance Group, Ltd. and its Affiliates in the ordinary course of business, Sellers shall not, and Sellers shall cause their Affiliates (including the Companies until the consummation of the Closing) and their respective agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information to the extent involving or relating to (x) Buyer, the Companies or the Business, including any such information contained in the Records or (y) Buyer or any of its Affiliates; provided, however, that disclosure and use of any such information shall be permitted (i) with the prior written consent of Buyer, (ii) as and to the extent expressly permitted by this Agreement or any of the Ancillary Agreements, (iii) as and solely to the extent necessary or required for the performance by Sellers or any of their Affiliates of any of their respective obligations under this Agreement or the Ancillary Agreements, (iv) prior to the Closing, as and to the extent necessary or required in the operation of the Companies’ businesses in the ordinary course of business, (v) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 6.3(b) by Sellers or any of their Affiliates), (vi) as and to the extent necessary or required by any Applicable Law or Governmental Authority, subject to Section 6.3(f) and (vii) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement or any of the Ancillary Agreements.

(c)           Buyer shall not, and Buyer shall cause its Affiliates (including the Companies following the consummation of the Closing) and their respective agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information involving or relating to Sellers and their Affiliates (excluding, from and after the Closing, the Companies); provided, however, that disclosure and use of any such information shall be permitted (i) with the prior written consent of Sellers, (ii) as and solely to the extent necessary or required for the performance by Buyer or any of its Affiliates of any of their respective obligations under this Agreement or the Ancillary Agreements, (iii) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 6.3(c) by Buyer or any of its Affiliates), (iv) from and after the Closing to the extent such information pertains exclusively to the Business (and not to Sellers or any other businesses of Sellers) or is included in the Associated Assets, (v) as and to the extent necessary or required by any Applicable Law or Governmental Authority, subject to Section 6.3(e), and (vi) as and to the extent necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement or the Ancillary Agreements.

(d)           For the avoidance of doubt, confidential information includes business plans, financial information, operational information, strategic information, legal strategies or legal analysis, lists, names, research, marketing, sales information and any other information similar to any of the foregoing or serving a purpose similar to any of the foregoing.  The parties are not required to mark or otherwise designate information as “confidential or proprietary information,” “confidential” or “proprietary” in order to receive the benefits of this Section 6.3.

(e)           In the event that a party is required by Applicable Law or any Governmental Authority to disclose any confidential or proprietary information of another party hereto that is subject to the restrictions of this Section 6.3, such party shall (i) notify such other party in writing as soon as possible, unless it is otherwise affirmatively prohibited by such Applicable Law or such Governmental Authority from notifying such other party, (ii) cooperate with such other party to preserve the confidentiality of such confidential or proprietary information consistent with the requirements of such Applicable Law or such Governmental Authority, and (iii) use its commercially reasonable efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such Applicable Law or such Governmental Authority, in each case, at the cost and expense of such other party.

(f)            Nothing in this Section 6.3 shall prohibit a party from keeping or maintaining any copies of any records, documents or other information that may contain information that is otherwise subject to the requirements of this Section 6.3, subject to its compliance with this Section 6.3.

(g)           Prior to any disclosure or use of any information that is subject to the requirements of either Section 6.3(b) or 6.3(c) by any party, such party shall use its commercially reasonable efforts to redact or otherwise conceal any information that is not otherwise disclosable or useable in accordance with the requirements of this Section 6.3.

(h)           Each party shall be responsible for any breach or violation of the requirements of this Section 6.3, as it applies to such party, by any of its agents or representatives.

(i)            Notwithstanding the foregoing provisions of this Section 6.3, that certain letter agreement (the “Confidentiality Agreement”) dated as of May 13, 2009 between OneBeacon LLC and Buyer shall remain in full force and effect and shall, if not earlier terminated in accordance with its terms, automatically terminate as of the Closing (provided that, for such purposes, the consummation of the transactions contemplated hereby shall be deemed to be the occurrence of a “potential transaction” as referred to therein).

Section 6.4.            Filings.

(a)           Upon the terms and subject to the conditions of this Agreement, the parties hereto shall use their respective commercially reasonable efforts (i) to obtain as promptly as practicable all authorizations, consents, orders and approvals of all Governmental Authorities that may be or may become necessary to consummate and make effective the transactions contemplated by this Agreement or any of the Ancillary Agreements, and (ii) to take all reasonable actions as may be necessary to obtain such authorizations, consents, orders and approvals.  The parties hereto shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals.  The parties hereto shall (and shall cause their relevant Affiliates to) make, as promptly as reasonably practicable, all filings and notifications with all Governmental Authorities that may be or may become necessary to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including (A) Buyer causing a “Form A” or similar change of control application to be filed with the States of Maine, Massachusetts, New Jersey and New York with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, (B) Buyer causing a “Form E” or similar pre-acquisition notice to be filed in each state requiring such notice with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, (C) Sellers causing a “Form D” or similar request for approval or non-disapproval of the transactions contemplated by this Agreement and the Ancillary Agreements which may constitute transactions between or among Affiliates pursuant to Applicable Law, and (D) if required under the HSR Act, Seller Parent and Buyer each making an appropriate filing of a notification and report form pursuant to the HSR

Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party) with respect to the transactions contemplated by this Agreement.  Seller Parent and Buyer each shall supply, as promptly as reasonably practicable, any additional information and documentary material that may be reasonably requested by any applicable Governmental Authority pursuant to the HSR Act or any other Applicable Laws.  Each of Seller Parent and Buyer shall have responsibility for any filing fees or other costs associated with the filings made by it or its Affiliates, except that any filing fees associated with the filings under the HSR Act will be split equally between Buyer and Seller Parent.

(b)           Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.4, each of Seller Parent and Buyer shall, as promptly as reasonably practicable, provide to a Governmental Authority, or cause (i) the provision, as promptly as reasonably practicable, to a Governmental Authority of, non-privileged information, documents or testimony requested by such Governmental Authority that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and (ii) the use of commercially reasonable efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement.

(c)           Subject to Applicable Laws relating to the sharing of information and other than with respect to any filings required under the HSR Act, each of Seller Parent and Buyer shall promptly notify each other of any communication it or its Affiliates receives from any Governmental Authority and permit the other party to review in advance any proposed written communication by such party to any Governmental Authority and shall provide each other with copies of all written correspondence, filings or communications between such party or any of its representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement.  Sellers, on the one hand, and Buyer, on the other hand, shall, to the extent not prohibited by such Governmental Authority, give the other the opportunity to attend and participate at any meeting with or hearing by a Governmental Authority which relates to approvals required in connection with the transactions contemplated by this Agreement.  Sellers, on the one hand, and Buyer, on the other hand, shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act, if a filing under the HSR Act is required to be made with respect to the transactions contemplated by this Agreement); provided, however, that the foregoing shall not require Sellers, Buyer or any of their respective Affiliates (i) to disclose any information that in its respective reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any of their privileged information or confidential competitive information.  No party hereto shall be required to comply with any provision of this Section 6.4(c) to the extent that such compliance would be prohibited by Applicable Law.

(d)           Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.4 shall (A) require any party hereto to waive any condition to its obligation to consummate the transactions contemplated hereby, (B) require any party to agree to sell, lease, license or otherwise dispose of or hold separate any assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein of Buyer or any of its Affiliates (including the Companies) or Sellers or any of their Affiliates, as the case may be, or (C) require any party to agree to any Restrictive Condition.

Section 6.5.            Expenses.  Except as otherwise expressly provided in this Agreement or any Ancillary Agreement, regardless of whether any or all of the transactions contemplated by this Agreement are consummated, Buyer and Sellers shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby.

Section 6.6.            Third Party Consents.

(a)           Buyer and Sellers shall cooperate with each other and (i) shall use their commercially reasonable efforts promptly to prepare and to file all necessary documentation, and to effect all applications, notices, petitions and filings, with each third party (other than a Governmental Authority) that are necessary or advisable to consummate the transactions contemplated by this Agreement, and (ii) shall use their commercially reasonable efforts to obtain as promptly as practicable any Permit, consent, approval, waiver or authorization (collectively for purposes of this Section 6.6, “Consents”) of such third party that is necessary or advisable to consummate the transactions contemplated by this Agreement.  No failure to obtain any Consent by Seller Parent, in and of itself, shall constitute a breach of this Agreement.  Seller Parent shall use its, and shall cause its Affiliates to use their, reasonable best efforts, with Buyer’s cooperation, to negotiate and obtain all Consents from third parties necessary or appropriate to permit the transfer of the Acquired Companies and the Associated Assets and to permit Seller Parent to provide to Buyer the Services, as such term is defined under the Transition Services Agreement.  The costs of obtaining or pursuing all Consents required from Sellers’ information technology vendors or providers to permit the performance of Transition Services and Omitted Services (as each such term is defined under the Transition Services Agreement) for Buyer under the Transition Services Agreement will be borne by the parties in accordance with the arrangement described on, and the parties will otherwise comply with the terms of, Schedule 6.6(a).

(b)           Schedule 6.6(b) sets forth an estimate of the number of full-time equivalent (“FTE”) employees who perform, or are expected after the Closing Date (assuming such FTE employee will not be a Continuing Business Employees hereunder) to perform, any of the Services, other than the IT Services and the Discretionary Development Services, each as defined in the Transition Services Agreement, required to be performed by Sellers or any of their Affiliates pursuant to the Transition Services Agreement.  Within 15 Business Days after the date hereof, Sellers will prepare and deliver to Buyer (i) an updated Schedule 6.6(b), which will set forth Sellers’ good faith estimate of the rates and other costs applicable to the provision of such Services by such FTE employees pursuant to the Transition Services Agreement, which rates and costs will equal the actual cost to Sellers (including salary, incentive compensation, benefits, and related allocated facility, equipment and desktop information and telecommunications technology costs, along with any appropriate direct purchase costs relating to the task, the “Actual Costs”) of making such employees available to provide such Services under the Transition Services Agreement and (ii) a certificate signed by an executive officer of Seller Parent to the effect that Sellers have used their best efforts to calculate as accurately as possible such Actual Costs.  For a period of 15 Business Days following receipt of the updated Schedule 6.6(b) and again for the 45-day review period referenced below, Buyer will be entitled to reasonable access during normal business hours to the relevant records of Buyer to aid in its review of Schedule 6.6(b).  The parties will cooperate and work together in good faith to agree on the hours to be charged and will attempt to agree on fully loaded costs.  The entire content of Schedule 6.6(b), as finalized in accordance with the terms of this Section 6.6(b), will be deemed to have been integrated into Exhibit A of the form of Transition Services Agreement attached hereto as Exhibit H.  On a monthly basis after the Closing Date, Sellers will invoice Buyer for the Services (other than the IT Services and the Discretionary Development Services) performed by Sellers under the Transition Services Agreement using the Actual Costs as determined pursuant to this Section 6.6(b), unless Buyer delivers to the Seller Representative, within 45 days after receipt of the initial billing for such Services after the Closing Date, a written notice indicating that it disagrees that the rates and costs set forth on the updated Schedule 6.6(b) represent the Actual Costs.  Buyer and the Seller Representative shall work together in good faith to resolve any disagreements regarding the calculation of the Actual Costs.  If the parties cannot agree on the calculation of the Actual Costs within 30 days after Buyer delivers a notice of disagreement pursuant to this paragraph (b), Buyer and the Seller Representative shall submit the matter in dispute to the Independent Accountant for resolution in accordance with the terms set forth in Section 2.3(b)(vi).

Section 6.7.            Access to Information; Due Diligence.

(a)           Prior to the Closing Date, Buyer shall be entitled, through its employees, agents and representatives, to make such reasonable investigation of the assets, liabilities, financial condition, properties, business and operations of the Companies and (with respect to the Associated Assets and their conduct of the Business) Sellers as Buyer may reasonably deem necessary or appropriate, and for such purposes to have access to the Records, Contracts, facilities and personnel of the Companies and (with respect to the Associated Assets and their conduct of the Business) Sellers, including an examination of the corporate records and minute books, financial statements and projections, insurance department filings, reports and examinations, summaries of pending Actions, Tax Returns, accounting and actuarial methods, business plans and prospects, in each case wherever located, of the Companies and (with respect to the their conduct of the Business) the Renewal Rights Sellers.  Any such investigation, access and examination shall be conducted during regular business hours upon reasonable prior notice, and Seller Parent shall cause Sellers and the Companies and use commercially reasonable efforts to cause their respective employees, agents and representatives, including their respective counsel and independent public accountants, to cooperate fully with such employees and representatives in connection with such investigation, access and examination; provided that in no case shall any disclosure be required to be made by Seller Parent, any of its Affiliates or any of their respective agents or representatives if such disclosure would, or would reasonably be expected to, result in a loss of any attorney-client privilege, violate any contractual obligation regarding confidentiality or result in a violation of Applicable Law.

(b)           In order to facilitate the resolution of any claims made by or against Sellers or any of their Affiliates relating to the Companies or the Business, for a period of 10 years after the Closing or, if longer, the applicable period specified in Buyer’s document retention policy, Buyer shall (i) retain the books and records relating to the Companies and the Business relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Sellers and their Affiliates reasonable access (including the right to make photocopies at the expense of Sellers and their Affiliates) during normal business hours, to such books and records.

(c)           In order to facilitate the resolution of any claims made by or against Buyer or any of its Affiliates relating to the Business, for a period of 10 years after the Closing or, if longer, the applicable period specified in Sellers’ document retention policy, Sellers shall (i) retain the books and records relating to the Companies and the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Buyer and its Affiliates reasonable access (including the right to make photocopies at the expense of Buyer and its Affiliates) during normal business hours, to such books and records.

Section 6.8.            Notification of Certain Matters.  Sellers, on the one hand, and Buyer, on the other hand, shall give prompt notice to the other of the occurrence, or failure to occur, of any event or the existence of any condition that has resulted in or would reasonably be expected to result in the failure of any of the conditions set forth in Sections 8.1(a) and 8.1(b) or Sections 8.2(a) and 8.2(b), respectively; provided, however, that the delivery of notice pursuant to this Section 6.8 shall not be deemed to amend or modify this Agreement or any Schedule hereto or limit or otherwise affect the remedies available hereunder to the other Party.

Section 6.9.            Reinsurance.

(a)           Subject to availability and reasonable pricing, Sellers shall cause the Reciprocals to extend, effective April 1, 2010, the Property Catastrophe Excess of Loss Program, effective April 1, 2009, among the Reciprocals and Various Third Party Reinsurers (the “Existing Cat Program”) to provide coverage through June 30, 2010 on the same terms as the Existing Cat Program.  The Sellers shall also cause the Reciprocals to keep the Existing Cat Program in full force and effect through the Closing.

(b)           Other than as set forth in paragraph (a) above, from and after the date of this Agreement and through the Closing Date, Sellers shall, and shall cause the Companies to consult with Buyer regarding the renewal of any ceded reinsurance treaty or Contract of the Companies that is due to expire during such period.

Section 6.10.          Employees.

(a)           No later than 20 Business Days after the date of this Agreement, Buyer shall provide to Seller Parent a list of Business Employees that Buyer intends to hire as of the Closing Date (the “Listed Employees”).  No later than 20 Business Days after the date of this Agreement, Buyer or an Affiliate of Buyer shall offer employment, effective as of the Closing Date, to each Listed Employee.  Each Listed Employee who accepts such offer of employment and who commences employment with Buyer or an Affiliate of Buyer as of the Closing Date shall be referred to herein as a “Continuing Business Employee.”  Buyer shall have sole Liability for any Losses arising out of or resulting from any claims brought by any Business Employee resulting from or attributable to the sharing of information to assist in the selection of those Business Employees to receive offers of employment from Buyer.  Buyer will not have any Liability or responsibility for, and Sellers and their Affiliates will have sole Liability and responsibility for, any and all severance pay, change of control amounts and other employment termination or contract obligations for all employees of Sellers or their Affiliates regardless of whether such employees become Continuing Business Employees hereunder; provided, that Buyer will reimburse to Sellers or their Affiliates, as applicable, promptly upon demand, all severance pay amounts actually paid by them in accordance with Sellers’ severance pay policy as set forth on Schedule 6.10(i) to any Business Employee who is not a Continuing Business Employee but is hired by Buyer or its Affiliates at any time prior to the date that is six months after the Closing Date.  Sellers will have sole Liability and responsibility for, and shall pay at or prior to the Closing or, with respect to any portion of the compensation of such Business Employee, on the applicable employer’s next regularly scheduled compensation date applicable to such compensation, all base salary, commissions, incentive, performance or other bonuses, paid time-off and other amounts payable (or to become payable) to any Continuing Business Employee in respect of services performed or paid time-off accrued at any time on or prior to the Closing Date.  Nothing in this Agreement shall preclude Seller or its Affiliates from terminating the employment of any Business Employee for cause prior to the Closing, nor, from and after the date on which Buyer offers employment to the Listed Employees as contemplated by this Section 6.10(a), from terminating for any reason any Business Employee who is not a Listed Employee or who is a Listed Employee but does not accept Buyer’s offer of employment.

(b)           From and after the Closing Date, Buyer shall provide Continuing Business Employees with annual compensation and benefits, including base pay, authorized overtime, bonuses, incentive compensation and benefits that are comparable in the aggregate to the compensation and benefits provided to similarly situated employees of Buyer.

(c)           With respect to any employee benefit plan maintained by Buyer or any of its Affiliates in which Continuing Business Employees participate after the Closing Date, effective upon the Closing Date, Buyer shall, or shall cause one of its Affiliates to use commercially reasonable efforts to, (i) waive all limitations as to pre-existing conditions or waiting periods, if any, under such Buyer or its Affiliate’s plans in which such Continuing Business Employees may be eligible to participate, and (ii) provide to each Continuing Business Employee credit for all service with Sellers and their Affiliates prior to the Closing Date for purposes of vesting and eligibility (but not for purposes of benefit accrual) under such Buyer or Affiliate’s plans, programs and policies to the extent such Continuing Business Employee would be eligible to participate in such Buyer or Affiliate’s plans, programs or policies.

(d)           Continuing Business Employees who receive an eligible rollover distribution (within the meaning of section 402(f)(2) of the Code) which constitutes a direct rollover distribution within the meaning of section 401(a)(31) of the Code and regulations thereunder from a Benefit Plan which is a defined contribution plan (the “Seller 401(k) Plan”) shall, subject to the provisions of section 402 of the Code and the terms of the defined contribution plan maintained by Buyer or its Affiliates (the “Buyer 401(k) Plan”), be permitted to make a rollover contribution to the Buyer 401(k) Plan.  To extent that, pursuant to the foregoing provisions of this paragraph (d), a Continuing Business Employee is eligible to make a rollover contribution of a direct rollover distribution to the Buyer 401(k) Plan, such rollover contribution may include promissory notes for loans made to such Continuing Business Employee under the terms of the Seller 401(k) Plan.

(e)           Seller Parent or its Affiliates (other than the Companies) will provide any continuation coverage required under COBRA to each Business Employee (and his or her eligible spouse and dependents) who is a “qualified beneficiary,” as defined in COBRA, whose first “qualifying event,” as defined in COBRA, occurs on or prior to the Closing Date.  Buyer, the Companies or one of their Affiliates will provide all COBRA continuation coverage to each Continuing Business Employee (and his or her eligible spouse and dependents) who is a “qualified beneficiary,” as defined in COBRA, whose first “qualifying event,” as defined in COBRA, occurs after the Closing Date.

(f)            Nothing in this Agreement, express or implied, is intended to be or shall constitute or be construed as, an amendment to or modification of any employee benefit plan or arrangement of Seller Parent, Buyer, the Companies or any of their Affiliates or limit in any way the right of Seller Parent, Buyer, the Companies or any of their Affiliates to amend, modify or terminate any of their respective employee benefit plans or arrangements.

(g)           Seller Parent or its Affiliates (other than the Companies) shall be responsible for compliance with all applicable requirements of the Worker Adjustment and Retraining Notification Act or any similar state law arising out of, or relating to, any actions taken with respect to Business Employees at or before the Closing Date.

(h)           Sellers shall provide commercially reasonable assistance to Buyer in connection with any good faith efforts Buyer may make to enter into reasonably acceptable employment agreements (or amendments to employment agreements), effective as of the Closing Date, with certain key Business Employees designated by Buyer prior to the Closing Date.

(i)            Buyer shall provide any Continuing Business Employee whose employment with Buyer or its Affiliates is terminated by Buyer or its Affiliates within one year of the Closing with severance benefits which are no less than the severance benefits such Continuing Business Employee would have received if such Continuing Business Employee had remained employed by Sellers and had been terminated by Sellers on the date such Continuing Business Employee’s employment with Buyer or its Affiliates is terminated by Buyer or its Affiliates under Sellers’ severance pay policy as set forth on Schedule 6.10(i).

Section 6.11.          Investment Assets.  Prior to the Closing Date, each of the Homeland and York shall, and each of the Reciprocals and the Reciprocal Subsidiary may, sell, transfer or exchange all of their investment assets, other than those on deposit with Governmental Authorities, for cash and Cash Equivalents.  Seller shall ensure that, at the Closing, after giving effect to all of the transactions contemplated hereby and by the Ancillary Agreements, the investment assets of each of Homeland and York will consist solely of cash, Cash Equivalents and its assets on deposit with Governmental Authorities.

Section 6.12.          Intercompany Accounts; Related Party Transactions.

(a)           All intercompany accounts between (i) any Company, on the one hand, and Sellers and any of their Affiliates (other than the Companies), on the other hand, and (ii) any Management Company, on one hand, and any Reciprocal or the Reciprocal Subsidiary, on the other hand, will be settled pursuant to the terms of the applicable agreements on or before the Closing Date.

(b)           Other than with respect to the Contracts listed on Schedule 6.12(b), Seller Parent shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate, concurrently with the Closing, all Contracts constituting Related Party Transactions.

Section 6.13.          Bank Accounts.  Prior to the Closing Date, Sellers shall cause the Companies to change, effective as of the Closing, the individuals authorized to draw on or having access to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the Companies to the individuals designated in writing by Buyer no later than 15 Business Days prior to the Closing Date.

Section 6.14.          Transfers of Securities and Assets of the Companies.  From and after the date hereof, except as expressly permitted by Article III of this Agreement, Sellers shall not transfer, or permit any Encumbrance (other than any Encumbrance deemed to arise by virtue of this Agreement) on, any of the Shares, the Units, the Surplus Notes or the Associated Assets without the prior written consent of Buyer.

Section 6.15.          Pre-Closing Restructuring Transactions.

(a)           Sellers shall cause the Investment Management Agreements to be terminated, and all amounts due thereunder to be settled in full, as of the Closing Date.  Sellers shall use commercially reasonable efforts to cause its Affiliates to cooperate with Buyer in transitioning the investment management of the Companies and the custodianship of their respective investments to an investment manager and custodian designated by Buyer.

(b)           Sellers shall ensure that the commutations contemplated by the Commutation Agreements is effected in such a manner as to (i) cause all of the Insurance Policies written by Homeland or York to cease to be reinsured, as of the Closing Date, by any Seller or any Affiliate of any Seller, other than pursuant to the Excluded Business Reinsurance Agreements, (ii) cause all the reserves, including all unearned premium reserves and all loss reserves, associated with such Insurance Policies to be transferred to Homeland or York, as applicable, as of the Closing Date and (iii) ensure that no Insurance Policies, and no reserves associated with such Insurance Policies, be allocated to Homeland or York other than Subject Policies and Excluded Policies written by Homeland or York, as applicable.

Section 6.16.          Interim Financial Statements.

(a)           From and after the date hereof and through the Closing Date, Sellers shall furnish, or shall cause the Companies to furnish, as soon as reasonably practicable, to Buyer a copy of each annual statement or quarterly statement filed by any Insurance Company with their applicable Domiciliary Regulators after the date hereof, together in each case with any exhibits, schedules, amendments, supplements or notes thereto (collectively, the “Interim Statutory Statements”).  In the case of annual statutory financial statements for Adirondack Exchange and Skylands Consolidated, which require audited statutory basis financial statements to be filed with the applicable Domiciliary Regulators, Sellers shall furnish, or shall cause the Companies to furnish, as soon as reasonably practicable, to Buyer a copy of the audited financial statements.  From and after the date hereof and through the Closing Date, Sellers shall furnish, or shall cause the Companies to furnish, as soon as reasonably practicable, to Buyer a copy of the annual and quarterly GAAP financial statements of any of the Companies required to be prepared for existing regulatory or compliance purposes, or that may otherwise be prepared by the Sellers in the ordinary course of business, after the date hereof and the related income statement for the year or quarter and year-to-date period then ended (collectively, the “Interim GAAP Financial Statements”).  The Interim GAAP Financial Statements will be prepared in accordance with GAAP applied on a consistent basis during the periods involved and on a basis consistent with the preparation of the GAAP Financial Statements as of and for the period ending December 31, 2008.  In the case of annual GAAP financial statements for Adirondack Management and Skylands Management which require audited GAAP financial statements, Sellers shall furnish, or shall cause the Companies to furnish, as soon as reasonably practicable, to Buyer a copy of the financial statements Unaudited Interim Statutory Statements and the Interim GAAP Financial Statements (i) as of December 31, 2009 and for the year then ending shall be furnished no later than five Business Days after being filed with applicable regulatory authority; and (ii) as of the end of each quarterly period ending after December 31, 2009 (each a “Quarterly Period”) and for the quarter and year-to-date period then ended shall be furnished within five Business Days of being filed with the applicable regulators, as applicable.  Audited Interim Statutory Statements and the Interim GAAP Financial Statements as of December 31, 2009 and for the year then ending shall be furnished within five Business Days of being filed with the applicable Domiciliary Regulators and, in no case, no later than June 1, 2010.

(b)           The Interim Statutory Statements will be prepared from the Records of each applicable Insurance Company and will be filed with the applicable Domiciliary Regulators on forms prescribed or permitted by such Domiciliary Regulators.  The Interim Statutory Statements will be prepared in conformity with SAP applied on a consistent basis during the periods involved on a basis consistent with the Statutory Statements.  Each of the balance sheets included in the Interim Statutory Statements will present fairly in all material respects the financial position of the applicable Insurance Company as of its date and each of the statements of operations included in the Interim Statutory Statements will present fairly in all material respects the results of operations of the applicable Insurance Company for the period therein set forth, in each case in accordance with SAP applied on a consistent basis during the periods involved.

(c)           The Interim GAAP Financial Statements: (x) will be prepared using the Records and (y) will present fairly in all material respects the financial position and the results of operations of the Companies as of their respective dates and for the period ended.

Section 6.17.          Subsequent Financial Statements; Reference Balance Sheets.

(a)           Sellers shall (A) deliver to Buyer (i) as soon as practicable, but in any event prior to April 15, 2010, to the extent required by Regulations S-K or S-X promulgated by the SEC pursuant to the Exchange Act, audited combined financial statements of the Companies (the “Audited Financial Statements”) as of December 31, 2009, 2008 and 2007 and for the years then ended prepared in accordance with GAAP in a manner consistently applied, with such pro forma and other adjustments applied to such financial statements to enable Buyer and its Affiliates to comply with their obligations under Regulations S-X and S-K promulgated by the SEC pursuant to the Exchange Act, (ii) to the extent necessary in connection with any financing transaction undertaken by Buyer or as required by Regulations S-K or S-X promulgated by the SEC pursuant to the Exchange Act, to be included in a Form 8-K or other applicable periodic SEC filing, as soon as practicable, but in any event, within 45 days after the end of each quarterly period ending after December 31, 2009, unaudited financial statements of the Companies (the “Unaudited Financial Statements”) as of and for such quarterly periods prepared in accordance with GAAP in a manner consistently applied, with such pro forma and other adjustments applied to such financial statements to enable Buyer and its Affiliates to comply with their obligations under Regulations S-X and S-K promulgated by the SEC pursuant to the Exchange Act, (iii) (x) a pro forma combined balance sheet of the Acquired Companies as of December 31, 2009 prepared from and consistent with the Audited Financial Statements and the Pro Forma Balance Sheets and in accordance with GAAP that will present fairly, in all material respects, the value of the assets and liabilities of the Acquired Companies as of December 31, 2009, after giving effect to the Pro Forma Adjustments (the “Reference GAAP Balance Sheet”), (y) a pro forma combined balance sheet of Homeland and York as of December 31, 2009 prepared from and consistent with the statutory balance sheets as of December 31, 2009 included in the Interim Statutory Statements and the Pro Forma Balance Sheets and in accordance with SAP that will present fairly, in all material respects, the value of the combined assets and liabilities of the Acquired Companies as of December 31, 2009, after giving effect to the Pro Forma Adjustments (the “Reference SAP Balance Sheet”) and (z) a combined balance sheet of Adirondack Exchange and Skylands Consolidated as of December 31, 2009 prepared from and consistent with the statutory balance sheets as of December 31, 2009 included in the Interim Statutory Statements and the Historical Reciprocal Financial Statements and in accordance with SAP that will present fairly, in all material respects, the value of the combined assets and liabilities of the Reciprocals and the Reciprocal Subsidiary as of December 31, 2009 (the “Reference Reciprocals Balance Sheet”) and (iv) pro forma financial information of the Companies and other disclosures reasonably requested by Buyer in connection with any financing transaction undertaken by Buyer or required by such Regulations S-K or S-X to be included in a Form 8-K or other applicable periodic SEC filing, and (B) reasonably cooperate with Buyer, and use commercially reasonable efforts to cause their independent auditors to so cooperate with Buyer, in the preparation and filing of a Form 8-K, any registration statements or offering memorandum or any other applicable periodic SEC filing and the issuance of any comfort letter in connection with any financing transaction undertaken by Buyer.  Notwithstanding the foregoing, nothing in this Section 6.17 may be deemed to limit the representation and warranty set forth in Section 5.8 or otherwise to create a condition to Buyer’s obligations under this Agreement to the effect that Buyer shall have obtained any third party financing.

(b)           Upon delivery of the Audited Financial Statements, the Unaudited Financial Statements, the Reference GAAP Balance Sheet, the Reference SAP Balance Sheet and the Reference Reciprocals Balance Sheet pursuant to Section 6.17(a), Sellers will be deemed to have represented to Buyer, as of the date of such delivery and as of the Closing Date, that (i)

the Audited Financial Statements and the Unaudited Financial Statements have been derived from the Records of the Companies, and have been prepared in accordance with GAAP consistently applied; the balance sheets included in the Audited Financial Statements (the “Audited Balance Sheet”) and the Unaudited Financial Statements present fairly in all material respects the financial position of the Companies as at the date thereof; and that the income statements included in the Audited Financial Statements and the Unaudited Financial Statements present fairly in all material respects the results of operations of the Companies and (ii) the Reference GAAP Balance Sheet, the Reference SAP Balance Sheet and the Reference Reciprocals Balance Sheet have been derived from the Records of the Companies and the Renewal Rights Sellers after giving effect to the Pro Forma Adjustments, that they have been prepared in accordance with GAAP or SAP, as applicable, consistently applied, and that they have been prepared from and are consistent with the Audited Financial Statements and the Interim Statutory Statements as of December 31, 2009 and present fairly, in all material respects, the financial position of the Companies as of December 31, 2009 after giving effect to Pro Forma Adjustments.

(c)           The loss and loss adjustment expense reserves (including incurred but not reported reserves) of the Insurance Companies reflected on the Reference SAP Balance Sheet or the Reference Reciprocals Balance Sheet may not be less than the loss and loss adjustment expense reserves (including incurred but not reported reserves) provided by Sellers to Buyer in writing and set forth in Schedule 6.17(c).  Sellers shall cause the loss and loss adjustment expense reserves (including incurred but not reported reserves) of the Insurance Companies (i) to be determined and recorded as of quarter ends occurring after December 31, 2009 and as of the Closing Date (as reflected in the Estimated Statutory Balance Sheet, the Estimated Reciprocals Balance Sheet, the Final Statutory Balance Sheet and the Final Reciprocals Balance Sheet) using claims adjusting guidelines and actuarial methods consistent with those used as of December 31, 2009 and (ii) to be determined as of the Closing Date and reflected in the Estimated Statutory Balance Sheet, the Estimated Reciprocals Balance Sheet, the Final Statutory Balance Sheet and the Final Reciprocals Balance Sheet such that the ultimate loss and loss adjustment expense ratios for each Insurance Company for accident year 2009 and all prior accident years will not be lower than those recorded as of December 31, 2009 and reflected on the Reference SAP Balance Sheet or, with respect to the Reciprocals and the Reciprocal Subsidiary, the Reference Reciprocals Balance Sheet.  Sellers shall ensure that the loss and loss adjustment expense ratios for each Insurance Company for accident year 2010 will be determined and recorded using consistent claims adjusting guidelines and actuarial methods as utilized in the past and in accordance with the Description of Process used by Sellers to record loss and loss expense reserves set forth in Schedule 6.17(c-1).  The unreported patterns and loss ratios in use by each Insurance Company for accident year 2010 are set forth in Schedule 6.17(c-2), the reserves for adjusting or ULAE will be determined for pending claims using the costs per claims are set forth in Schedule 6.17(c-3) and the IBNR for ULAE will be recorded as a percentage of Gross Premiums Earned (GPE) as set forth in Schedule 6.17(c-4).  In the event of a dispute between the parties with respect to the loss and loss adjustment expense reserves or the loss adjustment expense ratios reflected on the Reference SAP Balance Sheet, the Reference Reciprocals Balance Sheet or the Proposed Final Balance Sheets that the parties, despite their good faith efforts, are unable to resolve within 30 days following either party’s providing written notice to the other party of the existence of such dispute, the parties shall refer such dispute to a nationally recognized independent actuary mutually acceptable to Buyer and the Seller Representative (the “Independent Actuary”) in accordance with the procedures set forth in Section 2.3(b).

Section 6.18.          Non-Competition; Non-Solicitation; Non-Hire.

(a)           In consideration of the benefits of this Agreement and the Ancillary Agreements to Sellers and in order to induce Buyer to enter into this Agreement, Sellers hereby covenant and agree that, for a period of 3.5 years after the Closing Date (the “Non-Compete Term”), neither they nor any of their Affiliates shall, without the prior written consent of Buyer and other than as expressly contemplated by this Agreement or any Ancillary Agreement, directly or indirectly, (i) operate, engage in, manage or own any Restricted Business in the Restricted Area, including by marketing, underwriting, issuing, placing or reinsuring any Insurance Policies that would have been Subject Policies if in effect on the date hereof, (ii) induce or persuade or attempt to induce or persuade any Policyholder to write or renew, or any agent or producer to place or to place the renewal of, any Subject Policy with any company other than Homeland, York and the Permitted Designees or (iii) induce or persuade or attempt to induce or persuade any Policyholder, agent, producer or other Person having business dealings with Sellers in connection with the Restricted Business to restrict or avoid entering into any business relationship or dealings with Buyer or any of its Affiliates (including the Company after the Closing) or any of the Permitted Designees; provided, however, that as to the Restricted Business referred to in clause (i) of this Section 6.18(a), the foregoing provisions shall not be applicable to:

(i)            Sellers and their Affiliates continuing or expanding their current specialty personal lines programs as described on Schedule 1.1B, including the specialty collector car and boat program and the businesses conducted by AutoOne Insurance Agency, Inc., AutoOne Insurance Company, AutoOne Management Company, Inc., AutoOne Select Insurance Company, Houston General Insurance Company, Houston General Insurance Exchange and Houston General Insurance Management Company or pursuing new specialty personal lines programs;

(ii)           Sellers and their Affiliates engaging in any other business as exists on or after the date hereof, other than that which constitutes the Restricted Business;

(iii)          Persons in which Sellers and their Affiliates have less than 10% ownership engaging in any business existing on or after the date hereof;

(iv)          Sellers and their Affiliates acquiring and operating any business concern in which revenues from the Restricted Business represent less than 10% of the total revenues of such concern;

(v)           Sellers and their Affiliates acquiring and operating any business concern in which revenues from Restricted Business exceed 10%, but do not exceed 50%, of the total revenues of such concern calculated based upon such concern’s revenues during the 12 month period immediately preceding the consummation of any such acquisition, provided that Sellers and their Affiliates shall use commercially reasonable best efforts to divest, within 12 months of such acquisition, the assets, properties and business so acquired representing at least the Restricted Business in excess of such 10%; or

(vi)          any business concern that acquires Seller Parent through merger or otherwise and regardless of the structure of the transaction, from engaging in the Restricted Business other than through Sellers and their Affiliates.

(b)           From the date hereof through the Closing Date, neither Sellers nor any of their respective Affiliates may directly or indirectly solicit to employ any Business Employee (other than, after the date specified in Section 6.10(a), a Business Employee who is not a Listed Employee) in any capacity whatsoever with respect to any period after the Closing Date without the express written consent of Buyer.  From and after the Closing Date (i) through the date that is six months after the Closing Date, neither Sellers nor any of their respective Affiliates may directly or indirectly employ or solicit to employ any employee of Buyer or its Affiliates in any capacity whatsoever and (ii) through the second anniversary of the Closing Date, neither Sellers nor any of their respective Affiliates may directly or indirectly employ or solicit to employ any Business Employee who is a Continuing Business Employee in any capacity whatsoever, in each case without the express written consent of Buyer.  The restrictions set forth in this Section 6.18(b) will not prohibit general, non-targeted solicitations of individuals whether or not such individuals are (or were at any time) employees of Buyer or its Affiliates.

(c)           Except as contemplated by Section 6.10(a), from and after the Closing Date (i) through the date that is six months after the Closing Date, neither Buyer nor any of its Affiliates may directly or indirectly employ or solicit to employ any employee of Sellers or their Affiliates in any capacity whatsoever and (ii) through the date on which the Transition Services Agreement is terminated or expires in accordance with its terms, neither Buyer nor any of its Affiliates may directly or indirectly employ or solicit to employ any employee of Sellers or their Affiliates set forth on a list of employees (identified prior to Closing by employee identification number) engaged in the provision of services to Buyer pursuant to the Transition Services Agreement delivered to Buyer at least ten days prior to Closing and updated in good faith by Seller Parent and Buyer on a monthly basis, in each case without the express written consent of Seller Parent.  The restrictions of this Section 6.18(c) shall not prohibit (A) general, non-targeted solicitations of individuals whether or not such individuals are (or were at any time) employees of Sellers or their Affiliates or (B) the employment or solicitation of any individual set forth on the list described in clause (ii) above who is terminated from employment by Sellers or their Affiliates or is removed by Sellers or their Affiliates from the provision of services to Buyer pursuant to the Transition Services Agreement.  Seller Parent shall provide written notice to Buyer of the termination of employment or removal from the provision of Services (as defined in the Transition Services Agreement) pursuant to the Transition Services Agreement of any individual set forth on the list described in clause (ii) above within five days after such termination or removal.

(d)           In consideration of the benefits of this Agreement and the Ancillary Agreements to Buyer and in order to induce Seller to enter into this Agreement, Buyer hereby covenants and agrees that Buyer shall cause the Companies not to, directly or indirectly, compete for or engage in the marketing, sale or distribution of any (i) until December 4, 2012, Insurance Policies to the policyholders identified on Schedule 6.18(d) or (ii) until December 4, 2011, commercial property, general liability, automobile, workers compensation, umbrella and associated liability insurance coverage in each case designed for and purchased by businesses to cover business risks and properties, other than those lines of business described in Schedule 1.1B; provided, however, that the foregoing will not prohibit or restrict (A) any business activity of Buyer or any Affiliate of Buyer other than, with respect to periods after the Closing, the Companies, or (B) any insurance company Affiliate of Buyer (including the Companies) from participating in any pooling or other reinsurance arrangement among Affiliates of Buyer.

Section 6.19.          Excluded Policies.

(a)           Prior to the Closing Date, Seller Parent shall cause the Insurance Companies to cease writing any new Excluded Policies (other than mandatory renewals of in-force Excluded Policies) and to non-renew as many of the Excluded Policies as is possible under Applicable Law.

(b)           From and after the Closing, (i) Buyer may cause the Insurance Companies to non-renew as many of the Excluded Policies as is allowed under Applicable Law and (ii) Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to remove any Impediments and to replace each of the Excluded Policies upon the expiration of its term.

Section 6.20.          Acquired Companies Statutory Capital; Management Companies; Reciprocals.

(a)           Sellers shall use their commercially reasonable efforts to cause the Acquired Companies Statutory Capital, after giving effect to the Pro Forma Adjustments, as of the date of the Estimated Statutory Balance Sheet and as of the Closing Date, to be as low as possible but in no event less than the minimum amount of Acquired Companies Statutory Capital required for each of Homeland and York to remain in compliance with the requirements for a licensed insurer in each of the jurisdictions in which it holds a Permit authorizing it to act as an insurer therein.  Except as required by Applicable Law, Sellers may not increase or permit to be increased the Acquired Companies Statutory Capital following the date hereof.

(b)           Sellers shall cause each of the Management Companies as of the Closing Date to own no assets other than the Skylands Management Agreement, the Adirondack Management Agreement and the other Contracts set forth on Schedule 6.20(b) and to have no Liabilities other than Liabilities arising under the express terms and conditions of the Skylands Management Agreement, the Adirondack Management Agreement and such other Contracts.

(c)           Between the date hereof and the Closing Date, Seller Parent shall cause the Management Companies not to permit the Reciprocals to make any payments of dividends or distributions other than (i) payments required in accordance with the terms of Insurance Policies and (ii) interest payments in respect of the Surplus Notes that will be taken into account in the calculation of the Estimated Purchase Price and the Final Purchase Price.

Section 6.21.          Transition Assistance; Transition Services Agreement.  Immediately following the date hereof subject to Applicable Law, Seller Parent shall use commercially reasonable efforts to cooperate and shall cause its Affiliates to use commercially reasonable efforts to cooperate with Buyer, and Buyer shall use commercially reasonable efforts to cooperate with Seller Parent and its Affiliates, in planning for executing and providing knowledge transfer with respect to transition and migration of the Acquired Companies and the Associated Assets (including the Data, systems, operations and administration) to Buyer as of the Closing, in accordance with a mutually agreed upon timetable and processes with such cooperation to include each of Sellers and the Companies (collectively) and Buyer (i) appointing a divestiture manager whose primary responsibilities include the planning and execution of transition, (ii) conducting a comprehensive review of the technology, business operations and administration capabilities to be transitioned or migrated, (iii) establishing transition teams, (iv) setting regular meetings of the transition teams, (v) making available appropriate knowledgeable business, operations, administration and technology personnel and any other personnel reasonably needed for such transition and migration planning, execution and knowledge transfer, and (vi) developing detailed project plans and budgets for migration and transition.

Section 6.22.          Data Separation.  Prior to the Closing, Seller Parent shall use commercially reasonable efforts and shall cause its Affiliates to use commercially reasonable efforts, with reasonable cooperation from Buyer, to separate sufficiently all personal, private or financial information about individual customers or consumers related to the Acquired Companies and the Associated Assets from any other information of Sellers or their Affiliates, whether by physical or logical separation of such data and information or by the use of contract, administrative, technical or physical oversights, mechanisms and processes, such that the Acquired Companies will comply with all Applicable Laws with respect to the privacy of such data and information.  The cost of such separation will be borne by Seller Parent.

Section 6.23.          Certain Intellectual Property Transfers.

(a)           At Closing, Sellers and Buyer shall enter into the Bill of Sale effecting the transfer to Buyer, the Companies or some other entity designated by Buyer all of Sellers’ respective rights in all Transferred Owned Intellectual Property not held in the name of any Company.

(b)           Prior to or at Closing, subject to obtaining all applicable consents, Seller Parent shall cause the Companies to transfer to Seller Parent or its Affiliates (other than the Companies) or some other entity designated by Seller Parent (i) all Owned Generally Used Intellectual Property held in the name of any Company and (ii) all licenses, agreements, contracts or arrangements related or applicable to Licensed Generally Used Intellectual Property held in the name of any Company.  Except for the rights expressly granted to Buyer in the Transition Services Agreement with respect to the services provided thereunder, no right, title or interest in or to any Owned Intellectual Property (other than Transferred Owned Intellectual Property) or Licensed Intellectual Property will be granted, transferred or assigned to Buyer in connection with this Agreement or any Ancillary Agreement.

Section 6.24.          Cooperation.  Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.  Each party hereto shall cooperate fully with the other in all reasonable respects and shall use commercially reasonable efforts to accomplish the objectives of this Agreement, including making available to each of their respective officers and employees for interviews and meetings with agents and Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time. The parties acknowledge that it is in their mutual best interests to refrain from making derogatory statements about each other and pledge to cooperate with each other to describe the transactions contemplated by this Agreement using terms that are as positive as may be permitted.

Section 6.25.          Actions with respect to York. Sellers shall use commercially reasonable efforts to cause York to be fully, finally and unconditionally released from all of its obligations under the Commercial Lines Agreement and any agreement or arrangement entered into in connection therewith or ancillary thereto, as of or prior to the Closing.

Section 6.26.          Release. Effective as of the Closing, each Seller, on behalf of itself and its Affiliates, releases and forever discharges each Company from any and all Losses, which such Seller or its Affiliates now has, has ever had or may hereafter have, against any Company arising from acts, omissions, events or circumstances occurring on or prior to the Closing, including for contribution or indemnification; provided, that nothing contained herein will release any obligation of any Company under this Agreement or under any Ancillary Agreement.

Section 6.27.          Lease Agreements. Each of Buyer, Sellers and Seller Parent agrees, during the period from the date hereof to the Closing Date, to negotiate in good faith and enter into the Lease Agreements at or prior to the Closing (to be effective as of the Closing) on terms and conditions acceptable to the parties and consistent with or more favorable to Buyer than those that would be negotiated with other tenants in an arms’-length transaction in the relevant market for office space, in the locations and for the term, monthly rental amount and square footage set forth on Schedule 6.27.

Section 6.28.          Tiered Claims. Without limiting Section 6.7, between the date hereof and the Closing Date, Buyer will be entitled to review all documentation and information as Buyer may reasonably request in connection with the Tiered Claims. Sellers agree to cooperate with Buyer prior to the Closing to determine the proper characterization of any of the Tiered Claims, and the parties shall work together in good faith to agree upon a final list of Tier 1 Claims as of the Closing Date (the “Tier 1 Pre-Closing Claims”), which Tier 1 Pre-Closing Claims will not include any Specified Litigation.

Section 6.29.          Records License. Buyer acknowledges that, in the conduct of performing Services under (and as defined in) the Transition Services Agreement, Sellers and their Affiliates may from time to time be required to access and use information and data relating to the Business included in the Records. In light of the foregoing, Buyer agrees that, from and after the Closing, Sellers and their Affiliates will be permitted to maintain copies, including copies maintained on any electronic or magnetic media or database, of the Records until such time as the Transition Services Agreement is terminated or expires in accordance with its terms. Effective as of the Closing, Buyer hereby grants to Sellers and their Affiliates a non-exclusive, revocable, fully paid-up, worldwide right and license to use the Records and all information and data contained therein as and solely to the extent required to perform the Services in accordance with the terms of the Transition Services Agreement.

ARTICLE VII

TAX MATTERS

Section 7.1.            Tax Indemnity.

(a)           From and after the Closing Date, Sellers shall be responsible for, and shall indemnify and hold Buyer and all of Buyer’s Affiliates, which for purposes of this Article VII, shall include the Companies (the “Buyer Tax Indemnified Parties”), harmless against all Losses relating to, arising out of, or resulting from (i) any liability for Taxes of or relating to the Excluded Policies; (ii) any liability for Taxes and related Losses imposed on or with respect to the Companies, the Associated Assets, the Subject Policies or the Accommodation Policies for any taxable period ending on or before the Closing Date, and for the portion of any Straddle Period ending on the Closing Date (a “Pre-Closing Tax Period”); (iii) any Taxes resulting from or attributable to the transactions contemplated by this Agreement or that are undertaken at the direction of or for the benefit of any Seller; (iv) Taxes for which Sellers are responsible pursuant to Section 7.5; (v) Taxes of a Person other than one of the Companies for which such Company may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-United States Tax law) as a result of being a member of any group which files or has filed a Tax Return on a consolidated, combined, or unitary basis for a taxable period ending on or before the Closing Date; and (vi) a breach or inaccuracy of warranty or representation under Section 4.9(a)(ii)(I) or 4.24 or the breach or nonperformance of any covenants or agreements relating to Tax matters set forth in this Agreement (determined without regard to any materiality, Material Adverse Effect or similar qualification); and (vii) all reasonable costs and expenses relating to the review, investigation, remediation, settlement, contest, adjudication and analysis of any matter relating to the Taxes and Losses described in clauses (i) — (vi) (clauses (i) - (vii) hereinafter referred to as the “Tax Losses”); provided, however, that Sellers’ liability for Tax Losses shall be reduced by an amount equal to the amount of any specific accrual expressly set forth on the Final GAAP Balance Sheet for such liability to the extent such accrual reduced the Final Purchase Price, and Sellers and Buyer agree that this proviso shall be interpreted in a manner that will not provide Sellers with any duplicated benefit relating to such accruals.

(b)           From and after the Closing Date, Buyer shall be responsible for, and shall indemnify and hold each Seller harmless against all Losses relating to, arising out of, or resulting from any liability for Taxes and related Losses imposed on or with respect to the Companies, the Associated Assets, the Subject Policies or the Accommodation Policies for any taxable period beginning after the Closing Date, and for the portion of any Straddle Period beginning after the Closing Date (a “Post-Closing Tax Period”).

(c)           For purposes of Sections 7.1(a) and 7.1(b), in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the

Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i)            in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with (and included) the Closing Date;

(ii)           in the case of Taxes that are based upon gross premiums deemed equal to the amount that would be payable with respect to the premium written as of the Closing Date; and

(iii)          in the case of Taxes imposed on a periodic basis with respect to the assets of any of the Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period and the remainder of such Taxes that are payable with respect to a Straddle Period shall be allocable to the portion of the period beginning after the Closing Date.

(d)           Notwithstanding any other provision of this Agreement, Sellers shall not be liable for (and Buyer shall pay, indemnify Sellers and their Affiliates against, and hold Sellers and their Affiliates harmless from) any Taxes imposed on or with respect to the Companies or the Associated Assets resulting from any transaction or event that is outside the ordinary course of business and occurs after the Closing but on the Closing Date.

Section 7.2.            Tax Returns and Payments.

(a)           Sellers and any applicable Affiliates thereof will, in accordance with Applicable Law, duly and timely prepare and file all Tax Returns required to be filed by or with respect to the Companies with respect to any Pre-Closing Tax Period, and all Tax Returns filed on a combined, consolidated, group, or unified basis that include Sellers or any Affiliate of Sellers other than the Companies and Buyer shall duly and timely prepare and file all other Tax Returns required to be filed by or with respect to the Companies. All Tax Returns with respect to any Pre-Closing Tax Period shall be prepared, completed, and filed in a manner consistent with past practices regarding such Tax Returns concerning the income, properties, or operations of the Companies (including elections and accounting methods and conventions), except as otherwise required by law or regulation or otherwise agreed to by Buyer and Sellers prior to the filing thereof. All Tax Returns with respect to any Pre-Closing Tax Period or Straddle Period shall correctly and accurately set forth the amount of any Taxes relating to the applicable period and the party preparing and filing such Tax Returns shall pay within the time and manner prescribed by law all Taxes due and payable with respect to such Tax Returns.  Sellers or Buyer (as the case may be) shall pay the other for any Taxes for which a Seller or Buyer, respectively, is liable pursuant to Section 7.1 but which are payable with any Tax Return to be filed by the other pursuant to this Section 7.2 upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Sellers or Buyer (as the case may be), at least 10 Business Days prior to the due date for paying such Taxes.

(b)           A nationally recognized “Big Four” independent registered public accounting firm other than PricewaterhouseCoopers LLP that (x) does not have a conflict of interest with respect to such engagement that is not waived by the parties and (y) is mutually acceptable to Buyer and the Seller Representative (such firm, the “Accounting Firm”) will conduct a complete review of the Surplus Notes to ascertain (i) whether there is substantial authority for the tax treatment previously claimed by the applicable Reciprocal with respect to any payments made or accrued with respect to such Surplus Notes (the “Claimed Treatment”) and, if the Accounting Firm concludes that there is not substantial authority for the Claimed Treatment, (ii) the proper tax treatment of any payments made or accrued with respect to such Surplus Notes (the “Proper Treatment”). Notwithstanding anything to the contrary in this Agreement, the parties agree that, if the Accounting Firm concludes that there is not substantial authority for the Claimed Treatment, the parties will file all Tax Returns consistent with the Proper Treatment and, as allowed by Applicable Law, will amend any prior Tax Returns to the extent necessary to reflect such Proper Treatment.  For the avoidance of doubt, Sellers will be responsible for any interest, fees, penalties and other Liabilities resulting from any amendment to a prior Tax Return required by this Section 7.2(b). Buyer, on one hand, and Sellers, on the other hand, shall share equally in the costs of engaging the Accounting Firm to conduct its review pursuant to this Section 7.2(b).

Section 7.3.            Tax Controversy.

(a)           The Buyer Tax Indemnified Parties will promptly notify Sellers in writing (a “Tax Claim Notice”) upon the discovery of any matter that may give rise to a claim for indemnity against a Sellers pursuant to Section 7.1(a) for which the Buyer Tax Indemnified Parties intend to seek indemnity pursuant to this Article VII (a “Tax Claim”); provided, however, that failure to comply with this clause shall affect Sellers’ indemnification obligation hereunder only to the extent that Sellers’ ability to control such Tax Claim is adversely and materially affected by such failure. A Tax Claim Notice shall contain a summary of the facts (set forth with reasonable specificity) underlying or relating to the relevant claim, any correspondence or notice received from any third party with respect thereto, a statement that the Buyer Tax Indemnified Parties seek indemnification for Taxes relating to such claim, and the basis thereof.

(b)           Upon providing written notice to Buyer within 15 days of receiving a Tax Claim Notice that acknowledges liability for all Taxes and Losses relating to the relevant Tax Claim, Sellers, at their expense, shall have the right to control the conduct of the defense of any Tax Claim that involves solely a matter for which Sellers shall be liable and against which Sellers are required to indemnify the Buyer Tax Indemnified Parties; provided that Buyer (at its expense) shall have the right to participate in the conduct of the defense of any Tax Claim controlled by Sellers. With respect to issues relating to a potential adjustment for which both Sellers (as evidenced by their acknowledgment under this paragraph) and the Buyer Tax Indemnified Parties could be liable, (i) each party may participate in the audit or proceeding and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this paragraph by Sellers and Buyer. Neither Buyer nor Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding that would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. Buyer (at its expense) shall control the conduct of all other Tax Claims. The Buyer Tax Indemnified Parties and Sellers agree to cooperate in the defense against or compromise of any claim in any audit or proceeding.

Section 7.4.            Tax Cooperation.

(a)           The parties will provide each other with such cooperation and information as either of them reasonably may request with respect to any Tax matter, at the expense of the requesting party. Such cooperation and information shall include providing signatures with respect to any Tax Returns that must be filed and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, and documents relating to rulings or other determinations by taxing authorities provided that Sellers shall not be required to disclose to Buyer any consolidated, combined, affiliated or unitary Tax Return which includes Sellers or any of their Affiliates or any Tax-related work papers, except, in each case, for materials or portions thereof that relate solely to the Companies. Each Seller shall make itself available to provide explanations of any documents or information provided hereunder. Each Seller, Buyer, and the Affiliates thereof shall retain all Tax Returns, schedules and work papers, records, and other documents in its possession relating to Tax matters of the Companies for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns. Prior to disposing of any such records, notice shall be given to the other party providing reasonable terms allowing such other party to take, at its sole expense, possession of such records.

(b)           Notwithstanding any provision to the contrary, the Buyer Tax Indemnified Parties shall not, except as required by Applicable Law, amend any Tax Returns relating to any Pre-Closing Tax Period without Sellers’ written consent, which shall not be unreasonably withheld. Buyer shall have no obligation (but shall have the right at Buyer’s sole discretion) to carry back any Tax attributes of the Buyer Tax Indemnified Parties to taxable periods ending on or prior to the Closing Date; provided, however, that, except as required by Applicable Law, Buyer shall not carry back any Tax attributes without Sellers’ written consent if such carryback could adversely affect Sellers. Any Tax refund (or equivalent benefit to Sellers through a reduction in Tax liability) arising out of such carryback shall be the property of Buyer and, if received by Sellers, shall be paid over promptly to Buyer. Any other Tax refund (including any interest with respect thereto) relating to the Companies for any taxable period prior to the Closing Date (except for any refund included on the Final GAAP Balance Sheet, which shall be the property of Buyer, and if paid to Sellers, shall be paid over promptly to Buyer) shall be the property of Sellers, and if received by any Buyer Tax Indemnified Party shall be paid over promptly to Sellers.

Section 7.5.            Transfer Taxes. Notwithstanding any other provision in this Agreement to the contrary, all stock transfer, real estate transfer, documentary, stamp, registration, filing, sales, use, recording, ad valorem, and other similar Taxes arising out of, or directly attributable to, the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne by Sellers regardless of whether any such Transfer taxes are levied on Sellers or Buyer. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by Sellers. In the event that any such Transfer Taxes are required under applicable law to be collected, remitted or paid by Buyer, or any of its Affiliates, Sellers, or their Affiliates, shall pay the amount of such Transfer Taxes to Buyer or its Affiliate, as applicable, at the Closing or thereafter, as applicable, as requested of or by Buyer or its Affiliate.

Section 7.6.            Miscellaneous.

(a)           Sellers and Buyer agree to treat all payments made by either of them under this Agreement as adjustments to the purchase price hereunder for Tax purposes and agree that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise.

(b)           At Buyer’s request, all tax-sharing agreements or arrangements among and between the Companies shall be terminated immediately prior to the Closing Date and shall have no continuing force or effect. Sellers and the Companies shall, unless otherwise directed by Buyer, terminate any power of attorney granted by or on behalf of any of the Companies, and any such terminated power of attorney shall have no continuing force or effect after the Closing Date.

(c)           Notwithstanding any provision in this Agreement to the contrary, all covenants, agreements, and indemnification matters contained in this Article VII and all representations and warranties of Sellers contained in Section 4.24 shall terminate 60 days after the expiration of all relevant statute of limitations (including all periods of extension, whether automatic or permissive) relating to such Taxes. The waiver by any party of any condition based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant, obligation, or agreement set forth in this Agreement, shall not affect such party’s right to indemnification or other remedy based on such representations, warranties, covenants, obligations, and agreements. Notice with respect to any claim in respect of any inaccuracy in or breach of any representation or warranty shall be in writing given to Sellers. Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 7.6(c) to the extent that the Buyer Tax Indemnified Parties shall have delivered to Sellers written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 7.6(c); provided, that after the delivery of any such notice, the Buyer Tax Indemnified Parties shall expeditiously pursue the resolution of such claim.

(d)           To the extent Treasury Regulations Section 1.502-36 is applicable to Seller Parent or Sellers with respect to the sale of the Companies, the common parent of any Affiliated Group that includes any of the Companies shall make the election provided under Treasury Regulations Section 1.1502-36 (including on a protective basis) to reduce the Tax basis that Sellers have in the shares of the Companies to prevent any reduction of any Tax attributes of the Companies, and such common parent company shall not make any election permitted under Treasury Regulations Section 1.1502-36 that would result in the reattribution of the Tax attributes of the Companies to such common parent company or any other member of any Affiliated Group that includes the Companies.

Section 7.7.            Tax Exclusivity. Anything in Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification relating to Tax matters (including indemnification for breach of the representations and warranties of Sections 4.9(a)(ii)(I) and 4.24) shall be governed exclusively by this Article VII and Section 9.4(h).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1.            Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Buyer to the extent permitted by Applicable Law:

(a)           (i) The representations and warranties of Seller Parent set forth in Section 4.2(a) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of a specified date, in which case, as of such specified date) and (ii) the other representations and warranties of Seller Parent set forth in this Agreement shall be true and correct (without giving effect to any limitations as to materiality or Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case, as of such specified date), except, in the case of this clause (ii) only, where the failure of such representations or warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)           Sellers shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date;

(c)           There shall not have occurred since December 31, 2008 any Material Adverse Effect;

(d)           (i) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect and no Action therefor initiated by any Governmental Authority shall be pending; and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby or thereby;

(e)           (i) the approvals of the Governmental Authorities required to consummate the transactions contemplated hereby and by the Ancillary Agreements the failure of which to obtain would cause such transactions to be a violation of Applicable Law (including required approvals from the Domiciliary Regulators) shall have been obtained and shall remain in full force and effect, provided, however, that no such approvals shall contain any Restrictive Conditions imposed on Buyer and (ii) if a filing required under the HSR Act is required to be made with respect to the transactions contemplated by this Agreement, the waiting period (and any extension of such period) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or shall have been terminated;

(f)            The third-party consents and approvals required to be obtained pursuant to Schedule 8.1(f) shall have been obtained and all such consents and approvals shall remain in full force and effect;

(g)           Each of the Adirondack Management Agreement and the Skylands Management Agreement shall be in full force and effect without any material restrictions, limitations or other material terms not in existence on the date of this Agreement; and

(h)           Sellers shall have made the deliveries (other than the Lease Agreements) required to be made by them under Section 3.3(a).

Section 8.2.            Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Sellers to the extent permitted by law:

(a)           (i) The representations and warranties of Buyer set forth in Sections 5.2(a) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of a specified date, in which case, as of such specified date) and (ii) the other representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (without giving effect to any limitations as to materiality contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of a specified date, in which case, as of such specified date), except, in the case of this clause (ii) only, where the failure of such representations and warranties to be so true and correct would not individually or in the aggregate reasonably be expected to prevent or materially delay the performance by Buyer of any of its obligations hereunder or by Buyer or any Affiliate of Buyer that is a party to any Ancillary Agreement under any Ancillary Agreement;

(b)           Buyer shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c)           (i) the approvals of the Governmental Authorities required to consummate the transactions contemplated hereby and by the Ancillary Agreements the failure of which to obtain would cause such transactions to be a violation of Applicable Law (including required approvals from the Domiciliary Regulators) shall have been obtained and shall remain in full force and effect, provided, however, that no such approvals shall contain any Restrictive Conditions imposed on Sellers and (ii) if a filing required under the HSR Act is required to be made with respect to the transactions contemplated by this Agreement, the waiting period (and any extension of such period) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or shall have been terminated;

(d)           (i) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect and no Action therefor initiated by any Governmental Authority shall be pending; and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby or thereby; and

(e)           Buyer shall have made the deliveries (other than the Lease Agreements) required to be made by it under Section 3.3(b).

Section 8.3.            Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such party to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1.            Survival. The representations and warranties of Seller Parent set forth in Section 4.25 (Employee Matters) shall survive until 120 days after the expiration of all the applicable statutes of limitations (including all periods of extension, whether automatic or permissive), and the representations and warranties of the parties set forth in Sections 4.1 (Organization and Related Matters) (in each case limited to only the first and second sentence of each subsection), 4.2(a) (Authority; No Violation), 4.4(a), (b) and (c) (Securities Ownership), 4.5 (Subsidiaries), 4.20 (Title to Assets), 4.33 (No Broker), 5.1 (Organization and Related Matters), 5.2 (Authority; No Violation), 5.5 (Investment Intent of Buyer), 5.6 (Investment Company), and 5.7 (No Broker) shall survive the Closing without limitation as to time. All other representations and warranties of the parties set forth in this Agreement shall terminate and expire on the date that is 18 months after the Closing Date. Further, (i) the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing (“Post-Closing Covenants”) shall survive for the period provided in such covenants and agreements, if any, or until fully performed, plus an additional 12 months and (ii) the covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing (“Pre-Closing Covenants”) shall terminate on the date that is 18 months after the Closing Date. The waiver by any party of any condition based on the accuracy of any representation or warranty set forth in this Agreement, or on the performance of or compliance with any covenant, obligation or agreement set forth in this Agreement, shall not affect such party’s right to indemnification or other remedy based on such representations, warranties, covenants, obligations and agreements.

Notice with respect to any claim in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement shall be in writing and shall be given to the party against which such claim is asserted. Any representation, warranty, covenant or agreement shall survive the time it would otherwise terminate pursuant to this Section 9.1 to the extent that the party claiming indemnification for a breach thereof has delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 9.1.

Section 9.2.            Indemnification.

(a)           Subject to Sections 9.1, 9.2(b)-(d) and 9.4, Seller Parent shall indemnify Buyer and its Affiliates (including, after the Closing, the Companies), and their respective successors and assigns (each, a “Buyer Indemnitee”), against, hold each Buyer Indemnitee harmless from and pay to any Buyer Indemnitee as and when incurred, any Losses arising out of or relating to (i) any breach by Seller Parent of any of its representations or warranties contained herein; (ii) any breach by Sellers of any of their covenants or agreements contained herein; (iii) the Excluded Liabilities and (iv) the Excluded Policies.

(b)           Subject to Section 9.4, Seller Parent shall not be required to indemnify, hold harmless or pay any Buyer Indemnitee for Losses under Section 9.2(a)(i), (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $10,000 (nor shall any such claim or series of related claims that does not meet the $10,000 threshold be applied to or considered for purposes of calculating the aggregate amount of Losses for which Seller Parent has responsibility under Section 9.2(a)(i)); (ii) unless the cumulative aggregate amount of all such Losses for which Seller Parent would, but for this Section 9.2(b), be liable exceeds an amount equal to 0.75% of the Final Purchase Price (the “Indemnification Basket”), and then Seller Parent will only be required to indemnify any Buyer Indemnitee for Losses under Section 9.2(a)(i) for the amount of such excess; and (iii) in a cumulative aggregate amount in excess of 25% of the Final Purchase Price (the “Indemnification Cap”). Finally, notwithstanding anything to the contrary contained herein, Seller Parent shall not be required to indemnify, defend or hold harmless any Buyer Indemnitee against, or reimburse any Buyer Indemnitee and shall not have any liability for, any Losses pursuant to Section 9.2(a)(i) in a cumulative aggregate amount exceeding the Final Purchase Price.

(c)           The limitations set forth in Section 9.2(b) will not apply to Losses based upon, arising out of or otherwise in respect of (i) a breach of the representations and warranties in Sections 4.1, 4.2(a), 4.4(a), (b) and (c), and 4.33 hereof (except that the limitations set forth in the last sentence of Section 9.2(b) will apply to such Losses notwithstanding the foregoing), (ii) the Excluded Liabilities, (iii) the Excluded Policies and (iv) the rights and obligations of the parties with respect to indemnification relating to Tax matters (including indemnification for breach of the representations and warranties of Section 4.24) governed by Article VII.

(d)           Notwithstanding anything to the contrary in this Agreement, Seller Parent will not be required to indemnify any Buyer Indemnitee for any Losses arising out of or relating to a breach of the representations and warranties in this Agreement if and to the extent that such

Losses are reflected, reserved for or accrued on the Final GAAP Balance Sheet or the Final Statutory Balance Sheet.

(e)           Subject to Sections 9.1 and 9.4, Buyer shall indemnify Sellers and their directors, officers, employees and Affiliates, and their respective successors and assigns (each, a “Seller Indemnitee”), against, hold each Seller Indemnitee harmless from and pay to each Seller Indemnitee as and when incurred, any Losses arising out of or relating to (i) any breach by Buyer of any of its representations or warranties contained herein and (ii) any breach by Buyer of any of its covenants or agreements contained herein; provided, however, that Buyer shall not be required to indemnify any Seller Indemnitee for Losses under Section 9.2(e)(i) of this Agreement unless the cumulative aggregate amount of all Losses for which Buyer would, but for this proviso, be liable under Section 9.2(e)(i), does not exceed the Indemnification Basket on a cumulative basis, and then Buyer will only be required to indemnify any Seller Indemnitee for Losses under Section 9.2(e)(i) of this Agreement for the amount of such excess; and provided, further, that Buyer shall not be liable in the aggregate under Section 9.2(e)(i) for any Losses in excess of the Indemnification Cap (other than Losses based upon, arising out of or otherwise in respect of a breach of the representations and warranties in Sections 5.1, 5.2, 5.5, 5.6 and 5.7). Notwithstanding anything to the contrary contained herein, Buyer shall not be required to indemnify, defend or hold harmless any Seller Indemnitee against, or reimburse any Seller Indemnitee and shall not have any liability for, any Losses pursuant to Section 9.2(e)(i) in a cumulative aggregate amount exceeding the Final Purchase Price.

Section 9.3.            Indemnification Procedures.

(a)           Upon any Person entitled to be indemnified under this Article IX (the “Indemnified Person”) becoming aware of a fact, condition or event for which indemnification is provided under this Article IX, the Indemnified Person will with reasonable promptness notify the Person from whom indemnification is sought (the “Indemnifying Person”) in writing of such fact, condition or event; provided, that the failure to provide such notice will not limit the Indemnified Person’s right to indemnification hereunder except to the extent that the Indemnifying Person is actually materially prejudiced thereby. If such fact, condition or event is the assertion of a claim by a third party, the Indemnifying Person will be entitled to assume the defense of such claim. Notwithstanding the Indemnifying Person’s election to assume the defense or investigation of such claim, the Indemnified Person will have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding at its own expense. An Indemnifying Person who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Persons with respect to such claim.

(b)           No Indemnifying Person may settle any claim that would give rise to liability on the part of the Indemnifying Person under this Article IX without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld; provided that an Indemnified Person shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such Indemnified Person other than financial obligations for which such Indemnified Person will be indemnified hereunder. No Indemnifying Person shall consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Person of a release from all liability in respect to such claim or litigation.  Whenever the Indemnified Person or the Indemnifying Person receives a firm offer to settle a claim for which indemnification is sought under this Article IX, it shall promptly notify the other of such offer.

Section 9.4.                                   Certain Limitations.

(a)                                  For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty (other than the representations and warranties set forth in Sections 4.6 and 4.9(c) shall be determined without regard to any materiality, Material Adverse Effect or similar qualification.

(b)                                 The representations, warranties and covenants of Sellers and Buyer Indemnitees’ rights to indemnification with respect thereto will not be affected or deemed waived by reason of any investigation made or knowledge obtained by or on behalf of such Buyer Indemnitee (including by any of its advisers, consultants or representatives).

(c)                                  Notwithstanding any provision of this Agreement or any Ancillary Agreement to the contrary, nothing herein or therein will limit in any way any party’s remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby or thereby.

(d)                                 No party to this Agreement (or any of its Affiliates) will, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages, other than punitive damages paid or payable to a third party.

(e)                                  Each party hereto acknowledges and agrees that (i) prior to the Closing, other than in the case of intentional breach or fraud by Sellers or their Affiliates, the sole and exclusive remedy of Buyer for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder shall be, in the event that each of the conditions set forth in Article VIII has not been satisfied or waived, refusal to close the transactions contemplated by this Agreement; and (ii) following the Closing, other than Losses arising from fraud, (A) the indemnification provisions of this Article IX and, with respect to Taxes for which an indemnity is provided under Article VII, Article VII shall be (1) the sole and exclusive remedies of the parties hereto for any breach of the representations or warranties contained in this Agreement and (2) the sole and exclusive monetary remedies of the parties hereto for any breach of any covenant or agreement contained in this Agreement and (B) notwithstanding anything to the contrary contained herein, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated by this Agreement.

(f)                                    If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”).  If the Indemnifying Party so requests within sixty (60) days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts (which shall not include the obligation to institute or defend any action) to collect the maximum amount of insurance proceeds thereunder, in which event all such proceeds actually received (net of deductibles, co-payments or other costs incurred the Indemnified Party (including increased premiums on such related Insurance Policies) in seeking such collection) shall be considered “Eligible Insurance Proceeds.”

(g)                                 Any amount payable by an Indemnifying Party pursuant to this Article IX shall be reduced by any Eligible Insurance Proceeds.  In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds or any other amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article IX, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the sum of any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.

(h)                                 Any indemnity payment made by an Indemnifying Party under this Agreement shall be adjusted to account for any Taxes imposed upon the receipt of such payment and shall be reduced by the amount of any Tax Benefit realized by the Indemnified Party or any Affiliate thereof arising out of the Loss for which the indemnification payment is being made.  For purposes of determining the amount of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay Tax at the highest United States federal income tax corporate marginal rate in effect in the year such indemnifiable loss is incurred and shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under applicable Law after taking into account all other Tax attributes of such indemnified party and the projected utilization of such Tax attributes as computed by the recipient of such Tax Benefit. If a Tax Benefit resulting from an indemnifiable loss is available in multiple Tax years, the amount of such Tax Benefit for purposes of this Section 9.4(h) shall be the net present value of all of such available Tax Benefits, calculated by using a discount rate equal to the long-term applicable federal rate for the month in which such indemnifiable loss is incurred.

(i)                                     The parties hereto shall treat any indemnification payment made under this Agreement as an adjustment to the Final Purchase Price.

Section 9.5.                                   Tax Indemnification.  Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification relating to Tax matters (including indemnification for breach of the representations and warranties of Sections 4.9(a)(ii)(I) and 4.24) will be governed exclusively by Article VII and Section 9.4(h).

ARTICLE X

TERMINATION

Section 10.1.                             Termination.

(a)                                  This Agreement may be terminated only as follows:

(i)                                     by mutual written consent of Buyer and the Seller Representative;

(ii)                                  at the election of either Buyer or Sellers, if the Closing Date has not occurred on or before December 31, 2010; provided that no party shall be entitled to terminate this Agreement pursuant to this Section 10.1(a)(ii) if such party’s failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur;

(iii)                               by either Buyer or Sellers if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that no party shall be entitled to terminate this Agreement pursuant to this Section 10.1(a)(iii) if such party’s failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the entry of such order, decree or ruling; or

(iv)                              (A) by Buyer, if at any time there has been an inaccuracy in or breach of any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement that would cause the failure of a condition set forth in Section 8.1 and such inaccuracy or breach is (1) not capable of being cured prior to the Closing or (2) capable of being cured prior the Closing and is not so cured within 45 days after the Seller Representative shall have received notice of such inaccuracy or breach from Buyer, or (B) by Sellers, if, at any time there has been an inaccuracy in or breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement that would cause the failure of a condition set forth in Section 8.2 and such inaccuracy or breach is (1) not capable of being cured prior to the Closing or (2) capable of being cured prior the Closing and is not so cured within 45 days after Buyer shall have received notice of such inaccuracy or breach from the Seller Representative.

(b)                                 The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

Section 10.2.                             Obligations upon Termination.  In the event that this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (i) as set forth in Sections  6.3, 6.5 and 10.3(a) and (b) and Article XI and (ii) that nothing herein will relieve any party from liability for any intentional and material breach of this Agreement.

Section 10.3.                             Termination Fee.

(a)                                  Notwithstanding Section 10.2, (i) if this Agreement is terminated by Buyer pursuant to Section 10.1(a)(iv)(A), then Seller Parent shall pay to Buyer, within five Business Days after the date of such termination, as liquidated damages and not as penalty, a termination fee equal to $10,000,000 (the “Termination Fee”) by Wire Transfer and (ii) if this Agreement is terminated by Sellers pursuant to Section 10.1(a)(iv)(B), then Buyer shall pay, as liquidated damages and not as penalty, the Termination Fee to the Seller Representative on behalf of all Sellers by Wire Transfer within five Business Days after the date of such termination.  The payment of the Termination Fee by Buyer will be the exclusive remedy of Sellers for Losses arising as a result of any actions taken as set forth on Schedule 6.1(B).  Subject to the preceding sentence, the payment by any party of the Termination Fee shall not be an exclusive remedy for purposes of this Agreement and shall in no way limit any rights of the party receiving the Termination Fee from bringing any Claim with respect to any matter described in Section 10.2(i) or Section 10.2(ii) and receiving an award of any remedy with respect thereto; provided, however, that the amount of any damages award received by such party shall be reduced by the amount received by such party in respect of the Termination Fee (excluding any amount received pursuant to Section 10.3(b)).

(b)                                 The parties hereto acknowledge that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not have entered into this Agreement.  Accordingly, if either party fails to pay the Termination Fee when due under this Section 10.3 and the other party successfully obtains a judgment against such party for the amount of such Termination Fee, such non-breaching party will also be entitled to all reasonable out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel, financial advisers, actuaries and accountants) incurred by such party in connection with such suit, together with interest on the amount of such judgment from the date the Termination Fee was first required to be paid under this Section 10.3 to the date of actual payment at a rate per annum equal to rate applicable to the prime rate published in The Wall Street Journal on the date the Termination Fee was first required to be paid under this Section 10.3 plus 4%, compounded quarterly.

ARTICLE XI

MISCELLANEOUS

Section 11.1.                             No Strict Construction Against the Drafter.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 11.2.                             Waivers and Amendments; Remedies.  This Agreement may not be amended, superseded, canceled, renewed or extended, and the terms hereof may not be waived, except by a written instrument signed by each of Buyer, the Seller Representative or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  Subject to Article X and any other limitations expressly set forth herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.3.                             Entire Agreement.  This Agreement and the Confidentiality Agreement (which if not earlier terminated in accordance with its terms shall automatically terminate as of the Closing) and, upon the Closing, the Ancillary Agreements constitute the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersede all prior agreements and understandings (including that certain letter agreement dated December 16, 2009 by and between Buyer and OneBeacon LLC), written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 11.4.                             Interpretation.

(a)                                  The parties acknowledge and agree that they may pursue judicial remedies at law in the event of a dispute with respect to the interpretation or construction of this Agreement.  In the event that an alternative dispute resolution procedure is provided for in any of the Ancillary Agreements or any other agreement contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such Ancillary Agreement, the dispute resolution procedure provided for in such Ancillary Agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b)                                 The Exhibits and Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein.  When reference is made in this Agreement to any Section, Exhibit or Schedule, such reference is to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated.  A disclosure by Seller Parent in any Seller Schedule contained herein shall be deemed to be disclosed in any other Seller Schedule as to which it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Seller Schedule, notwithstanding the absence of a reference or cross-reference thereto.  The table of contents and headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

(c)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.  The words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated.  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References to “dollars” or “$”are to lawful currency of the United States.  References to periods “from” or “through” any date mean, unless otherwise specified, from and including or through and including, respectively.  Any reference to “days” means calendar days unless Business Days are expressly specified.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 11.5.                             Construction.  The parties intend for each representation, warranty, covenant, obligation, agreement and condition contained herein to have independent significance.  If any party has breached or violated or not fulfilled, or if there is an inaccuracy in, any representation, warranty, covenant, obligation, agreement or condition contained herein in any respect, the fact that there exists another representation, warranty, covenant, obligation, agreement or condition relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached or violated, has fulfilled or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, not fulfilled or there is an inaccuracy in, the other representation, warranty, covenant, obligation, agreement or condition.

Section 11.6.                             Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, that provision will be interpreted to be only as broad as is enforceable.

Section 11.7.                             Notices.  All notices and other communications hereunder will be in writing, will be given by one or more of the following means and will be deemed given:  (a) when delivered, if delivered in person, (b) upon confirmation of receipt if transmitted by facsimile, or (c) on the Business Day on which delivered by an express courier (with confirmation) (or, if not delivered by on a Business Day, on the next Business Day), if delivered, in each case to a party at its address listed below (or at such other address as such party shall deliver to the other party by like notice):

To Sellers or the Seller Representative at:

OneBeacon Insurance Group, Ltd.
1 Beacon Lane
Canton, MA 02021
Attention:  Bradford W. Rich

Senior Vice President and General Counsel

With a concurrent copy to:

Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
Facsimile:  (312) 701-7711
Attention:  Edward S. Best

Andrew J. Noreuil

To Buyer:

Tower Group, Inc.
120 Broadway, 31st Floor
New York, NY 10271
Attention:  Elliot S. Orol

Senior Vice President and General Counsel

With a concurrent copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Facsimile:  (212) 259-6333
Attention:  Jeffrey S. MacDonald

Elizabeth B. Bannigan

Section 11.8.                             Seller Representative.

(a)                                  Each Seller hereby constitutes and appoints OneBeacon LLC to act as its representative for all purposes under this Agreement and the Ancillary Agreements (OneBeacon LLC, in such capacity, the “Seller Representative”), and the Seller Representative hereby accepts such appointment.  Each Seller hereby irrevocably constitutes and appoints, with full power of substitution, the Seller Representative as its true and lawful attorney-in-fact, with full power and authority in such Seller’s name, to take all actions required or permitted to be taken hereunder or under the Ancillary Agreements, and to otherwise act on behalf of, and to bind, each Seller for all purposes under this Agreement or under the Ancillary Agreements, including with respect to the receipt of proceeds or any other receivables hereunder, administering any indemnification matter on behalf of Sellers, including agreeing to the settlement of any indemnification matter and otherwise handling and negotiating indemnification matters.  Each Seller acknowledges that this Section 11.8 is intended to promote the efficient negotiation and handling of matters arising under or in connection with this Agreement and the Ancillary Agreements.  Buyer will be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Seller Representative on behalf of Sellers and will not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Seller Representative.  Without limiting the generality of the foregoing, each Seller hereby irrevocably constitutes and appoints, with full power of substitution, the Seller Representative as its true and lawful attorney-in-fact, with full power and authority in such Seller’s name, place and stead, to execute, certify, acknowledge, deliver, file and record all agreements, certificates, instruments and other documents and any amendment thereto, and take any other action which the Seller Representative deems necessary or appropriate in connection with Sellers’ or the Seller Representative’s obligations under this Agreement and the Ancillary Agreements.  The appointment of the Seller Representative by each Seller as such Person’s attorney-in-fact will be deemed to be a power coupled with an interest and will survive the bankruptcy or dissolution of Seller giving such power.  The arrangements between Sellers and the Seller Representative set forth in this Section 11.8 are made in consideration of the Seller Representative’s acceptance of its appointment as the Seller Representative.

(b)                                 In the event that the Seller Representative becomes unable to perform its responsibilities hereunder, Sellers shall promptly select another representative to fill such vacancy and such substituted representative shall be deemed to be the Seller Representative for all purposes of this Agreement and the Ancillary Agreements and the document delivered pursuant hereto and thereto.

(c)                                  All actions, decisions and instructions of the Seller Representative in accordance with the power and authority granted to it under the terms of this Agreement and the Ancillary Agreements will be conclusive and binding upon all Sellers and will be deemed authorized, approved, ratified and confirmed by Sellers, having the same force and effect as if performed pursuant to the direct authorization of such Sellers, and no Seller will have any cause of action against the Seller Representative for any action taken, decision made or instruction given by the Seller Representative under this Agreement or under the Ancillary Agreements.

(d)                                 The provisions of this Section 11.8 will be binding upon the legal representatives, and successors of each Seller, and any references in this Agreement to a Seller will mean and include the successors to such Person’s rights hereunder.

Section 11.9.                             Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement related to the closing of the transactions contemplated hereby were not performed in accordance with their specific wording or were otherwise breached.  It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto will be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity, and each of the other parties hereto agrees that it will not oppose the granting of such relief on the basis that there is an adequate remedy available at law.

Section 11.10.                       No Third Party Beneficiaries; Binding Effect.  Except as provided in Article IX, nothing in this Agreement is intended or shall be construed to confer upon any Person, including any Business Employee or any employee of the Companies, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement or any part hereof.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or Liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Seller Representative, except that before or after the Closing, Buyer shall have the right, without such consent, to assign to one or more Subsidiaries of Buyer its rights and obligations under this Agreement or any of the Ancillary Agreements; provided that no such assignment shall relieve Buyer of its obligations hereunder or thereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.11.                       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.  Delivery of an executed counterpart by facsimile or other means of electronic transmission will have the same effect as manual delivery thereof.

Section 11.12.                       Governing Law.

(a)                                  This Agreement and any dispute arising out of this Agreement or any Ancillary Agreement will in all respects be construed in accordance with and governed by the laws of the State of New York applicable to contracts made in the State of New York to be performed in the State of New York.

(b)                                 Any proceeding brought with respect to this Agreement or any Ancillary Agreement must be brought in any court of competent jurisdiction located in New York County and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

Section 11.13.                       Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  11.13.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

ONEBEACON INSURANCE GROUP, LTD.

By:	/s/ Jane E. Freedman
Name: Jane E. Freedman
Title: Secretary

ONEBEACON INSURANCE GROUP LLC

By:	/s/ T. Michael Miller
Name: T. Michael Miller
Title: President and Chief Executive Officer

ONEBEACON AMERICA INSURANCE COMPANY
By:	/s/ T. Michael Miller
Name: T. Michael Miller
Title: President and Chief Executive Officer

THE EMPLOYERS’ FIRE INSURANCE COMPANY

By:	/s/ T. Michael Miller
Name: T. Michael Miller
Title: President and Chief Executive Officer

THE CAMDEN FIRE INSURANCE ASSOCIATION

By:	/s/ T. Michael Miller
Name: T. Michael Miller
Title: President and Chief Executive Officer

HOMELAND INSURANCE COMPANY OF NEW YORK

By:	/s/ T. Michael Miller
Name: T. Michael Miller
Title: President and Chief Executive Officer

ONEBEACON INSURANCE COMPANY

By:	/s/ T. Michael Miller
Name: T. Michael Miller
Title: President and Chief Executive Officer

ONEBEACON MIDWEST INSURANCE COMPANY

By:	/s/ T. Michael Miller
Name: T. Michael Miller
Title: President and Chief Executive Officer

PENNSYLVANIA GENERAL INSURANCE COMPANY

By:	/s/ T. Michael Miller
Name: T. Michael Miller
Title: President and Chief Executive Officer

NORTHERN ASSURANCE COMPANY OF AMERICA

By:	/s/ T. Michael Miller
Name: T. Michael Miller
Title: President and Chief Executive Officer

TOWER GROUP, INC.

By:	/s/ Michael H. Lee
Name: Michael H. Lee
	Title:	Chairman of the Board, President and Chief Executive Officer